   As filed with the Securities and Exchange Commission on June 15, 2001

                                                      Registration No. 333-47376
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                                  -----------

                              AMENDMENT NO. 6

                                       TO
                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                                  -----------

                        MULTILINK TECHNOLOGY CORPORATION
                        (Name of issuer in its charter)
                                  -----------

            California                          3674                          95-4522566
 (State or Other Jurisdiction of    (Primary Standard Industrial           (I.R.S. Employer
  Incorporation or Organization)     Classification Code Number)         Identification Number)

                          300 Atrium Drive, 2nd Floor
                           Somerset, New Jersey 08873
                                 (732) 537-3700
   (Address and telephone number of principal executive offices and principal place of business)

                             Richard N. Nottenburg
                     President and Chief Executive Officer
                          300 Atrium Drive, 2nd Floor
                           Somerset, New Jersey 08873
                                 (732) 537-3700
           (Name, address and telephone number of agent for service)
                                  -----------
                  Copies of all communications to be sent to:

              Mark J. Kelson, Esq.                         William J. Whelan III, Esq.
    Allen Matkins Leck Gamble & Mallory LLP                  Cravath, Swaine & Moore
      1901 Avenue of the Stars, Suite 1800                       Worldwide Plaza
         Los Angeles, California 90067                          825 Eighth Avenue
                 (310) 788-2400                              New York, New York 10019
                                                                  (212) 474-1000

                                  -----------
   Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

   If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]
   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]
   If delivery of the prospectus is expected to be made pursuant to Rule 434, check the following box. [_]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------
 Title of Each Class of                 Proposed     Proposed Maximum
    Securities to be     Amount to be Maximum Price Aggregate Offering      Amount of
       Registered         Registered   Per Unit(1)     Price(1)(2)     Registration Fee(3)
------------------------------------------------------------------------------------------
Class A Common Stock,
 $0.0001 par value......  9,200,000      $10.00        $92,000,000           $24,288
------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------

(1) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act.
(2) Includes proceeds from the sale of shares which the Underwriters have the option to purchase to cover over-allotments, if any.
(3) Previously paid.

   The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+The information in this prospectus is not complete and may be changed. We may + +not sell these securities until the registration statement filed with the + +Securities and Exchange Commission is effective. This prospectus is not an + +offer to sell these securities and it is not soliciting an offer to buy these +
+securities in any state where the offer or sale is not permitted.             +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                SUBJECT TO COMPLETION, DATED JUNE 15, 2001


                                8,000,000 Shares

                    [MULTILINK TECHNOLOGY CORPORATION LOGO]

                              Class A Common Stock

                                   --------

  Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price is expected to be between $8.00 and $10.00 per share. We have been approved to list our Class A common stock on The Nasdaq National Market under the symbol "MLTC."

  The underwriters have an option to purchase a maximum of 1,200,000 additional shares to cover over-allotments of shares.

  Investing in our Class A common stock involves risks. See "Risk Factors" on page 5.

                                                         Underwriting     Proceeds
                                             Price to    Discounts and       to
                                              Public      Commissions    Multilink
                                            ----------   -------------   ----------
Per Share..................................    $              $             $
Total......................................   $             $              $

  Delivery of the shares of Class A common stock will be made on or about
     , 2001.

  Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Credit Suisse First Boston

             Salomon Smith Barney

                                                      Thomas Weisel Partners LLC

                  The date of this prospectus is       , 2001.

                              [inside front cover]

   The inside front cover page of the prospectus starts with the Multilink name and logo in the upper left corner of the page. The logo is a square with a squiggly line across it. The name is printed in two lines to the right of the square, with "Multilink" on the first line and "Technology Corporation" on the second.

   The background of the page is an enlarged picture of a circuit on a daughter board. In front of the board are three globes of the Earth each slightly overlapping the next, placed horizontally across the middle of the page.

   Running vertically near the right side of the page are four ovals, each containing a photograph(s) of a Multilink product. Starting from the top, the first oval has two pictures of integrated circuits of different sizes, the second a daughter board, the third two modules of different sizes, the fourth and last another daughter board of a different design than the previous daughter board.

   Toward the bottom left of the page and overlapping the leftmost of the globes is a depiction of a fiber optic strand. Above that, and somewhat to the left of the center of the page, are the words "Advanced Component Solutions for High-Speed Optical Networks" divided into four horizontal lines. Below this phrase and close to the horizontal center of the page is the following sentence, divided into six lines and in a font approximately half the size of the previous phrase: "Multilink designs, develops and markets advanced integrated circuits, modules and higher-level assemblies that enable next generation optical networking systems."

                                 ------------

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
Prospectus Summary.......................................................   1
Risk Factors.............................................................   5
Special Note Regarding Forward-
 Looking Statements......................................................  18
Use of Proceeds..........................................................  19
Dividend Policy..........................................................  19
Capitalization...........................................................  20
Dilution.................................................................  21
Selected Consolidated Financial Data.....................................  22
Management's Discussion and Analysis of Financial Condition and Results
 of Operations...........................................................  24
Business.................................................................  33

                                                                            Page
                                                                            ----
Management.................................................................  46
Certain Transactions.......................................................  58
Principal Shareholders.....................................................  60
Description of Capital Stock...............................................  62
Shares Eligible for Future Sale............................................  63
U.S. Federal Tax Considerations for Non-U.S. Holders.......................  66
Underwriting...............................................................  69
Notice to Canadian Residents...............................................  72
Legal Matters..............................................................  73
Experts....................................................................  73
Additional Information.....................................................  73
Index to Consolidated Financial
 Statements................................................................ F-1

                                 ------------

   You should rely only on the information contained in this document or to which we have referred you. We have not authorized anyone to provide you with information that is different. This document may only be used where it is legal to sell these securities. The information in this document may only be accurate on the date of this document.



                     Dealer Prospectus Delivery Obligation

   Until       , 2001 (25 days after the commencement of this offering), all dealers that effect transactions in these securities, whether or not participating in this offering, may be required to deliver a prospectus. This is in addition to the dealer's obligation to deliver a prospectus when acting as an underwriter and with respect to unsold allotments or subscriptions.

                               PROSPECTUS SUMMARY

   This summary highlights information that we present more fully elsewhere in this prospectus. You should read the entire prospectus carefully.

                        Multilink Technology Corporation

   We design, develop and market advanced integrated circuits, modules and higher-level assemblies that enable next generation optical networking systems. Our products address the markets for DWDM and SONET/SDH optical transport equipment. We focus exclusively on the fastest commercially available speeds of OC-192, or 10 gigabits, or billions of bits per second, or higher and are in the early stages of developing products designed to address future systems that may operate at speeds of OC-768, or 40 gigabits per second. We seek to be first to develop innovative components that allow communications equipment manufacturers to rapidly build and deliver high performance fiber optic systems more quickly and with more functionality and greater performance than their competitors.

   We outsource semiconductor fabrication and focus our efforts on the design, development and marketing of our products. We work closely with our customers to design and deliver integrated product solutions utilizing our semiconductor, circuit design and systems level expertise. We sell our products to leading and emerging communications equipment manufacturers that develop high-speed optical networking systems. Our customers include Alcatel, Ciena, Cisco, JDS Uniphase, Lucent, Marconi, Nortel, ONI, Optimight, Sycamore and TyCom.

   DWDM, or dense wavelength division multiplexing, is a technology that increases the capacity of existing fiber optic networks by combining multiple light beams of information, each at a different wavelength, or channel, onto a single strand of optical fiber. SONET/SDH, or Synchronous Optical Network/Synchronous Digital Hierachy, are the standards, or protocols, for the transmission of communications traffic over optical fiber. As communications equipment manufacturers develop optical networking systems that enable higher transmission speeds and deploy DWDM technology to increase bandwidth, they must integrate a greater number of complex components that generate, manipulate, transmit and receive electrical and optical signals. These components include integrated circuits, modules and higher-level assemblies and are becoming increasingly important for the manufacture of optical networking systems. The need for communications equipment manufacturers to focus on their core competencies and meet critical time-to-market requirements, along with the complexities associated with the design and development of state-of-the-art components, have caused these manufacturers to increasingly rely upon sophisticated component suppliers.

   We believe we address communications equipment manufacturers' current needs by providing our customers with several key benefits, including the following:

   Sophisticated Products Developed Utilizing Systems Level Expertise. We provide sophisticated products that meet the requirements of next generation optical networking systems. Our system architects and design engineers have a thorough understanding of high-bandwidth optical networking systems, which enables us to anticipate and develop cost-effective next generation component solutions for our customers. Our products incorporate unique circuit designs that enable specific system level functions.

   High-Speed Products that Meet Next Generation Optical Transmission Requirements. We have an in-depth understanding of high performance semiconductor and advanced process technologies. Understanding these technologies enables us to design high-speed analog, digital and mixed-signal integrated circuits and modules that operate at speeds of 10 gigabits per second or higher. We design our products utilizing the optimal process technology for a particular function or product, such as Gallium Arsenide, or GaAs, Complementary Metal Oxide Semiconductor, or CMOS, and Silicon Germanium, or SiGe. GaAs, CMOS and SiGe are semiconductor process technologies used to manufacture different products and enable product functions, based upon matching different material compositions to the needs of particular products. We believe that this flexibility is unique and allows us to provide optimal solutions to our customers, resulting in the rapid introduction of high-speed, next generation optical networking systems.

   High Level of Component Integration. Our high level of component integration reduces the cost and complexity of our customers' optical networking systems. When we are working with a customer that is developing and validating a new system that incorporates an important new function not commercially available from other sources, we first provide a module-based component composed of multiple discrete integrated circuits. The module is designed as an integrated package that can be seamlessly placed into a system, providing immediate functionality. As the system transitions to high volume production, we collaborate with the customer to increase our solution's level of component integration, moving from a module-based solution to a multi-chip or single-chip solution.

   Faster Time-to-Market. Time-to-market has become an important competitive factor for communications equipment manufacturers. Through our systems level and process technology expertise and our integration capabilities, we develop sophisticated products that enable our customers to meet their time-to-market requirements.

   Our objective is to become the leading global supplier of high value component solutions for optical networking systems. Key elements of our strategy include:

  . leveraging core competencies to rapidly introduce products that enable next generation optical systems;

  . expanding our customer relationships and the breadth of our customer base;

  . maintaining and extending our technology leadership;

  . pursuing strategic acquisitions and strategic relationships; and

  . continuing to address both the core and metropolitan portions of the optical transport network.

   We were incorporated in July 1994. Our principal executive offices are located at 300 Atrium Drive, 2nd Floor, Somerset, New Jersey 08873, and our telephone number is (732) 537-3700. The address of our website is www.mltc.com. Information on our website does not constitute a part of this prospectus.

   We have applied for trademark protection for our "MLTC" mark. This prospectus contains product names, trade names and trademarks of our company and other entities.

                                  The Offering

 Class A common stock offered....................... 8,000,000 shares

 Common stock to be outstanding after this offering:

        Class A common stock........................ 37,224,983 shares
        Class B common stock........................ 28,000,000 shares
                                                     -----------------
            Total................................... 65,224,983 shares
                                                     =================



 Voting rights...................................... Holders of Class A
                                                     common stock are
                                                     entitled to one vote
                                                     per share on all
                                                     matters submitted to
                                                     a vote of our
                                                     shareholders. Holders
                                                     of Class B common
                                                     stock are entitled to
                                                     ten votes per share
                                                     on all matters
                                                     submitted to a vote
                                                     of our shareholders.
                                                     After this offering,
                                                     holders of Class B
                                                     common stock will
                                                     control 88.3% of the
                                                     outstanding voting
                                                     power of our capital
                                                     stock.
 Other rights....................................... Except as to voting and conversion
                                                     rights, each class of
                                                     common stock has the
                                                     same rights. Each
                                                     share of Class B
                                                     common stock is
                                                     convertible at the
                                                     option of the holder
                                                     into one share of
                                                     Class A common stock
                                                     and will, in general,
                                                     automatically convert
                                                     into one share of
                                                     Class A common stock
                                                     upon the sale or
                                                     other transfer to any
                                                     person or entity
                                                     other than a person
                                                     or entity that owns,
                                                     or controls an entity
                                                     that owns, Class B
                                                     common stock.
 Use of proceeds.................................... For general corporate purposes, including
                                                     working capital and
                                                     potential
                                                     acquisitions.

 Nasdaq National Market symbol...................... MLTC

   The number of shares of our common stock to be outstanding after this offering is based on 57,224,983 shares outstanding as of June 12, 2001 and excludes:

  . 41,325,117 shares of Class A common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.94 per share;

  . 7,852,906 shares of Class A common stock reserved for future issuance under our stock option plans;

  . 5,813,716 shares of Class A common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $3.53 per share; and

  . 2,071,652 additional shares of Class A common stock reserved for future issuance under our 2000 Employee Stock Purchase Plan.

                                  ------------

   Except as otherwise indicated, the information in this prospectus reflects:

  . the automatic conversion of our outstanding preferred stock into Class A common stock upon the completion of this offering; and

  . no exercise of the underwriters' over-allotment option.

                      Summary Consolidated Financial Data
                     (in thousands, except per share data)

                                                                        Three Months Ended
                                  Year Ended December 31,                    March 31,
                          --------------------------------------------  -------------------
                           1996     1997     1998     1999    2000 (1)    2000    2001 (1)
                          -------  -------  -------  -------  --------  --------- ---------
Statement of Operations
 Data:
Total revenues..........  $ 1,010  $ 1,541  $ 3,852  $20,395  $ 72,721  $  12,348 $  31,068
Gross profit, including
 deferred stock
 compensation...........      281      363    2,005   13,628    44,839      7,502    14,347
Research and
 development, excluding
 deferred stock
 compensation...........      279      650    2,219    8,779    24,624      3,848    12,536
Research and
 development-warrant
 issuance...............      --       --       --       --      6,375        --        --
Sales and marketing,
 excluding deferred
 stock compensation.....       94      190      349    2,292     7,130      1,186     3,527
General and
 administrative,
 excluding deferred
 stock compensation.....      107      266      391    1,767     7,611      1,225     2,946
Deferred stock
 compensation...........      --       --       344      803     6,077        809     2,580
                          -------  -------  -------  -------  --------  --------- ---------
Operating income
 (loss).................     (199)    (743)  (1,298)     (13)   (6,978)       434    (7,242)
Net income (loss).......  $  (186) $  (805) $(1,488) $    25  $ (3,669) $     371 $  (4,451)
                          =======  =======  =======  =======  ========  ========= =========
Dividend related to
 warrant issuances......      --       --       --       --     (6,375)       --        --
Net income (loss)
 attributable to common
 shareholders...........  $  (186) $  (805) $(1,488) $   (23) $(10,139) $     347 $  (4,475)
                          =======  =======  =======  =======  ========  ========= =========
Net income (loss) per
 share:
 Basic..................  $ (0.01) $ (0.03) $ (0.05) $   --   $  (0.34) $    0.01 $   (0.15)
                          =======  =======  =======  =======  ========  ========= =========
 Diluted................  $ (0.01) $ (0.03) $ (0.05) $   --   $  (0.34) $    0.01 $   (0.15)
                          =======  =======  =======  =======  ========  ========= =========
Weighted average shares:
 Basic..................   30,000   30,000   30,000   30,000    30,000     30,000    30,060
                          =======  =======  =======  =======  ========  ========= =========
 Diluted................   30,000   30,000   30,000   30,000    30,000     67,539    30,060
                          =======  =======  =======  =======  ========  ========= =========
Pro forma net loss per
 share:
 Basic and diluted......                             $   --   $  (0.19)           $   (0.08)
                                                     =======  ========            =========
 Weighted average
  shares................                              39,520    54,226               57,177
                                                     =======  ========            =========

                                                     As of March 31, 2001(1)
                                                  -----------------------------
                                                                     Pro Forma
                                                  Actual  Pro Forma As Adjusted
                                                  ------- --------- -----------
Balance Sheet Data:
Cash and cash equivalents........................ $20,877  $20,877   $ 87,002
Working capital..................................  34,917   34,917     99,877
Total assets.....................................  90,999   90,999    155,509
Long-term obligations--net of current portion....   1,390    1,390      1,390
Redeemable convertible preferred stock...........  55,097      --         --
Total shareholders' equity.......................   7,784   62,881    127,841

------------------
(1) As restated, see note 15 to the consolidated financial statements.

   The pro forma balance sheet data above reflect the automatic conversion of our outstanding preferred stock into Class A common stock upon the completion of this offering. The pro forma as adjusted balance sheet data gives effect to our receipt of the net proceeds from the sale of 8,000,000 shares of Class A common stock in this offering at an assumed initial public offering price of $9.00 per share (the midpoint of the range on the cover of this prospectus), after deducting estimated underwriting discounts and commissions and estimated offering expenses.

   See note 2 of notes to consolidated financial statements for an explanation of the determination of the number of shares used in computing net income
(loss) per share data.

                                  RISK FACTORS

   This offering and any investment in our Class A common stock involves a high degree of risk. You should carefully consider the risks described below and all other information in this prospectus before deciding whether to purchase our Class A common stock.

                         Risks Relating to Our Business

Our quarterly revenues and operating results have fluctuated in the past and may continue to fluctuate because of a number of factors, any one of which could adversely affect our stock price.

   Our quarterly revenues and operating results have fluctuated in the past and may continue to fluctuate significantly from quarter to quarter in the future. It is possible that in future periods our revenues and operating results could fall below the expectations of securities analysts or investors, which could cause the market price of our Class A common stock to decline. Some of the factors that affect our quarterly revenues and operating results, but which are difficult to control or predict are:

  . the reduction, rescheduling or cancellation of orders by any of our customers or prospective customers;

  . fluctuations in manufacturing yields and inventory levels;

  . the availability of external foundry capacity, purchased parts and raw materials;

  . our ability to introduce new products and technologies on a timely basis;

  . the announcement or introduction of new products and technologies by our competitors;

  . competitive pressures on selling prices;

  . the amounts and timing of costs associated with warranties and product returns;

  . the amounts and timing of investments in research and development;

  . market acceptance of our products and of our customers' products;

  . the ability of our customers to obtain components from their other suppliers;

  . costs associated with acquisitions and the integration of acquired operations;

  . general communications and semiconductor industry conditions; and

  . general economic conditions.

A few customers account for a majority of our sales, and the loss of one or more key customers could significantly reduce our revenues and any profits.

   Historically, a relatively small number of customers has accounted for a majority of our revenues. Our three largest customers accounted for approximately 75% of our revenues for the three months ended March 31, 2001, 73% of our revenues in 2000 and 74% of our revenues in 1999. Our top three customers for the three months ended March 31, 2001 were Alcatel, TyCom and Cisco, representing approximately 49%, 16% and 10% of our revenues, respectively. Our top three customers in 2000 were Lucent, Alcatel and Cisco, representing approximately 34%, 28% and 11% of our revenues, respectively. Our top three customers in 1999 were Lucent, Alcatel and TyCom, representing approximately 36%, 20% and 18% of our revenues, respectively. We anticipate that relatively few customers will continue to account for a significant portion of our revenues. A reduction, delay or cancellation of orders from one or more significant customers or the loss of one or more key customers in any period could significantly reduce our revenues and any profits.

We have incurred net losses in the past and may incur net losses in the future.

   We incurred net losses of $0.8 million in 1997 and $1.5 million in 1998. We had net income of $24,540 in 1999. We had net losses of $3.7 million in 2000 and $4.5 million for the three months ended March 31, 2001. We expect to continue to incur amortization of deferred stock compensation and to increase our expenses for research and development in the next few years. Consequently, our ability to achieve and maintain profitability would be materially affected if we fail to significantly increase our revenues.

Failure to effectively manage our anticipated growth and expansion could place a significant strain on our limited personnel and other resources and could adversely affect our business and operating results.

   We have grown rapidly in the last year and expect to continue to grow in future periods. Our current organizational structure and systems are not adequate for our expected growth plans. To manage expanded operations effectively, we must continue to improve our operational, financial and management systems and successfully hire, train, motivate and manage our employees. We also plan to expand our general administration capabilities to address the increased reporting and other administrative demands that will result from our becoming a public company. In addition, the expansion of our manufacturing requirements and our ability to outsource our manufacturing needs in the future will require significant additional management, technical and administrative resources. We cannot be certain that we will be able to effectively manage our growth.

Our future success depends on the continued service of our engineering, technical and key management personnel and our ability to identify, hire and retain additional engineering, technical and key management personnel, and our failure to hire and retain such personnel would be harmful to our ongoing operations and business prospects.

   There is intense competition for qualified personnel in our industry, particularly for engineers and senior level management. Loss of the services of, or failure to recruit, engineers or other technical and key management personnel could be significantly detrimental to our product and process development programs and adversely affect our business and operating results. We may not be able to continue to attract and retain engineers or other qualified personnel necessary for the development of our products and business or to replace engineers or other qualified personnel who may leave us in the future. Our anticipated growth is expected to place increased demands on our resources and likely will require the addition of new management personnel.

Our future success depends in part on the continued service of our key executives, and the loss of any of these key executives could adversely affect our business and operating results.

   Our success depends in part upon the continued service of our executive officers, particularly Dr. Richard N. Nottenburg, our President, Chief Executive Officer and Co-Chairman of the Board, and Dr. Jens Albers, our Executive Vice President and Co-Chairman of the Board. Neither Dr. Nottenburg nor Dr. Albers has an employment or non-competition agreement with us. The loss of either of these key individuals would be detrimental to our ongoing operations and prospects.

Several of our key personnel are relatively new and must be integrated into our organization. Our failure to integrate these individuals could adversely affect our business.

   Several of our key personnel have recently joined us, including Eric M. Pillmore, our Chief Financial Officer, who joined us in July 2000, Ron Krisanda, our Senior Vice President of Operations, who joined us in November 2000 and Craig S. Lewis, our Senior Vice President of Sales, who joined us in January 2001. Therefore, there has been little or no opportunity to evaluate the effectiveness of our executive management team as a combined unit. Our future performance will depend in part on our ability to successfully integrate our newly hired executive officers and key personnel into our management team, and our ability to develop an effective working relationship among management.

We sell substantially all of our products based on individual purchase orders, and we cannot predict the size or timing of our orders. Our failure to effectively plan production levels and inventory could materially harm our business and operating results.

   We sell substantially all of our products based on individual purchase orders, rather than long-term contracts. As a result, our customers generally can cancel or reschedule orders on short notice and are not obligated to purchase a specified quantity of any product. For example, we had a significant order cancellation in the first quarter of 2001. We cannot assure you that our existing customers will continue to place orders with us, that orders by existing customers will be repeated at current or historical levels or that we will be able to obtain orders from new customers. We cannot predict the size, timing or terms of incoming purchase orders; therefore, decreases in the number or size of orders or the development of customer orders with new terms may adversely affect our business and operating results.

   Because we do not have substantial noncancellable backlog, we typically plan our production and inventory levels based on internal forecasts of customer demand that are highly unpredictable and can fluctuate substantially. In anticipation of long lead times to obtain certain inventory and materials, we order materials in advance of anticipated customer sales. This advance ordering might result in excess inventory levels or unanticipated inventory write-downs if our customers cancel orders or change the specifications for their orders. If we are unable to plan inventory and production levels effectively, our business and operating results could be materially harmed.

We will lose significant customer sales and may not be successful if customers and prospective customers do not qualify our products to be designed into their systems.

   Because our products must function as part of a larger system or network, our customers often undertake extensive qualification processes prior to placing large product orders. Once communications equipment manufacturers decide to use a particular supplier's products or components, they incorporate those products or components into their system design, which are known as design-wins. Suppliers who fail to achieve design-wins are unlikely to make sales to those customers for particular projects until at least the adoption of future redesigned systems. Even then, many companies may be reluctant to incorporate entirely new products into their new system designs, as this could involve significant additional redesign efforts. If we fail to achieve design-wins we will lose the opportunity for significant sales to those customers for a lengthy period of time. Although a design-win increases the likelihood that our products will be incorporated into the systems of our customers or prospective customers, it does not obligate that customer or prospective customer to purchase specified quantities of our products.

Our products are incorporated into sophisticated systems, and defects may be discovered only after full deployment, which could seriously harm our business.

   Our products are complex and are designed to be deployed in large quantities across sophisticated networks. Because of the nature of our products, they can only be fully tested when completely deployed in large networks with high amounts of traffic. Our customers may discover errors or defects in our products, or our products may not operate as expected, after they have been fully deployed. If our products have defects or do not operate as expected, we could experience:

  . loss of, or delay in, revenues and loss of market share;

  . loss of existing customers;

  . failure to attract new customers or achieve market acceptance for our products;

  . diversion of development resources;

  . increased service and warranty costs;

  . legal actions by our customers;

  . increased insurance costs; and

  . damage to our reputation and customer relationships.

   The occurrence of any of these problems could seriously harm our business and result in decreased revenues and increased operating expenses. Defects, integration issues or other performance problems in our products could result in financial or other damages to our customers or could negatively affect market acceptance for our products.

We compete in highly competitive markets, against competitors with longer operating histories, greater name recognition, greater resources or larger market capitalizations. Our failure to compete effectively would harm our business.

   The markets in which we compete are highly competitive. Our ability to compete successfully in our markets depends on a number of factors, including:

  . product time-to-market;

  . product performance;

  . product price;

  . product quality;

  . product reliability;

  . success in designing and subcontracting the manufacture of new products that implement new technologies;

  . market acceptance of our competitors' products;

  . efficiency of production;

  . expansion of production of our products for particular systems manufacturers; and

  . customer support and reputation.

   We compete primarily against Agere, Applied Micro Circuits, Conexant, Giga (acquired by Intel), Infineon, JDS Uniphase, Maxim, Nortel (microelectronics division), NTT Electronics, Philips, PMC-Sierra and Vitesse. Many of our competitors operate their own fabrication facilities and have longer operating histories and a greater presence in key markets, greater name recognition, access to larger customer bases and significantly greater financial, sales and marketing, distribution, technical and other resources. As a result, our competitors may be able to adapt more quickly to new or emerging technologies, changes in customer requirements or devote greater resources to the promotion and sale of their products. In addition, our competitors may develop technologies that more effectively address the transmission of digital information through existing analog infrastructures at a lower cost, thereby rendering our products obsolete. Our competitors that have large market capitalizations or cash reserves are also better positioned than we are to acquire other companies, thereby obtaining new technologies or products. Any of these acquisitions could give our competitors a strategic advantage that could adversely affect our business, financial condition and results of operations.

   Current and potential competitors have established or may establish financial or strategic relationships among themselves or with existing or potential customers, resellers or other third parties. Accordingly, it is possible that new competitors or alliances forged by competitors could emerge and rapidly acquire significant market share.

We must incur substantial research and development expenses. If we do not have sufficient resources to invest in research and development, our business could be seriously harmed.

   In order to remain competitive, we must continue to make substantial investments in research and development to develop new and enhanced products. We cannot assure you that we will have sufficient resources to invest in the development of new and enhanced technologies and competitive products. Our failure to continue to make sufficient investments in research and development programs could significantly reduce our revenue growth and harm our business. Additionally, our products have a short life cycle; therefore, we have limited time to capitalize upon our research and development investments and generate revenues. We cannot assure you that our research and development investments will result in revenues in excess of our expenses, if at all, or will result in any commercially accepted products.

We incur research and development expenses in advance of obtaining access to the required technology, and as a result, these investments may not result in the production of any marketable products.

   We often incur substantial research and development expenses for the development of products incorporating emerging process technologies. We make these substantial investments in the product design stage and prior to gaining access to these process technologies. Failure to gain access to these process technologies could prevent our products' development and commercialization and materially harm our business.

We may not be able to effectively compete with IBM for sales of products that we jointly develop.

   We have a joint development agreement with International Business Machines, or IBM, pursuant to which we jointly develop integrated circuits. Under this agreement, both parties can sell our jointly developed products to third parties. Because IBM is a larger company, with a longer operating history and substantially greater resources, it may be able to attract more customers, and we may not have the opportunity to sell the jointly developed products to those customers.

We may need to make acquisitions in order to remain competitive in our market. Our business or the value of your investment could be adversely affected as a result of any potential acquisitions.

   To compete effectively, we may find it necessary to acquire additional businesses, products or technologies. If we identify an appropriate acquisition candidate, we may not be able to negotiate the terms of the acquisition successfully, finance the acquisition or effectively integrate the acquired business, products, technologies or personnel into our existing business and operations. Further, completing a potential acquisition and integrating an acquired business will cause significant diversions of management's time and resources. If we consummate one or more significant acquisitions in which the consideration consists of stock or other securities, the value of your investment in our company could be significantly diluted. If we were to proceed with one or more significant acquisitions in which the consideration included cash, we could be required to use a substantial portion of our available cash, including proceeds of this offering. In addition, we may be required to amortize significant amounts of goodwill and other intangible assets in connection with future acquisitions, which could significantly reduce our operating and net income.

Our operating results are subject to fluctuations because of sales to foreign customers.

   International sales accounted for approximately 41% of our revenues for the three months ended March 31, 2001, 27% of our revenues in 2000 and 16% of our revenues in 1999. International sales may continue to account for a significant portion of our revenues, and as a result, we will be subject to certain risks associated with international sales, including:

  . changes in regulatory requirements;

  . increases in tariffs and other trade barriers;

  . timing and availability of export licenses;

  . political and economic instability;

  . difficulties in accounts receivable collections;

  . difficulties in staffing and managing foreign subsidiary and branch operations;

  . difficulties in managing distributors;

  . difficulties in obtaining governmental approvals for communications and other products;

  . foreign currency exchange fluctuations;

  . the burden of complying with a wide variety of complex foreign laws and treaties; and

  . potentially adverse tax consequences.

   We are subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. We cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of our products will be implemented by the United States or other countries. Some of our customer purchase orders and agreements are governed by foreign laws, which may differ significantly from U.S. laws. Therefore, we may be limited in our ability to enforce our rights under these agreements and to collect damages, if awarded.

   Because sales of our products are denominated in U.S. dollars, increases in the value of the U.S. dollar could increase the price of our products so that they become more expensive to customers in the local currency of a particular country, leading to a reduction in sales and profitability in that country. Future international activity may result in increased foreign currency denominated sales. Gains and losses on the conversion to U.S. dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in our results of operations.

If we become subject to unfair hiring claims we could incur substantial costs in defending ourselves or our management's attention could be diverted away from our operations.

   Companies in our industry often hire individuals formerly employed by their competitors. In such cases, these competitors frequently claim that the hiring company has engaged in unfair hiring practices. We have received claims of this kind in the past from our competitors, and we cannot assure you that we will not receive claims of this kind in the future or that those claims will not result in material litigation. We could incur substantial costs in defending ourselves or our employees against such claims, regardless of the merits of the claims. In addition, defending ourselves from such claims could divert the attention of our management away from our operations.

                        Risks Relating to Manufacturing

Our dependence on TRW and other third-party manufacturing and supply relationships could negatively impact the production of our products and significantly harm our business.

   We do not own or operate manufacturing facilities necessary for the production of most of our products. We rely on several outside foundries for the manufacture and assembly of most of our products, and we expect this to continue for the foreseeable future. Our mixed-signal products, which comprise a significant portion of our current revenues, are based predominantly on GaAs HBT wafers supplied by TRW. GaAs HBT is an advanced process technology used to manufacture a semiconductor device that allows a bipolar transistor to be fabricated on a GaAs material. TRW is our sole supplier of these wafers. We have a wafer supply agreement with TRW, under which we do not have the contractual right to obtain all the GaAs HBT wafers we require for the current production of our mixed-signal products. Finding alternative sources for these wafers will result in substantial delays in production and additional costs. To date, we have no other wafer supply agreements with our other suppliers.

   Our dependence upon third parties that manufacture, assemble, package or supply components for our products may result in:

  . lack of assured semiconductor wafer supply and reduced control over delivery schedules and quality;

  . the unavailability of, or delays in obtaining access to, key process technologies;

  . limited control over manufacturing yields and quality assurance;

  . inadequate capacity during periods of excess demand;

  . inadequate allocation of production capacity to meet our needs;

  . increased costs of materials or manufacturing services;

  . difficulties selecting and integrating new subcontractors;

  . limited warranties on wafers or products supplied to us;

  . inability to take advantage of price reductions; and

  . misappropriation of our intellectual property.

Any one of these factors could adversely affect our business.

   While we believe we have good relations with our outside foundries and suppliers, we cannot be certain that we will be able to maintain these favorable relations. Additionally, because there is a limited number of foundries and suppliers that can produce our products, establishing relationships and increasing production with new outside foundries takes a considerable amount of time. Thus, there is no readily available alternative source of supply for our production needs. A manufacturing disruption, such as a raw material shortage, experienced by TRW or any of our other outside foundries and suppliers could impact the production of some of our products for a substantial period of time. Our outside foundries' and suppliers' inability to increase their production capacity or to continue to allocate capacity to manufacture our components, could also limit our ability to grow our business.

We may face production delays if the subcontractors we use to manufacture our wafers or products discontinue the manufacturing processes needed to meet our demands or fail to advance the process technologies needed to manufacture our products.

   Our wafer and product requirements represent a small portion of the total production of the third-party foundries that manufacture our products. As a result, we are subject to the risk that our external foundries may not continue to devote resources to the continued development and improvement of the process technologies on which the manufacturing of our products are based. This could increase our costs and harm our ability to deliver our products on time.

Our operating results substantially depend on manufacturing output and yields, which may not meet expectations.

   Manufacturing semiconductors requires manufacturing tools that are unique to each product produced. If one of these unique manufacturing tools of our outside foundries were damaged or destroyed, then the ability of these foundries to manufacture the related product would be impaired and our business would suffer. In addition, our manufacturing yields decline whenever a substantial percentage of wafers must be rejected or significant portions of each wafer are nonfunctional. Such declines can be caused by many factors, including minute levels of contaminants in the manufacturing environment, design imperfections, defects in masks used to print circuits on a wafer and difficulties in the fabrication process. Many of these problems are difficult to diagnose, are time consuming and expensive to remedy and can result in shipment delays.

   Difficulties associated with adapting our technology and product design to the proprietary process technology and design rules of our outside foundries can lead to reduced yields. Since low yields may result from either design or process technology failures, yield problems may not be effectively determined or resolved until an actual product exists that can be analyzed and tested. As a result, yield problems may not be identified until well into the production process, and resolution of yield problems may require cooperation between ourselves and our manufacturers. In some cases this risk could be compounded by the offshore location of some of our manufacturers, increasing the effort and time required to identify, communicate and resolve manufacturing yield problems. Manufacturing defects that we do not discover during the manufacturing or testing process may lead to costly product recalls. Difficulties in diagnosing and solving the complicated problems of assembling these types of semiconductors could also reduce our yields.

If we are unable to commit to deliver sufficient quantities of our products to satisfy our customers' needs, it may be difficult for us to attract new orders and customers or we may lose current orders and customers.

   Our customers typically require that we commit to provide specified quantities of products over a given period of time. We may be unable to deliver sufficient quantities of our products for any of the following reasons:

  . our reliance on third-party manufacturers;

  . our limited infrastructure, including personnel and systems;

  . the limited availability of raw materials; and

  . competing customer demands.

If we are unable to commit to deliver sufficient quantities of our products to satisfy a customer's anticipated needs, we may lose the order and the opportunity for significant sales to that customer and may be unable to attract new orders and customers.

Our business depends on the continued availability of raw materials and advanced process technologies at reasonable prices. If adequate amounts of raw materials or advanced process technologies are unavailable, our operating results would be adversely affected.

   Highly specialized raw materials and advanced process technologies are needed for the production of our products. In some cases, there are only two or three suppliers of such materials and technologies in the world. We depend on the continued availability of these materials and technologies at reasonable prices. We may not be able to fulfill customer purchase requests if there is a substantial increase in the price for these materials or if our outside suppliers cannot provide adequate quantities of raw materials for the production of our products. This may result in decreased revenues and adversely affect our operating results.

                         Risks Relating to Our Industry

Slow growth in the build-out of the communications infrastructure and uncertainties in network service providers' purchasing programs, as well as consolidation in the network service provider industry, may adversely affect our future business and operating results.

   Our business prospects depend substantially on the continued build-out of the communications infrastructure. A number of network service providers have recently announced plans to curtail the level of their capital expenditures on their infrastructure build-out, which could significantly reduce the demand for our products by communications equipment manufacturers. This recent slowdown has caused our revenues and backlog to grow less rapidly than they otherwise would have. In addition, network service providers typically purchase network equipment pursuant to multi-year purchasing programs that may increase or decrease annually as the providers adjust their capital equipment budgets and purchasing priorities. Network service providers' curtailment or termination of purchasing programs or decreases in capital budgets, including with respect to undersea cable transmission systems which constitute a significant portion of our sales, could materially and adversely affect our revenue and business prospects. This is particularly true if significant and unanticipated by us and our communications equipment manufacturer customers. Additionally, consolidation among network service providers may cause delays in the purchase of our products and a reexamination of strategic and purchasing decisions by these network service providers and our current and potential communications equipment manufacturer customers, which could harm our business and financial condition.

The markets we serve are subject to rapid technological change, and if we are unable to develop and introduce new products, our revenues could stop growing or could decline.

   The markets we serve frequently undergo transitions in which products rapidly incorporate new features and performance standards on an industry-wide basis. Products for communications applications, as well as for high-speed computing applications, are based on continually evolving industry standards. A significant portion of our revenues in recent periods has been, and is expected to continue to be, derived from sales of products based on existing transmission standards. However, our ability to compete in the future will depend on our ability to identify and ensure compliance with evolving industry standards.

   The emergence of new industry standards could render our products incompatible with products developed by major communications equipment manufacturers. If our products are unable to support the new features, the enhanced integration of functions or the performance levels required by communications equipment manufacturers in these markets, we would likely lose business from an existing or potential customer. Moreover, we would not have the opportunity to compete for new business until the next product transition occurs. As a result, we could be required to invest significant time and effort and to incur significant expense to redesign our products to ensure compliance with relevant standards. If our products are not in compliance with prevailing industry standards for a significant period of time, we could miss opportunities to achieve crucial design-wins.

   Moreover, to improve the cost-effectiveness and performance of our products, we may be required to transition one or more of our products to process technologies with smaller components, other materials or higher speeds. We may not be able to improve our process technologies and develop or otherwise gain access to new process technologies in a timely or cost-effective manner. We could record expenses or charges associated with such a transition. For example, we wrote off $4.3 million of our inventory in the first quarter of 2001, which resulted from a transition from certain GaAs products to SiGe products and an order cancellation, reducing our gross profit.

   These risks may lead to increased costs or delay product delivery, which would harm our profitability and customer relationships. Consequently, our revenues could be significantly reduced for a substantial period if we fail to develop products with required features or performance standards, if we experience a delay as short as a few months in bringing a new product to market, or if our customers fail to achieve market acceptance of their products.

We operate in the highly cyclical semiconductor industry, and any downturns in the industry could materially and adversely effect our business and operating results.

   The semiconductor industry has experienced significant downturns, often in connection with, or in anticipation of, maturing product cycles (of both semiconductor companies' and their customers' products) and declines in general economic conditions. These downturns have been characterized by diminished product demand, production overcapacity, high inventory levels and accelerated erosion of average selling prices. Any future downturns could have a material adverse effect on the growth of our business and revenues. From time to time the semiconductor industry also has experienced periods of increased demand and production capacity constraints. We may experience substantial changes in future operating results due to general semiconductor industry conditions, general economic conditions and other factors.

Necessary licenses of third-party technology may not be available to us or may be prohibitively expensive, which could adversely affect our ability to produce and sell our products.

   From time to time we may be required to license technology from third parties to develop new products or product enhancements. We cannot assure you that third-party licenses will be available to us on commercially reasonable terms, if at all. Our inability to obtain any third-party license required to develop new products and product enhancements could require us to obtain substitute technology of lower quality or performance standards or at greater cost, if at all, any of which could seriously harm our ability to sell our products.

Our failure to protect our intellectual property adequately could adversely affect our business.

   Our intellectual property is critical to our ability to successfully design products for the optical networking systems market. We currently have one U.S. patent issued and three U.S. patent applications pending. We cannot assure you that our pending patent applications or any future applications will be approved. Further, we cannot assure you that any issued patents will provide us with competitive advantages or will not be challenged by third parties, or that if challenged, will be found to be valid or enforceable. Additionally, we cannot assure you that the patents of others will not have an adverse effect on our ability to do business. Furthermore, others may independently develop similar products or processes, duplicate our products or processes or design around any patents that may be issued to us.

   We rely on the combination of maskwork protection under the Semiconductor Chip Protection Act of 1984, trademarks, copyrights, trade secrets, employee and third-party nondisclosure agreements and licensing arrangements to protect our intellectual property. Despite these efforts, we cannot be certain that others will not independently develop substantially equivalent intellectual property or otherwise gain access to our intellectual property, or disclose such intellectual property, or that we can meaningfully protect our intellectual property.

We could be harmed by litigation involving patents and proprietary rights.

   The semiconductor industry is characterized by substantial litigation regarding patent and other intellectual property rights. We may be accused of infringing upon the intellectual property rights of third parties. Additionally, we have indemnification obligations to our customers with respect to intellectual property infringement claims by third parties. Such intellectual property infringement claims by third parties or indemnification claims by our customers could harm our business.

   Any litigation relating to the intellectual property rights of third parties, whether or not determined in our favor or settled by us, could be costly and could divert the efforts and attention of our management and technical personnel. In the event of any adverse ruling in any litigation, we could be required to:

  . pay substantial damages;

  . cease the manufacturing, use and sale of certain products;

  . discontinue the use of certain process technologies; and

  . obtain a license from the third-party claiming infringement, which might not be available on reasonable terms, if at all.

The communications industry is subject to U.S. and foreign government regulations that could harm our business. Our failure to timely comply with regulatory requirements, or obtain and maintain regulatory approvals, could materially harm our business.

   The Federal Communications Commission, or FCC, has jurisdiction over the entire communications industry in the United States and, as a result, our products and our customers' products are subject to FCC rules and regulations. Current and future FCC rules and regulations affecting communications services, our products or our customers' businesses or products could negatively affect our business. In addition, international regulatory standards could impair our ability to develop products in the future. Delays caused by our compliance with regulatory requirements could result in postponements or cancellations of product orders, which would harm our business, results of operations and financial condition. Further, we cannot be certain that we will be successful in obtaining or maintaining any regulatory approvals that may, in the future, be required to operate our business.

                        Risks Relating to this Offering

Technology company stock prices are especially volatile, and this volatility may depress our stock price or lead to class action litigation.

   The stock market, and specifically the stock prices of technology companies, have been very volatile. The market price of our shares of Class A common stock may fluctuate significantly in response to a number of factors, beyond our control, including:

  . changes in financial estimates by securities analysts;

  . announcements by us, our customers or our competitors;

  . changes in market valuations of similar companies;

  . changes in accounting rules and regulations; and

  . future sales of our common stock by our existing shareholders.

   As a result of this volatility, you may be unable to resell your shares at or above the offering price.

   Securities class action litigation has often been brought against companies that experience volatility in the market price of their securities. Litigation brought against us could result in substantial costs to us in defending against a lawsuit and management's attention could be diverted from our business.

Our securities have no prior market, and our stock price may decline after the offering.

   Before this offering, there has not been a public market for our Class A common stock, and an active public market for our Class A common stock may not develop or be sustained after this offering. The initial public offering price will be determined by negotiations between representatives of the underwriters and us. After this offering, the market price of our Class A common stock may fall below the initial public offering price.

If a significant number of shares become available for sale and are sold in a short period of time, the market price of our stock could decline.

   If our shareholders sell substantial amounts of our common stock in the public market following this offering, the market price of our Class A common stock could fall. Based on shares outstanding as of June 12, 2001, upon completion of this offering, we will have 65,224,983 shares of common stock outstanding. Our shareholders are subject to agreements with the underwriters that restrict their ability to transfer their stock for 180 days from the date of this prospectus, subject to certain exceptions. For a detailed description of these restrictions and exceptions, please see "Underwriting." After these agreements expire, approximately 57,224,983 shares, as well as additional shares issuable upon exercise of options, will become immediately eligible for sale in the public market, subject to holding periods under applicable law. For a detailed discussion of the shares eligible for future sale, please see "Shares Eligible for Future Sale."

   In addition, under an Investors' Rights Agreement some of our current shareholders have "demand" and/or "piggyback" registration rights in connection with future offerings of our common stock. "Demand" rights enable shareholders to demand that their shares be registered and may require us to file a registration statement under the Securities Act at our expense. "Piggyback" rights require us to notify the shareholders of our stock if we propose to register any of our securities under the Securities Act, and grant such shareholders the right to include their shares in the registration statement. All of our shareholders who are parties to the Investors' Rights Agreement have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the consent of Credit Suisse First Boston Corporation.

We have broad discretion in our use of the offering proceeds, and the investment of these proceeds may not yield a favorable return.

   Our management has broad discretion over how the proceeds of this offering are used and could spend these proceeds in ways with which our shareholders may not agree. The proceeds may be invested in ways that do not yield favorable returns.

As a new investor, you will experience immediate and substantial dilution in the value of the Class A common stock.

   The assumed initial offering price of $9.00 per share is substantially higher than the current book value per share of our outstanding common stock. If you purchase shares of Class A common stock in this offering, you will incur immediate and substantial dilution of approximately $5.57 per share in pro forma net tangible book value. If the holders of outstanding options and warrants exercise those options and warrants, you will incur further dilution.

Because existing shareholders own a large percentage of our voting shares, your voting power may be limited.

   We currently have 28,000,000 shares of Class B common stock outstanding, each of which entitles the holder to ten votes. Only Class A common stock will be sold in this offering, with each share entitling the holder to one vote. All of the Class B common stock is held by officers, directors or other persons or entities owning 5% or more of the outstanding shares of our common stock.

   Following consummation of this offering, it is anticipated that our executive officers, directors and their affiliates will beneficially own or control shares representing 55.6% of the voting power of our outstanding capital stock. Dr. Richard Nottenburg, as a result of his stock ownership and a voting trust agreement with Dr. Jens Albers, will alone control 47.9% of the outstanding voting power of our capital stock. In addition, persons and entities owning more than 5% of our outstanding shares of common stock will, in the aggregate, control 91.5% of the outstanding voting power of our capital stock. As a result, our directors and 5% shareholders acting together will have the ability to control all matters submitted to our shareholders for approval, including the election and removal of directors and the approval of any merger, consolidation or sale of all or substantially all of our assets. These shareholders may make decisions that are adverse to your interests.

Our board of directors may issue, without shareholder approval, shares of preferred stock that have rights and preferences superior to those of our shares of common stock and that may prevent or delay a change of control.

   Our articles of incorporation provide that our board of directors may issue new shares of preferred stock without shareholder approval. Some of the rights and preferences of these shares of preferred stock would be superior to the rights and preferences of shares of our common stock. Accordingly, the issuance of new shares of preferred stock may adversely affect the rights of the holders of shares of our common stock. In addition, the issuance of new shares of preferred stock may prevent or delay a change of control of our company.

We may need additional capital, which may not be available, and our ability to grow may be limited as a result.

   We may be required, or could elect, to seek additional funding at any time following this offering. We anticipate incurring significant expenses in connection with increased research and development activities, and we may engage in acquisitions. The hiring of additional personnel to support these functions, including the expansion of our sales and marketing organizations, will also require a significant commitment of resources. In addition, if the market for our products develops at a slower pace than anticipated, or if we fail to continue to expand our market share, we may continue to utilize significant amounts of capital. If cash from available sources is insufficient, or if cash is used for acquisitions or other unanticipated uses, we may need additional capital sooner than anticipated. In the event we are required, or elect, to raise additional funds, we may not be able to do so on favorable terms, if at all.

               SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

   This prospectus contains forward-looking statements within the meaning of the federal securities laws that relate to future events or our future financial performance. These statements involve known and unknown risks, uncertainties and other factors that may cause our or our industry's actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by the forward-looking statements. These risks and other factors include those listed under "Risk Factors" and elsewhere in this prospectus. In some cases, you can identify forward-looking statements by terminology such as "may," "will," "should," "expects," "plans," "anticipates," "believes," "estimates," "predicts," "potential," "continue" or the negative of these terms or other comparable terminology. In addition, these forward-looking statements include, but are not limited to, statements regarding the following:

  . anticipated development and release of new products;

  . anticipated sources of future revenues;

  . the expansion of our foundry or other manufacturing relationships;

  . potential future acquisitions;

  . anticipated expenditures for research and development, sales and marketing and general and administrative expenses; and

  . the adequacy of our capital resources to fund our operations.

   These statements are only predictions. In evaluating these statements, you should specifically consider various factors, including the risks outlined under "Risk Factors." Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

                                USE OF PROCEEDS

   We will receive net proceeds from this offering of approximately $64,960,000, assuming an initial public offering price of $9.00 per share and after deducting underwriting discounts and commissions and estimated offering expenses. If the underwriters exercise their over-allotment option in full, our net proceeds will be approximately $75,004,000.

   The principal purposes of this offering are to obtain additional capital, to create a public market for our Class A common stock and to facilitate future access to public capital markets. As of the date of this prospectus, we have not allocated the net proceeds of this offering to specific uses. We expect to use the net proceeds primarily for general corporate purposes, including working capital. The amounts we actually expend for working capital and other purposes may vary significantly and will depend on a number of factors, including the amount of our future revenues and other factors described under "Risk Factors." We may also use a portion of the net proceeds to acquire products, technologies or businesses that are complementary to our current and future business and product lines. We currently have no commitments or agreements with respect to any acquisition. Pending use of the net proceeds of this offering, we intend to invest the net proceeds in interest-bearing, investment-grade securities.

                                DIVIDEND POLICY

   We have never declared or paid any dividends on our capital stock. We currently expect to retain any future earnings to fund the development and growth of our business and do not anticipate paying any cash dividends for the foreseeable future.

                                 CAPITALIZATION

   The following table sets forth our capitalization as of March 31, 2001:

  . on an actual basis;

  . on a pro forma basis to give effect to the automatic conversion of all outstanding shares of preferred stock into Class A common stock upon the completion of this offering; and

  . on a pro forma as adjusted basis to reflect our receipt of the net proceeds from the sale of 8,000,000 shares of Class A common stock in this offering at an assumed initial public offering price of $9.00 per share, after deducting estimated underwriting discounts and commissions and estimated offering expenses.

                                                      As of March 31, 2001
                                                 ---------------------------------
                                                                        Pro Forma
                                                 Actual(1)  Pro Forma  As Adjusted
                                                 ---------  ---------  -----------
                                                   (in thousands, except share
                                                              data)

Cash and cash equivalents......................  $ 20,877   $ 20,877    $ 87,002
                                                 ========   ========    ========
Long-term obligations, net of current portion..  $  1,390   $  1,390    $  1,390
                                                 --------   --------    --------
Redeemable convertible preferred stock:
  Series A, $.0001 par value; 9,000,000 shares
   authorized, 1,711,640 shares issued and
   outstanding, actual; no shares authorized,
   issued and outstanding pro forma and pro
   forma as adjusted...........................    15,097        --          --
  Series B, $.0001 par value; 1,000,000 shares
   authorized, issued and outstanding, actual;
   no shares authorized, issued and outstanding
   pro forma and pro forma as adjusted.........    40,000        --          --
Shareholders' equity:
  Common stock, $.0001 par value:
  Class A; 200,000,000 shares authorized,
   2,107,083 shares issued and outstanding,
   actual; 200,000,000 shares authorized,
   29,223,483 shares issued and outstanding
   pro forma; 200,000,000 shares authorized,
   37,223,483 shares issued and outstanding pro
   forma as adjusted...........................       --           3           4
  Class B; 100,000,000 shares authorized,
   28,000,000 shares issued and outstanding,
   actual, pro forma and pro forma as
   adjusted....................................         3          3           3
  Additional paid-in-capital...................    40,628     95,722     160,681
  Deferred stock compensation..................   (15,624)   (15,624)    (15,624)
  Accumulated deficit..........................   (16,939)   (16,939)    (16,939)
  Accumulated other comprehensive loss.........      (284)      (284)       (284)
                                                 --------   --------    --------
    Total shareholders' equity.................     7,784     62,881     127,841
                                                 --------   --------    --------
        Total capitalization...................  $ 64,271   $ 64,271    $129,231
                                                 ========   ========    ========

   The share information above excludes the following as of March 31, 2001:

  . 39,628,997 shares of Class A common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.77 per share;

  . 9,549,026 shares of Class A common stock reserved for future issuance under our stock option plans;

  . 5,813,716 shares of Class A common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $3.53 per share; and

  . 2,071,652 additional shares of Class A common stock reserved for future issuance under our 2000 Employee Stock Purchase Plan.
---------------------
(1) As restated, see note 15 to the consolidated financial statements.

                                    DILUTION

   If you invest in our Class A common stock, your interest will be diluted to the extent of the difference between the public offering price per share of our Class A common stock and the pro forma as adjusted net tangible book value per share of our Class A common stock after this offering. Our pro forma net tangible book value as of March 31, 2001 was $62,756,000, or $2.15 per share. Pro forma net tangible book value per share represents the amount of our total tangible assets less total liabilities, divided by the pro forma number of shares of common stock outstanding after giving effect to the automatic conversion of all of our outstanding shares of preferred stock into shares of Class A common stock.

   After giving effect to our sale of 8,000,000 shares of Class A common stock in this offering at an assumed initial public offering price of $9.00 per share, and after deducting estimated underwriting discounts and commissions and estimated offering expenses, our pro forma as adjusted net tangible book value as of March 31, 2001 would have been $127,716,000, or $3.43 per share. This represents an immediate increase in pro forma net tangible book value of $1.28 per share to existing shareholders and an immediate dilution of $5.57 per share to new investors of Class A common stock in this offering. The following table illustrates this per share dilution:

   Assumed initial public offering price..........................       $9.00
     Pro forma net tangible book value at March 31, 2001.......... $2.15
     Increase attributable to new investors.......................  1.28
                                                                   -----
   Pro forma as adjusted net tangible book value after this
    offering......................................................        3.43
                                                                         -----
   Dilution to new investors......................................        5.57
                                                                         =====

   The following table shows on a pro forma basis, as of March 31, 2001, the number of shares of stock purchased from us, the total consideration paid to us and the average price per share paid by the existing shareholders and by new investors, before deducting estimated underwriting discounts and commissions and estimated offering expenses payable by us, at an assumed initial public offering price of $9.00 per share.

                             Shares Purchased  Total Consideration
                            ------------------ -------------------- Average Price
                              Number   Percent    Amount    Percent   Per Share
                            ---------- ------- ------------ ------- -------------
   Existing Class A
    shareholders........... 29,223,483    45%  $ 55,768,000    44%      $1.91
   Existing Class B
    shareholders........... 28,000,000    43        125,300   --          .01
   New Class A investors...  8,000,000    12     72,000,000    56        9.00
                            ----------   ---   ------------   ---
     Total................. 65,223,483   100%  $127,893,300   100%
                            ==========   ===   ============   ===

   The above table and calculations exclude, as of March 31, 2001:

  . 39,628,997 shares of Class A common stock issuable upon exercise of outstanding stock options at a weighted average exercise price of $1.77 per share;

  . 9,549,026 shares of Class A common stock reserved for future issuance under our stock option plans;

  . 5,813,716 shares of Class A common stock issuable upon exercise of outstanding warrants with a weighted average exercise price of $3.53 per share; and

  . 2,071,652 additional shares of Class A common stock reserved for future issuance under our 2000 Employee Stock Purchase Plan.

   New investors will suffer additional dilution upon exercise of any outstanding options or warrants. At March 31, 2001, assuming exercise and payment of all outstanding options and warrants and including offering proceeds, the pro forma as adjusted net tangible book value per share would have been $2.65, representing dilution of $6.35 per share to new investors. At March 31, 2001, assuming exercise and payment of all outstanding options and warrants, the percentage of shares purchased and total consideration paid by new investors would have been 7% and 33%, respectively.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (in thousands, except per share data)

   You should read the selected consolidated financial data in conjunction with our financial statements and related notes included in this prospectus as well as the section of the prospectus entitled "Management's Discussion and Analysis of Financial Condition and Results of Operations." The statement of operations data for the years ended December 31, 1998, 1999 and 2000 and the balance sheet data as of December 31, 1999 and 2000 are derived from our audited consolidated financial statements included in this prospectus. The statement of operations data for the three months ended March 31, 2000 and 2001 and the balance sheet data as of March 31, 2001 are derived from our unaudited financial statements. In the opinion of management, all necessary adjustments, consisting only of normal recurring adjustments, have been included to present fairly the unaudited interim results when read in conjunction with the audited financial statements and notes thereto appearing in this prospectus. Historical results are not necessarily indicative of results that may be expected for any future period.

                                                                            Three Months Ended
                                      Year Ended December 31,                   March 31,
                          ------------------------------------------------- -------------------
                            1996     1997     1998      1999       2000(1)    2000      2001(1)
                          -------- -------- --------  ---------  ---------- --------  ---------
Statement of Operations
 Data:
Revenues:
 Product................   $  --    $   94  $ 2,126   $  19,383   $ 72,721  $12,348    $31,068
 Development............    1,010    1,447    1,726       1,012        --       --         --
                           ------   ------  -------   ---------   --------  -------    -------
   Total revenues.......    1,010    1,541    3,852      20,395     72,721   12,348     31,068
                           ------   ------  -------   ---------   --------  -------    -------
Cost of revenues:
 Product and
  development...........      729    1,178    1,847       6,748     27,048    4,817     11,349
 Inventory write down...      --       --       --          --         --       --       4,895
 Deferred stock
  compensation..........      --       --       --           19        834       29        477
                           ------   ------  -------   ---------   --------  -------    -------
   Total cost of
    revenues............      729    1,178    1,847       6,767     27,882    4,846     16,721
                           ------   ------  -------   ---------   --------  -------    -------
Gross profit............      281      363    2,005      13,628     44,839    7,502     14,347
                           ------   ------  -------   ---------   --------  -------    -------
Operating expenses:
 Research and
  development, excluding
  deferred stock
  compensation..........      279      650    2,219       8,779     24,624    3,848     12,536
 Research and
  development--warrant
  issuance..............      --       --       --          --       6,375      --         --
 Sales and marketing,
  excluding deferred
  stock compensation....       94      190      349       2,292      7,130    1,186      3,527
 General and
  administrative,
  excluding deferred
  stock compensation....      107      266      391       1,767      7,611    1,225      2,946
 Deferred stock
  compensation..........      --       --       344         803      6,077      809      2,580
                           ------   ------  -------   ---------   --------  -------    -------
   Total operating
    expenses............      480    1,106    3,303      13,641     51,817    7,068     21,589
                           ------   ------  -------   ---------   --------  -------    -------
Operating income
 (loss).................     (199)    (743)  (1,298)        (13)    (6,978)     434     (7,242)
Other income and
 expenses...............       13      (61)    (189)         57      1,560      (63)       115
                           ------   ------  -------   ---------   --------  -------    -------
Income (loss) before
 provision (benefit) for
 income taxes...........     (186)    (804)  (1,487)         44     (5,418)     371     (7,127)
Provision (benefit) for
 income taxes...........      --         1        1          19     (1,749)     --      (2,676)
                           ------   ------  -------   ---------   --------  -------    -------
Net income (loss).......   $ (186)  $ (805) $(1,488)  $      25   $ (3,669) $   371    $(4,451)
                           ======   ======  =======   =========   ========  =======    =======
Accretion of redeemable
 convertible preferred
 stock to redemption
 value..................      --       --       --           48         95       24         24
Dividend related to
 warrant issuance.......      --       --       --          --       6,375      --         --
                           ------   ------  -------   ---------   --------  -------    -------
Net loss attributable to
 common shareholders....   $ (186)  $ (805) $(1,488)  $     (23)  $(10,139) $   347    $(4,475)
                           ======   ======  =======   =========   ========  =======    =======
Net income (loss) per
 share:
 Basic..................   $(0.01)  $(0.03) $ (0.05)  $     --    $  (0.34) $  0.01    $ (0.15)
                           ======   ======  =======   =========   ========  =======    =======
 Diluted................   $(0.01)  $(0.03) $ (0.05)  $     --    $  (0.34) $  0.01    $ (0.15)
                           ======   ======  =======   =========   ========  =======    =======
Weighted average shares:
 Basic..................   30,000   30,000   30,000      30,000     30,000   30,000     30,060
                           ======   ======  =======   =========   ========  =======    =======
 Diluted................   30,000   30,000   30,000      30,000     30,000   67,539     30,060
                           ======   ======  =======   =========   ========  =======    =======
Pro forma net loss per
 share:
 Basic and diluted......                                          $  (0.19)            $ (0.08)
                                                                  ========             =======
 Weighted average
  shares................                                            54,226              57,177
                                                                  ========             =======

   Pro forma net income (loss) per share has been computed to give effect to the fact that, if the offering contemplated by this prospectus is consummated, it would result in the conversion of all of the Series A and Series B redeemable convertible preferred stock outstanding into 24,226 and 27,116 shares of Class A common stock at December 31, 2000 and March 31, 2001, respectively.
-------------------
(1) As restated, see note 15 to the consolidated financial statements.

                                                                          Three Months
                                                                             Ended
                                      Year Ended December 31,              March 31,
                          ----------------------------------------------- ------------
                            1996     1997     1998     1999     2000(1)   2000 2001(1)
                          -------- -------- -------- -------- ----------- ---- -------
Deferred Stock
 Compensation:
Research and
 development............   $ --     $ --      $344     $216     $2,825    $178 $1,381
Sales and marketing.....     --       --       --        31        537      44    422
General and
 administrative.........     --       --       --       556      2,715     587    777
                           -----    -----     ----     ----     ------    ---- ------
   Total................   $ --     $ --      $344     $803     $6,077    $809 $2,580
                           =====    =====     ====     ====     ======    ==== ======

                                                                              As of
                                       As of December 31,                   March 31,
                         -------------------------------------------------- ---------
                           1996      1997      1998      1999      2000(1)   2001(1)
                         --------  --------  --------  --------  ---------- ---------
Balance Sheet Data:
Cash and cash
 equivalents............ $   281   $   273   $   303   $ 8,997    $29,159    $20,877
Working capital
 (deficit)..............    (287)      (90)      (34)   15,108     41,648     34,917
Total assets............     783       793     1,747    22,644     90,266     90,999
Long-term obligations,
 net of current.........       3       926     2,189     3,926      1,018      1,390
Redeemable convertible
 preferred stock........     --        --        --     14,978     55,073     55,097
Total shareholders'
 equity (deficit).......    (161)     (856)   (1,995)     (714)     9,091      7,784

---------------------
(1)As restated, see note 15 to the consolidated financial statements.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

   The following discussion should be read in conjunction with our consolidated financial statements included elsewhere in this prospectus. This discussion contains forward-looking statements that involve risks and uncertainties. Our actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors including those set forth under "Risk Factors" and elsewhere in this prospectus.

Overview

   We design, develop and market advanced integrated circuits, modules and higher-level assemblies that enable next generation optical networking systems. We outsource substantially all of our semiconductor fabrication and focus our efforts on the design, development and marketing of our products.

   From our inception on July 26, 1994 through December 31, 1996, our operations consisted primarily of start-up activities, including development of our initial products. During 1996, we began generating development revenues through technology development contracts with several of our customers. In July 1997, we began shipping our first product for customer evaluation. During the first quarter of 1998, we recognized our first significant product revenues and further invested in research and development, sales and marketing, operations and our general and administrative infrastructure.

   During 2001, we shipped our products to over 30 customers. To date, we have generated a substantial portion of our revenues from a limited number of customers. Our top three customers for the three months ended March 31, 2001 were Alcatel, TyCom and Cisco, representing 49%, 16% and 10% of our revenues, respectively. Our top three customers for the year ended December 31, 2000 were Lucent, Alcatel and Cisco, representing approximately 34%, 28% and 11% of our revenues, respectively. A number of network service providers have recently announced plans to curtail the level of their capital expenditures on their infrastructure build-out, which could significantly reduce the demand for our products by communications equipment manufacturers, including these principal customers. We expect that in future periods our customer base will become less concentrated both generally and within our top three customers.

   We have focused our initial sales and marketing efforts on North American and European communications equipment manufacturers. During the three months ended March 31, 2001, we derived 59% of our total revenues from communications equipment manufacturers in North America compared with 73% in 2000. We currently sell through our direct sales force in North America and Europe, and through selected independent sales representatives in North America, Germany, United Kingdom, Italy, France, Israel, China, Korea and Japan. International revenues are denominated in U.S. dollars, which reduces our exposure to foreign currency risks. We expect international revenues to continue to account for a significant percentage of total revenues, driven primarily by increased sales to customers in Europe and Asia.

   Revenues. We recognize product revenues at the time of shipment. Our customers are not obligated by long-term contracts to purchase our products and can generally cancel or reschedule orders on short notice. We historically derived our development revenues from technology development contracts. Under these contracts, we received payments from customers for designing and developing products for use in their optical networking equipment. We recognize development revenues using the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. We recognized no development revenues during 2000 or during the three months ended March 31, 2001, and do not expect to recognize any significant development revenues in the future. The recent slowdown in the build-out of the communications infrastructure has caused our revenues to grow less rapidly than they otherwise would have.

   Cost of Revenues. Cost of revenues consists of component and materials cost, direct labor, deferred stock compensation relating to manufacturing labor, manufacturing, overhead costs and estimated warranty costs. We outsource substantially all of the fabrication and assembly, and a portion of the testing, of our products. Accordingly, a significant portion of our cost of revenues consists of payments to our third-party manufacturers. As revenues increase, we believe favorable trends should occur in manufacturing costs due to our ability to absorb overhead costs over higher volumes.

   Research and Development. Research and development expenses consist primarily of salaries and related personnel costs, equipment, material, third-party costs and fees related to the development and prototyping of our products and depreciation associated with engineering and design software costs. We expense our research and development costs as they are incurred, except for engineering and design software, which are capitalized and depreciated over the life of the software. Research and development is key to our future success, and we intend to increase our research and development expenses in future periods in absolute dollar amounts.

   Sales and Marketing. Sales and marketing expenses consist primarily of salaries, commissions and related expenses for personnel engaged in sales, marketing, customer service and application engineering support functions and costs associated with trade shows. We expect that sales and marketing expenses will increase in future periods in absolute dollar amounts as we hire additional sales and marketing personnel, initiate additional marketing programs, establish sales offices in additional domestic and international locations and expand our customer service and support organizations.

   General and Administrative. General and administrative expenses consist primarily of salaries and related expenses for executive, finance, accounting, facilities, information services, human resources, recruiting, professional fees and other corporate expenses. We expect general and administrative expenses to increase in absolute dollar amounts as we add personnel and incur additional costs related to the growth of our business and our operation as a public company.

   Deferred Stock Compensation. In connection with the granting of stock options to our employees, officers and directors, we recorded deferred stock compensation of $6.1 million for the three months ended March 31, 2001, $14.1 million in 2000, $6.0 million in 1999 and $0.5 million in 1998. Deferred stock compensation represents the difference between the grant price and the fair value of the common stock underlying options granted during these periods. Deferred stock compensation is presented as a reduction of shareholders' equity. We are amortizing our deferred stock compensation using the graded vesting method, in accordance with FASB Interpretation No. 28, over the vesting period of each respective option, generally four years. Based on our balance of deferred stock compensation as of March 31, 2001, we estimate our amortization of deferred stock compensation for each of the periods below to be as follows:

   Year Ending December 31,                                           Amount
   ------------------------                                       --------------
                                                                  (in thousands)
    2001 (subsequent to March 31, 2001)..........................    $ 6,743
    2002.........................................................      5,461
    2003.........................................................      2,632
    2004.........................................................        788
                                                                     -------
      Total......................................................    $15,624
                                                                     =======

   Approximately $3.3 million of the remaining amortization of deferred stock compensation will be charged to cost of revenues. Subsequent to March 31, 2001, we granted 1,760,500 stock options to employees with a weighted average exercise price of $5.75. In connection with these grants, we recorded $3,961,125 of deferred stock compensation that will be amortized to expense over a four year period that is consistent with the vesting schedule of such options.

   Net Income (Loss). In addition to the items discussed above, net income
(loss) also includes interest expense, other income and a provision or benefit for income taxes. Interest expense relates predominantly to interest on the line of credit from a shareholder which was paid in full in May 2000 and interest expense associated with capital leases. Other income represents investment earnings on our cash equivalents.

   Restatement. Our financial statements for the year ended December 31, 2000 and for the three months ended March 31, 2001 have been restated. Refer to note 15 in the accompanying consolidated financial statements for further discussion.

Results of Operations

 Three Months Ended March 31, 2001 and 2000

   Revenues. Revenues increased to $31.1 million for the three months ended March 31, 2001, compared with $12.3 million for the three months ended March 31, 2000. The increase was due to higher unit volume shipments of integrated circuits, modules and higher-level assemblies to existing and new customers and the introduction of new products.

   Gross Profit. Cost of revenues, including $476,544 of deferred stock compensation, increased to $16.7 million for the three months ended March 31, 2001, compared with $4.8 million for the three months ended March 31, 2000. Gross profit as a percentage of revenues, or gross margin, decreased to 46% for the three months ended March 31, 2001 compared with 61% for the three months ended March 31, 2000. The decrease in gross margin was due predominantly to $4.9 million of inventory charges to reduce inventories to their net realizable value. Included in the $4.9 million is a $4.3 million inventory write-down required as a result of a migration by certain of our customers from GaAs-based products to SiGe-based comparable products. This has resulted in cancellation of orders by certain customers, the most significant of which was by Alcatel's submarine networks division, which has moved to a new design system more rapidly than expected, and certain other customers indicating that they will be utilizing SiGe products instead of GaAs products in the future. Also included in this inventory charge is $600,000 that relates to consigned inventories located at our finished goods suppliers. The charge is the result of inventory shrink and lower than expected production yields during the three months ended March 31, 2001 at these finished goods suppliers. We performed procedures to ensure that the entire charge is associated with the first quarter of 2001 including conducting a physical count of the consigned inventory during the fourth quarter of 2000. We identified this inventory shortage as our suppliers utilized consigned raw materials for the production of our products. As the consigned raw material inventory balance was reduced, we realized that a discrepancy existed between our perpetual records and the actual physical quantity on hand at our suppliers' locations. We will no longer consign inventory to these suppliers as we are allowing these suppliers to purchase their own raw materials to manufacture our finished good products. This will improve cash flows by maintaining lower raw material inventory levels.


   Excluding the $4.9 million inventory charge and deferred stock compensation, gross margin would have increased to 63% for the three months ended March 31, 2001 compared with 61% for the three months ended March 31, 2000. This increase was due primarily to the introduction of new module and higher-level assembly products with higher gross margins. Stock based compensation expense associated with cost of revenues increased $447,544 due to stock option grants to manufacturing employees coupled with increased manufacturing headcount.

   Research and Development. Research and development expenses, excluding deferred stock compensation, increased to $12.5 million for the three months ended March 31, 2001 compared with $3.8 million for the three months ended March 31, 2000. As a percentage of revenues, research and development expenses increased to 40% for the three months ended March 31, 2001 compared with 31% for the three months ended March 31, 2000. The increase in both dollars and as a percent of sales was due primarily to the addition of engineering personnel in the United States and three new research and development centers located within Europe and Israel, costs associated with a joint development agreement that we entered into during May 2000 and depreciation and amortization on research and development equipment and software purchased during the late 2000 and early 2001. Stock based compensation expense associated with research and development increased $1.2 million due to stock option grants to engineering personnel coupled with increased headcount.

   Sales and Marketing. Sales and marketing expenses, excluding deferred stock compensation, increased to $3.5 million for the three months ended March 31, 2001, compared with $1.2 million for the three months ended March 31, 2000. As a percentage of revenues, sales and marketing expenses increased to 11% for the three months ended March 31, 2001 compared with 10% for the three months ended March 31, 2000. The increase in both dollars and as a percent of sales was due primarily to the addition of sales and marketing personnel as we began to expand our sales force. Stock based compensation expense associated with sales and marketing increased $377,894 due to stock option grants to sales and marketing personnel coupled with increased headcount.

   General and Administrative. General and administrative expenses, excluding deferred stock compensation, increased to $2.9 million for the three months ended March 31, 2001, compared with $1.2 million for the three months ended March 31, 2000. The increase was due primarily to the addition of personnel and the associated payroll and related costs within the areas of senior management, finance and human resources. General and administrative expenses as a percentage of revenues were 9% for the three months ended March 31, 2001, compared with 10% for the three months ended March 31, 2000. The decrease was attributable to higher growth in revenues. Stock based compensation expense associated with general and administrative expenses increased $190,538 due to stock option grants to personnel in the areas of finance and human resources coupled with increased headcount.

   Deferred Stock Compensation. Operating expenses included amortization of deferred stock compensation of $2.6 million for the three months ended March 31, 2001, compared with $808,857 for the three months ended March 31, 2000, due to a greater number of option grants to new and existing employees.

   Other Income and Expenses, Net. Other income increased to $115,276 for the three months ended March 31, 2001, compared with other expenses of $63,079 for the three months ended March 31, 2000. The increase was due primarily to increased interest income related to higher average cash and cash equivalent balances during the three months ended March 31, 2001 and lower interest expense as a result of no interest expense on the line of credit from a shareholder which was paid in full in May 2000, offset by $130,121 of losses from our investment accounted for under the equity method of accounting.

   Net Income (Loss). Net loss was $4.5 million for the three months ended March 31, 2001, compared with the net income of $371,005 for the three months ended March 31, 2000. The net loss was predominantly due to the inventory charges discussed above.

 Years Ended December 31, 2000 and 1999

   Revenues. Revenues increased to $72.7 million in 2000, compared with $20.4 million in 1999. The increase was due to higher unit volume shipments of integrated circuits, modules and higher-level assemblies to existing and new customers and the introduction of new products. We recognized no development revenues in 2000, compared to $1.0 million of development revenues in 1999.

   Gross Profit. Cost of revenues, including $834,093 of deferred stock compensation, increased to $27.9 million in 2000, compared with $6.8 million in 1999. Excluding deferred stock compensation, gross profit as a percentage of revenues, or gross margin, declined to 63% in 2000 compared with 67% in 1999. The decline was predominantly due to a contractual reduction in selling price during 2000 for an integrated circuit product that was first introduced in 1999 for a specific customer, offset by an absence of development revenues which have lower margins than our product revenues. In accordance with an agreement with the customer, the selling price was reduced as certain volume thresholds were attained. No further selling price reductions are required under this agreement. During 1999, gross margin for development revenues was 37%. No development revenues were recognized during 2000 and we do not expect development revenues to be material in the future. Gross profit including deferred stock compensation increased to $44.8 million in 2000 compared with $13.6 million in 1999 due to the items noted above coupled with increased deferred stock compensation charges. Stock based compensation expense associated with cost of revenues increased $815,062 due to stock option grants to manufacturing employees coupled with increased manufacturing headcount.

   Research and Development. Research and development expenses, excluding deferred stock compensation, increased to $24.6 million in 2000, compared with $8.8 million in 1999. The increase was due primarily to the addition of engineering personnel and increased costs for engineering and design software. Research and development expenses as a percentage of revenues decreased in 2000 to 34%, compared with 43% in 1999. The decrease was attributable to a higher growth in revenues. Stock based compensation expense associated with research and development increased $2.6 million due to stock option grants to engineering personnel coupled with increased headcount.

   Research and Development--Warrant Issuance. We incurred a non-cash charge of $6.4 million related to a warrant issuance in 2000. This charge represents the fair value of a warrant issued to a third party in conjunction with a development agreement. This warrant is fully exercisable and non-forfeitable. We have expensed the value of this warrant because there is no third party performance required with respect to the warrant, and the activities underlying the development agreement relate to research and development efforts for which we cannot determine the benefit, if any, which may result.

   Sales and Marketing. Sales and marketing expenses, excluding deferred stock compensation, increased to $7.1 million in 2000, compared with $2.3 million in 1999. The increase was due primarily to the addition of sales and marketing personnel. Sales and marketing expenses as a percentage of revenues were 10% in 2000, compared with 11% in 1999. The decrease was a result of higher growth in revenues. Stock based compensation expense associated with sales and marketing increased $505,455 due to stock option grants to sales and marketing personnel coupled with increased headcount.

   General and Administrative. General and administrative expenses, excluding deferred stock compensation, increased to $7.6 million in 2000, compared with $1.8 million in 1999. The increase was due primarily to the addition of personnel and the associated payroll and related costs within the areas of finance and human resources. General and administrative expenses as a percentage of revenues were 10% in 2000, compared with 9% in 1999. Stock based compensation expense associated with general and administrative expenses increased $2.2 million due to stock option grants to personnel in the areas of finance and human resources coupled with increased headcount.

   Deferred Stock Compensation. Operating expenses included amortization of deferred stock compensation of $6.1 million in 2000, compared with $803,551 in 1999, due to a greater number of option grants to new and existing employees.

   Other Income and Expenses, Net. Other income increased to $1.6 million in 2000, compared with $57,068 in 1999. The increase was due primarily to increased interest income of $1.6 million related to higher cash and cash equivalent balances due primarily to the issuances of preferred stock from March to May 2000 offset by a $83,561 increase in interest expense resulting from realizing a full year of interest expense in 2000 on a capital lease entered into in late 1999 and interest expense on fixed asset additions financed in 2000 coupled with lower interest expense on the line of credit to a shareholder which was paid in full in May 2000.

   Net Income (Loss). Net loss increased to $3.7 million in 2000, compared with net income of $24,540 in 1999. The net loss was primarily due to increased deferred stock compensation of $6.1 million and expenses of $6.5 million associated with warrant issuances offset by an income tax benefit of $1.7 million. The provision for income taxes was not material during 1999 as we utilized a net operating loss carryforward to offset substantially all of our taxable income. The tax benefit in 2000 is the result of our recognizing a portion of our deferred tax assets because we believe that it is more likely than not that we will have sufficient income to utilize such assets.

 Years Ended December 31, 1999 and 1998

   Revenues. Revenues increased to $20.4 million in 1999, compared with $3.9 million in 1998. The increase was due to increases in shipments of integrated circuits, modules and higher-level assemblies to existing and new customers and the introduction of new products. Development revenues declined to $1.0 million in 1999, compared with $1.7 million in 1998.

   Gross Profit. Cost of revenues, including $19,031 of deferred stock compensation, increased to $6.8 million in 1999, compared with $1.8 million in 1998. Gross margin increased to 67% in 1999, compared with 52% in 1998. The increase in gross margin in 1999 was due to increased sales of higher margin products relative to revenues associated with lower margin development contracts in 1998. Gross margin for product revenues increased to 68% in 1999, compared with 63% in 1998. The increase in product gross margin was due to the introduction of new products with higher gross margins. A decline in gross margin for development revenues to 37% in 1999, compared with 39% in 1998, partially offset product gross margin increases. There was no stock based compensation expense associated with cost of revenues during 1998 and $19,031 during 1999.

   Research and Development. Research and development expenses increased to $8.8 million in 1999, compared with $2.2 million in 1998. The increase was due primarily to the addition of engineering personnel and increased costs for engineering and design software. Research and development expenses as a percentage of revenues decreased in 1999 to 43%, compared with 58% in 1998, due primarily to higher growth in revenues during this period.

   Sales and Marketing. Sales and marketing expenses increased to $2.3 million in 1999, compared with $0.3 million in 1998. The increase was due primarily to the addition of personnel and related costs in the areas of sales, application engineering and marketing activities.

   General and Administrative. General and administrative expenses increased to $1.8 million in 1999 compared with $0.4 million in 1998. The increase was due primarily to the addition of human resources and administrative personnel and the relocation of our headquarters facility to Somerset, New Jersey.

   Deferred Stock Compensation. Amortization of deferred stock compensation increased to $803,551 in 1999 from $343,870 in 1998 due to a greater number of option grants made to new and existing employees predominantly in general and administrative functions.

   Other Income and Expenses, Net. Other income was $57,068 in 1999, compared with other expense of $188,417 in 1998. The increase was due primarily to increased interest income of $283,632 related to higher cash and cash equivalent balances due primarily to the issuance of preferred stock in June 1999 offset by a $38,147 increase in interest expense due primarily to higher interest on the line of credit to a shareholder which had a higher average outstanding balance during 1999.

   Net Income (Loss). Net income increased to $24,540 in 1999, compared with a net loss of $1.5 million in 1998. The decrease in the net loss was predominantly due to improved gross profit and an increase in other income offset by the expense increases discussed above.

Quarterly Results of Operations

  The following table sets forth for the periods presented certain data from our consolidated statement of operations. The consolidated statement of operations data have been derived from our unaudited quarterly consolidated financial statements. In the opinion of management, these statements have been prepared on substantially the same basis as the audited consolidated financial statements and include all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of the financial information for the periods presented. This information should be read in conjunction with the consolidated financial information and notes thereto included elsewhere in this prospectus.

                                                             Three-Months Ended
                   --------------------------------------------------------------------------------------------------------
                   March 31, June 30,  September 30, December 31, March 31, June 30,  September 30, December 31, March  31,
                     1999      1999        1999          1999       2000      2000        2000        2000(1)     2001(1)
                   --------- --------  ------------- ------------ --------- --------  ------------- ------------ ----------
                                                               (in thousands)
Revenues:
 Product.........   $ 2,406  $ 3,555      $ 5,322      $ 8,100     $12,347  $16,320      $18,680      $25,374     $31,068
 Development.....       323      623           66          --          --       --           --           --          --
                    -------  -------      -------      -------     -------  -------      -------      -------     -------
 Total revenues..     2,729    4,178        5,388        8,100      12,347   16,320       18,680       25,374      31,068
Cost of revenues,
 including
 deferred stock
 compensation....       747    1,487        1,773        2,762       4,845    6,174        7,212        9,651      16,721
                    -------  -------      -------      -------     -------  -------      -------      -------     -------
Gross profit.....     1,982    2,691        3,615        5,338       7,502   10,146       11,468       15,723      14,347
Operating
 expenses:
 Research and
  development,
  excluding
  deferred stock
  compensation...       793    1,792        2,288        3,906       3,848    5,086        6,682        9,008      12,536
 Research and
  development--
  warrant
  issuance.......       --       --           --           --          --     6,375          --           --          --
 Sales and
  marketing,
  excluding
  deferred stock
  compensation...       325      470          602          895       1,186    1,328        1,893        2,723       3,527
 General and
  administrative,
  excluding
  deferred stock
  compensation...       207      457          509          594       1,226      884        2,198        3,303       2,946
 Deferred stock
  compensation...        25       36           55          685         808    1,270        1,862        2,137       2,580
                    -------  -------      -------      -------     -------  -------      -------      -------     -------
 Total operating
  expenses.......     1,350    2,755        3,454        6,080       7,068   14,943       12,635       17,171      21,589
                    -------  -------      -------      -------     -------  -------      -------      -------     -------
Operating income
 (loss)..........       632      (64)         161         (742)        434   (4,797)      (1,167)      (1,448)     (7,242)
Other income and
 expenses........       (43)     (72)         181           (9)        (63)     190          708          725         115
                    -------  -------      -------      -------     -------  -------      -------      -------     -------
Income (loss)
 before provision
 (benefit) for
 income taxes....       589     (136)         342         (751)        371   (4,607)        (459)        (723)     (7,127)
Provision
 (benefit) for
 income taxes....       --       --           --            19         --       447          400       (2,596)     (2,676)
                    -------  -------      -------      -------     -------  -------      -------      -------     -------
Net income
 (loss)..........   $   589  $  (136)     $   342      $  (770)    $   371  $(5,054)     $  (859)     $ 1,873     $(4,451)
                    =======  =======      =======      =======     =======  =======      =======      =======     =======
Dividend related
 to warrant
 issuance........       --       --           --           --          --   $ 6,375          --           --          --
                    -------  -------      -------      -------     -------  -------      -------      -------     -------
Net income (loss)
 per share:
 Basic...........   $  0.02  $   --       $  0.01      $ (0.03)    $  0.01  $ (0.38)     $ (0.03)     $  0.06     $ (0.15)
                    =======  =======      =======      =======     =======  =======      =======      =======     =======
 Diluted.........   $  0.02  $   --       $  0.01      $ (0.03)    $  0.01  $ (0.38)     $ (0.03)     $  0.02     $ (0.15)
                    =======  =======      =======      =======     =======  =======      =======      =======     =======

-----------------
(1) As restated, see note 15 to the consolidated financial statements.

Liquidity and Capital Resources

  We have funded our operations primarily through private sales of preferred stock. We also secured additional financing through capital leases and vendor financings for some of our equipment and software needs. As of March 31, 2001, we had cash and cash equivalents of $20.9 million.

  Cash used in operating activities during the three months ended March 31, 2001 was $2.2 million compared to $2.4 million during the comparable period in 2000. The cash used in operations during the three months ended March 31, 2001 was predominantly due to inventory purchases. Cash provided from operations increased to $661,829 in 2000 compared with cash used in operations of $5.8 million in 1999. This increase was due to our improved profitability after adjusting for non-cash items such as warrant issuances, deferred stock compensation and depreciation and amortization.

   Cash used in investing activities increased to $5.9 million for the three months ended March 31, 2001 from $466,366 for the three months ended March 31, 2000. The increase was due to the purchase of $4.3 million of property and equipment and to an additional $1.7 million purchase in one of our existing non-marketable investments. Cash used for investing activities increased to $17.4 million in 2000 from $695,491 in 1999. The increase was due to the purchase of $15.0 million of property and equipment as we continued to expand our infrastructure and to $2.4 million of purchases of non-marketable securities.

   Cash used in financing activities was $161,404 for the three months ended March 31, 2001 compared with cash provided by financing activities of $22.9 million for the three months ended March 31, 2000. The decrease in cash provided by financing activities is due to a $23.0 million offering of preferred stock during the three months ended March 31, 2000. Cash generated from financing activities increased to $36.9 million in 2000 compared with $15.2 million in 1999. This increase was due primarily to the sale of $40.0 million of Series B preferred stock in March through May 2000.

   Cash and cash equivalents decreased to $20.9 million at March 31, 2001 from $29.2 million on December 31, 2000 due to the uses of cash in operating and investing activities. Cash and cash equivalents, increased to $29.2 million on December 31, 2000 from $9.0 million on December 31, 1999 due primarily to the sale of the Series B preferred shares during March through May 2000.

   We are obligated to make payments of approximately $16.0 million over the lease periods of our operating leases, with $4.7 million due in 2001. We believe the net proceeds of this offering, together with our current cash and cash equivalents will be sufficient to meet our capital and operating requirements at least through the next 12 months, although we could be required, or could elect, to seek additional funding prior to that time.

Recently Issued Accounting Pronouncements

   In June 1998, June 1999 and June 2000, the Financial Accounting Standards Board, or the FASB, issued Statement of Financial Accounting Standards ("SFAS") No. 133, "Accounting for Derivative Instruments and Hedging Activities", SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities-- Deferral of the Effective Date of FASB Statement No. 133" and SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities--An Amendment of SFAS No. 133." SFAS No. 133, as amended, requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation. Effective January 1, 2001, we adopted SFAS No. 133, which also establishes criteria for designation and effectiveness of derivative transactions for which hedge accounting is applied. We assess the initial and ongoing effectiveness of our hedging relationships in accordance with our documented policies. There was no cumulative effect of adopting SFAS No. 133 as of January 1, 2001, because we were not party to any derivative as of that date.

   In December 1999, the SEC issued Staff Accounting Bulletin No. 101, or SAB 101, "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. We have reviewed these criteria and believe our policies for revenue recognition are in accordance with SAB 101.

   In March 2000, the FASB issued Interpretation No. 44, or FIN 44, "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25." FIN 44 clarifies the application of Accounting Principles Board Opinion No. 25, "Accounting for Stock Issued to Employee," or APB 25. FIN 44
clarifies the following: the definition of an employee, the criteria for determining whether a plan qualifies as a non-compensatory plan, the accounting consequences of various modifications to the terms of previously fixed stock options or awards and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occur after either December 15, 1998, or January 12, 2000. The adoption of FIN 44 did not have a material impact on our financial position or results of operations.

Qualitative and Quantitative Disclosures About Market Risk

 Foreign Currency Risk

   We develop and market our products in North America and Europe. As a result, our financial results could be affected by factors such as changes in foreign currency exchange rates or weak economic conditions in foreign markets. As our sales are currently made or denominated in U.S. dollars, a strengthening of the dollar could make our products less competitive in foreign markets. Although we recognize our revenues in U.S. dollars, we incur expenses in currencies other than U.S. dollars.

   During 1999, we were exposed to exchange rate fluctuations in the German mark and the Lithuanian lita. No revenues were denominated in foreign currencies. Total expenses denominated in both the mark and lita were approximately $1.2 million or 5.7% of total expenses. Expenses denominated in the mark represented approximately $1.1 million of the $1.2 million.

   We were exposed to fluctuations in the mark, lita and the Israeli shekel during 2000. Total expenses denominated in the mark, lita and shekel were $6.1 million or 4.9% of total expenses. Expenses denominated in the mark and shekel represented approximately $3.7 million and approximately $2.3 million, respectively, of foreign expenses.

   During the three months ended March 31, 2001, total expenses denominated in the mark, lita and shekel were $4.1 million or 11.0% of total expenses. Expenses denominated in the mark and shekel represented approximately $2.2 million and $1.9 million, respectively, of foreign expenses. We expect that our foreign expenses will increase as we expand our research and development and sales efforts in foreign countries.

   During 2000, we did not engage in currency hedging activities. During the quarter ending March 31, 2001, we entered into foreign forward contracts for
6.9 million Euros with a notional amount of $6.6 million. The contracts mature throughout 2001 and were entered into to hedge a portion of Euro and mark denominated expenses. Although we have not experienced significant foreign exchange rate losses to date, we may in the future, especially to the extent that we do not engage in hedging.

   The economic impact of currency exchange rate movements on our operating results is complex because such changes are often linked to variability in real growth, inflation, interest rates, governmental actions and other factors. These changes, if material, may cause us to adjust our financing and operating strategies. Consequently, isolating the effect of changes in currency does not incorporate these other important economic factors.

 Interest Rate Risk

   Our interest income is sensitive to changes in the general level of U.S. interest rates, particularly because the majority of our investments are in short-term instruments. Due to the short-term nature of our investments, we believe that there is no material risk exposure. Therefore, no quantitative tabular disclosures have been included.

                                    BUSINESS

Overview

   We design, develop and market advanced integrated circuits, modules and higher-level assemblies that enable next generation optical networking systems. Our products address the markets for DWDM and SONET/SDH optical networking equipment. We focus exclusively on the fastest commercially available speeds of OC-192, or 10 gigabits per second, or higher and are in the early stages of developing products that are designed to address future systems that may operate at speeds of OC-768, or 40 gigabits per second. We seek to be first to develop innovative products with system functions that allow communications equipment manufacturers to rapidly build and deliver high performance fiber optic systems ahead of their competitors. We work closely with our customers to design and deliver integrated product solutions utilizing our semiconductor, circuit design and systems level expertise. We sell our products to leading and emerging communications equipment manufacturers that develop high-speed optical networking systems. Our customers include Alcatel, Ciena, Cisco, JDS Uniphase, Lucent, Marconi, Nortel, ONI, Optimight, Sycamore and TyCom.

Industry Background

 Dramatic Increase in the Volume of Communications Traffic

   The volume of data traffic across communications networks has grown rapidly over the past decade. This growth has been driven by the increased use of data-intensive applications such as electronic commerce, Internet access, e-mail, streaming audio and video, remote access and other new applications. This data traffic is also expected to accelerate in the coming years. RHK, Inc., a leading market research and consulting firm, estimates that data traffic across communications networks will increase from 350,000 terabytes per month in 1999 to more than 16 million terabytes per month in 2003. Ten terabytes is the equivalent of all of the information contained in the Library of Congress. This dramatic increase in data traffic and the deployment of bandwidth-intensive applications and services has placed a significant burden on the traditional communications infrastructure, resulting in network congestion, decreased reliability and an inability to scale network capacity effectively.

 Development of Fiber Optic Networks

   Much of the public network's infrastructure was originally designed to transmit voice communications utilizing copper wire as the primary transmission medium. This copper wire-based infrastructure is ill-suited for high-speed data transmission due to bandwidth limitations and high maintenance and administration costs. The inadequacy of the legacy public network infrastructure is particularly acute in the backbone, or core portion of the network. The core is the portion of the network characterized by long distance transmissions at high-speeds, or bit rates. Communications service providers are upgrading their network architectures by increasing bandwidth and switching capabilities for high-speed data and voice transmissions and are replacing conventional copper wire technology with fiber optic technology. Fiber optics offers substantially greater capacity than copper wire and is less error-prone and, as a result has become the transmission medium of choice for both incumbent and emerging service providers. SONET and SDH are the standards, or protocols, for the transmission of communications traffic over optical fiber. SONET and SDH facilitate high data integrity and improve network reliability at the higher transmission rates demanded in newly developed optical networking systems.

 Innovations in Optical Networking Systems

   The increased demand for bandwidth is driving communications equipment manufacturers to incorporate technologies that increase the capacity of optical networking systems. The two primary approaches for increasing capacity are higher transmission speeds and higher channel density. The majority of new optical networking systems deployed by service providers addressing the network core operate at 10 gigabits per second, or Gb/s. We believe future network deployments will incorporate systems that operate at 40 Gb/s or faster when the technology becomes commercially available. DWDM is a technology development that increases the capacity of existing fiber optic networks by combining multiple light beams of information, each at a different wavelength, or channel, onto a single strand of optical fiber. Higher transmission speeds and increased deployments of DWDM technology have significantly increased the complexity of optical networking systems. In addition, we believe that next generation optical networks will add substantial functionality and innovations to the optical transport layer to further optimize available capacity.

 Components for Optical Networking Systems

   As communications equipment manufacturers develop systems that enable higher transmission speeds and deploy DWDM technology to increase bandwidth, they must integrate a greater number of complex components that generate, manipulate, transmit and receive electrical and optical signals. These components include integrated circuits, modules and higher-level assemblies and are becoming increasingly important for the manufacture of optical networking systems. These components are viewed as critical to communications equipment manufacturers seeking competitive advantages. The need for communications equipment manufacturers to focus on their core competencies and meet aggressive time-to-market demands for new optical networking systems, along with the complexities associated with the design and development of state-of-the-art components, have caused communications equipment manufacturers to increasingly rely upon sophisticated component suppliers.

 Requirements for Supplying Components in Optical Networking Systems

   To meet the performance and functionality requirements of optical networking systems, communications equipment manufacturers are seeking suppliers that can deliver increasingly sophisticated component solutions. These component suppliers must provide each of the following:

   Systems Level Expertise. Component suppliers must understand the performance, functionality and integration requirements of the system into which their components are incorporated. Without this critical systems knowledge, a component supplier will have difficulty meeting the time-to-market and functionality requirements of the communications equipment manufacturers, thereby resulting in costly delays and missed revenue opportunities.

   Advanced Technologies and Processes that Enable High-Speed
Transmission. Building high-speed integrated circuits requires access to specialized process technologies and advanced circuit design approaches. The vast majority of the semiconductor industry employs a CMOS transistor built on silicon material. Because of demanding performance requirements, alternatives to CMOS have emerged in the communications industry. Specifically, GaAs and SiGe have emerged as semiconductor technologies that are effective in addressing high-speed optical communications requirements. Component suppliers are also exploring other semiconductor technologies, such as Indium Phosphide, or InP, to address the requirements of future, higher speed communications systems. Each of these processes poses significant challenges and has distinct characteristics that require extensive knowledge and expertise. Communications equipment manufacturers are looking for component suppliers that have the necessary expertise to use the optimal processes in order to provide next generation optical systems solutions for their customers.

   Highly Integrated Product Solutions. In order to rapidly and cost effectively introduce new products and simplify the design and manufacture of optical networking systems, communications equipment manufacturers seek component suppliers that can provide highly integrated solutions. These integrated solutions are modules or higher-level assemblies that combine numerous discrete components into a package or board to be sold as a single product, which eliminates the time and expense associated with sourcing and integrating components from multiple suppliers. As systems are manufactured in greater volumes, communications equipment manufacturers require that modules and higher-level assemblies be integrated further into multi-chip or single-chip solutions. This integration provides for faster and more efficient production, reduced part count and smaller design for placement into the network equipment, significantly reducing manufacturing costs for communications equipment manufacturers.

The Multilink Solution

   We design, develop and market advanced integrated circuits, modules and higher-level assemblies that enable next generation optical networking systems. Our integrated circuits and modules consist primarily of application specific standard products, or ASSPs, which are highly technical standardized products designed for use by several customers. These ASSPs can also be designed into custom made higher-level assemblies for insertion into a specific customer system. When appropriate, we also develop customer-specific components for strategic customers. We are able to offer our customers proprietary design skills, an in-depth understanding of high-speed process technologies and a thorough understanding of next generation optical networking system requirements. By offering highly integrated products, our customers are able to concentrate their efforts on their core competencies and introduce optical networking systems to the market in a shorter time and with more functionality and greater performance than their competitors.

   We believe we provide our customers with several key benefits, including the following:

 Sophisticated Products Developed Utilizing Systems Level Expertise

   We provide sophisticated products that meet the functionality requirements of next generation optical networking equipment. Our systems architects and design engineers have a thorough understanding of high-bandwidth fiber optic networking systems applications. This systems level expertise enables us to anticipate and develop cost-effective next generation component solutions for our customers. Our products incorporate unique circuit designs that enable specific systems level functions, such as detecting transmission errors. For example, our MTC1224 CDR DMUX exhibits superior loss of signal characteristics that reduce error rates and increase systems efficiency. Alternative solutions in the market require a more costly and complex design to achieve the same performance and quality standards.

 High-Speed Products that Meet Next Generation Optical Transmission
 Requirements

   We have an in-depth understanding of high-performance semiconductor and advanced process technologies. Understanding these technologies enables us to design high-speed analog, digital and mixed-signal integrated circuits and modules that operate at speeds of 10 Gb/s or higher. We design our products utilizing the optimal process technology, such as GaAs, CMOS or SiGe, for a particular function or product. We are also exploring the use of other technologies, including InP, for developing higher speed components. We believe this flexibility is unique and allows us to provide optimal solutions to our customers, resulting in the rapid introduction of high-speed, next generation systems. For example, with our MTC1215 MUX, we were the first supplier to design and manufacture a SiGe component for use in a 12.3 Gb/s fiber optic transmitter for ultra long-haul transmission systems. This product provides significantly reduced power consumption and improved performance over competing products.

 High Level of Component Integration

   Our highly integrated mixed-signal integrated circuits and modules offer innovative functions that allow our customers to be first-to-market with high performance fiber optic systems. When we are working with a customer that is developing and validating a new system that incorporates an important new function not commercially available from other sources, we first provide a module-based component composed of multiple discrete integrated circuits. The module is designed as an integrated package that can be seamlessly placed into a system providing immediate functionality. As the system transitions to high volume production, we collaborate with our customers to increase our solution's level of component integration and functionality, moving from a module-based solution to a multi-chip or single-chip solution. This higher-level of component integration reduces the cost and complexity of our customers' systems and enables them to meet their time-to-market requirements. For example, we have developed a complete three component solution for the physical layer of an optical transmitter, which is a device that converts voice and data transmissions carried as electrical signals into optical signals for transmission over optical fiber. This solution includes a multiplexer, which combines multiple slower signals into a single high-speed signal, a limiting amplifier, which amplifies electrical pulses, and a modulator driver, which amplifies and conditions signals used by another portion of the optical transmitter. We have further reduced the component count to two, by integrating the limiting amplifier into the modulator driver. This new modulator driver, the MTC5525, achieves superior performance by replacing numerous discrete components with a single, highly integrated module.

 Faster Time-to-Market

   Competition among network service providers to incorporate the latest technology into their networks is shortening the cycle for new product introductions, with each successive generation of communications equipment being adopted more quickly than the last. As a result, time-to-market has become a differentiating, competitive factor for communications equipment manufacturers. Through our systems level and process technology expertise and our integration capability, we develop sophisticated products that enable our customers to meet their critical time-to-market requirements.

The Multilink Strategy

   Our goal is to become the leading global supplier of high value component solutions for optical networking systems. Key elements of our strategy include:

 Leveraging Core Competencies to Rapidly Introduce Products that Enable Next Generation Optical Systems

   We have developed substantial competencies in mixed-signal circuit and module design and advanced semiconductor process technologies. Many of our engineers have worked for leading communications equipment manufacturers and are experienced in the development of communications systems. We intend to continue providing sophisticated products that meet the requirements of next generation optical networking systems. We will continue to capitalize on our design competencies and our integration capabilities to provide our customers with new modules and higher-level assemblies so they can quickly and cost-effectively introduce new systems with greater functionality. We will continue to develop new products using leading-edge technologies that allow us to transition these modules and higher-level assemblies into highly integrated, multi-chip or single-chip solutions, enabling us to address our customers' higher volume production requirements.

 Expanding Our Customer Relationships and the Breadth of Our Customer Base

   We intend to further strengthen our existing customer relationships and expand our customer base by continuing to target leading edge communications equipment manufacturers, anticipating their needs through a collaborative design and development process and providing ongoing, in-depth customer support. We participate early in the design process of our customers' products and aid in the design of their future systems architecture. Our application engineers and marketing personnel work closely with our customers to define and implement the appropriate solution and to provide continuous support. This extensive customer interaction allows us to further develop our systems expertise and to expand the functionality of our products in our customers' optical networking systems, providing us with a strategic advantage over our competitors.

 Maintaining and Extending Technology Leadership

   We have established a reputation as a technology leader in the design and development of components for next generation optical networking systems. We intend to maintain and extend our technological advantage by further investing in research and development, focusing on high bit rate component solutions and vigorously recruiting and retaining talented engineers. We will also continue to work closely with our foundry partners to drive the development of future generation process technologies.

 Pursuing Strategic Acquisitions and Strategic Relationships

   We intend to pursue strategic acquisitions that provide us with complementary products and technologies and highly qualified engineering personnel. We also intend to continue to establish strategic relationships to expand our technology leadership and secure access to advanced process technologies. For example, we have entered into a semiconductor development and a joint development agreement with IBM and a wafer supply agreement with TRW. We believe that establishing strategic relationships with companies with products or technologies that we deem complementary to our current and future offerings will enable us to more effectively penetrate new and existing market segments and offer our customers additional high value solutions.

 Continuing to Address Both the Core and Metropolitan Portions of the Optical Transport Network

   We provide product solutions for optical networking systems in the innovative and high-growth network core market. We will continue to build on our expertise in DWDM and long-haul applications for the core of the network. We have also leveraged this expertise and are providing product solutions for emerging metropolitan or regional optical networking systems as OC-192 is beginning to be deployed in this portion of the network.

Customers

   In 2000, we shipped our products to over 30 customers. We sell our integrated circuits, modules and higher-level assemblies to leading and emerging communications equipment manufacturers that develop high-speed optical transport systems. The following is a list of our customers from which we recognized revenues of $300,000 or more in 2000:

            Alcatel                                                   Nortel
             Ciena                                                      ONI
             Cisco                                                   Optimight
          JDS Uniphase                                               Sycamore
             Lucent                                                    TyCom
            Marconi

   Alcatel, TyCom and Cisco accounted for approximately 49%, 16% and 10% of our revenues for the three months ended March 31, 2001. Lucent, Alcatel and Cisco accounted for approximately 34%, 28% and 11% of our revenues in 2000. Lucent, Alcatel, and TyCom accounted for approximately 36%, 20% and 18% of our revenues in 1999.

Products

   We design and develop advanced products targeted for use in high bandwidth optical networking systems. These products consist of integrated circuits, modules and higher-level assemblies that generate, manipulate, transmit and receive electrical and optical signals.

   Our products focus on three segments of optical networking systems: the physical media dependent layer, or PMD, the physical layer and the datalink layer. Collectively, the products within these segments connect data processing devices to optical fiber and constitute an integral part of optical networking systems.

   The following is a diagram that shows the different functions required for fiber optic transmission systems:

                             [DIAGRAM APPEARS HERE]

   PMD layer devices perform the conversion between electrical and optical signals and can be categorized as either transmitters or receivers. Transmitters convert voice and data transmissions carried as electrical signals into optical signals for transmission over optical fiber, while receivers convert optical signals into electrical signals. Transmitters are composed of an electrical-to-optical, or E/O, converter, which converts electrical signals to optical pulses, and a driver, which amplifies and conditions signals for use by the E/O converter. E/O converters are composed of a light source, or laser, and an external modulator, which creates individual pulses of light, or optical signals. Receivers consist of a semiconductor device that converts an optical signal into electrical pulses, an optical-to-electrical, or O/E, converter, and a transimpedance amplifier, or TIA, which amplifies these electrical pulses.

   The physical layer is composed of mixed-signal devices, which include both digital and analog circuits and can be categorized as either multiplexers or demultiplexers. Multiplexers combine multiple slower signals into a single high-speed signal, while demultiplexers perform the reverse function.

   Datalink layer devices connect the physical layer to networking equipment. Datalink devices have three primary functions: framing, mapping and forward error correction, or FEC. In framing and mapping, which generally occur simultaneously, data is placed in formatted frames, prior to being transmitted over fiber, to make the data recognizable at the receiving end of the transmission. In FEC, data is placed in special frames that can be used to correct errors that occur during transmission.

 Our Physical Layer Products

   We have broad experience in the production of physical layer products. We have designed our multiplexers with exceptionally low jitter, which is a type of noise in optical channels, directly improving signal quality and transmission distance. We have designed our demultiplexers with highly sensitive signal processing that eliminates the need for additional components to perform the same function. Our demultiplexers are highly insensitive to jitter, allowing for longer optical transmission distances. We are currently broadening our portfolio of multiplexers and demultiplexers to include product offerings that incorporate greater functionality, higher-levels of integration, lower power consumption and tighter integration with our datalink layer components. We are currently involved in the early stage development of products that will operate at speeds of 40 Gb/s.

   Our physical layer products can incorporate the following functions:

  . Clock Multiplier Unit, or CMU, converts the clock at the input of the multiplexers into the higher speed clock needed at the output. Clocks synchronize the movement of data throughout communications systems;

  . Input Phase Locked Loop, or IPLL, synchronizes the transfer of data from Datalink devices into a multiplexer;

  . Loss of Signal, or LOS, is an alarm that SONET/SDH systems need to analyze potential system faults; and

  . Clock and Data Recovery, or CDR, extracts data from the noisy signals received from optical systems.

   The following table describes our physical layer products:

      Model                Features and Benefits                   Stage
  Multiplexers
-------------------------------------------------------------------------------
  MTC1203        . incorporates a CMU                         Shipping
                 . low jitter
                 . operates at 9.9 Gb/s
-------------------------------------------------------------------------------
  MTC1207A/B     Same as MTC1203 plus                         Shipping
                 . lower power consumption
                 . potentially reduces component count of
                   transmitters
                 . operates at 9.9 or up to 10.7 Gb/s
-------------------------------------------------------------------------------
  MTC1215        . low power flexible device for              Shipping
                   proprietary transport systems
                 . operates from 8.0 to 13.0 Gb/s
-------------------------------------------------------------------------------
  MTC1233        Same as MTC1207 plus                         Currently
                 . lower power consumption                    Sampling (sending
                 . multifrequency operation reduces           a prototype
                   customer inventory stocking units
                 . operates at 9.9, 10.7 and 12.3 Gb/s        of the product
                 . lower cost packaging                       to a customer for
                 . simpler integration with datalink layer    evaluation)
                   devices due to IPLL

      Model                Features and Benefits                   Stage
  Demultiplexers
-------------------------------------------------------------------------------
  MTC1204        . integrated CDR                             Shipping
                 . very high sensitivity to reduce
                   customer component count
                 . incorporates a LOS
                 . operates at 9.9 Gb/s
-------------------------------------------------------------------------------
  MTC1224A/B     Same as MTC1204 plus                         Shipping
                 . 4x improvement in sensitivity
                 . input signal processing for special
                   signal from DWDM systems
                 . lower cost packaging
                 . operates at 9.9 or 10.7 Gb/s
-------------------------------------------------------------------------------
  MTC1210        . flexible device for proprietary            Shipping
                   transport systems
                 . operates from 8.0 to 13.0 Gb/s
-------------------------------------------------------------------------------
  MTC1234        Same as MTC1224 plus                         Currently
                 . lower power consumption                    Sampling
                 . multifrequency operation reduces
                   customer inventory stocking units
                 . operates at 9.9, 10.7 and 12.3 Gb/s

               Model                          Features and Benefits                 Stage
  Clock and Data Recovery
-------------------------------------------------------------------------------------------
  MTC5585                         . filter-based CDR module with high jitter       Shipping
                                    tolerance
                                  . operates at 9.9 Gb/s
-------------------------------------------------------------------------------------------
  MTC5589                         Same as MTC5585 except operating at 10.7 Gb/s    Shipping
-------------------------------------------------------------------------------------------
  MTC5585D                        Same as MTC5585 except operating at 12.3 Gb/s    Shipping
-------------------------------------------------------------------------------------------
  MTC5590                         CDR that extracts the signal timing from         Shipping
                                   incoming data


 Our PMD Products

   There are two primary types of modulators: crystal-based modulators, which offer optimal performance for long-haul systems but consume significant power and cannot be integrated with lasers; and semiconductor-based modulators, which use less power and can feature on-chip integration with lasers. We currently produce two drivers for crystal-based modulators. These products have been designed to improve signal quality and system efficiency. We are investing in development of future versions of these drivers, integrating more functions and improving performance.

   The following table describes our PMD products:

               Model                           Features and Benefits                 Stage
  Crystal-Based Modulator Drivers
------------------------------------------------------------------------------------------
  MTC5515                          . easy system integration                      Shipping
                                   . operates at 10 Gb/s
------------------------------------------------------------------------------------------
  MTC5525                          . higher output voltage ensures better system  Shipping
                                     performance
                                   . higher sensitivity allows operations with a
                                     wider variety of multiplexers
                                   . special input circuitry allows easier
                                     system integration
                                   . built in level control eases use in high-
                                     channel count DWDM systems
                                   . operates at 10 Gb/s
------------------------------------------------------------------------------------------
  MTC5527                          Same as MTC5525 plus                           Sampling
                                   . lowest power consumption with these          in 2001
                                     features
                                   . operates at 10 Gb/s


 Datalink Products

   We are currently investing in the development of numerous datalink layer products, including FEC devices and Framer/Mappers that integrate the framing and mapping functions. In FEC, we have invested heavily in algorithm, architecture and product development for both standards-based FEC and advanced FEC. FEC allows communications equipment manufacturers to increase the number of DWDM optical channels in a fiber strand and/or to increase the length of the fiber transmission system. In addition, FEC devices can be designed to support new optical networking standards.

   We are currently sampling our first FEC device for 10 Gb/s systems, the MTC6130. Future FEC products will address higher performance and/or higher bit rates. Framer/Mappers in development include advanced products for 10 Gb/s and 40 Gb/s systems.

               Model                          Features and Benefits                 Stage
  Forward Error Correction
--------------------------------------------------------------------------------------------
  MTC 6130                        . approximately doubling number of channels      Currently
                                    or distance                                    Sampling
                                  . standards-based design
                                  . enhanced performance monitoring
--------------------------------------------------------------------------------------------

Technology

   One of our primary competitive advantages is our technological expertise. Our engineers have expertise in DWDM and SONET/SDH systems, mixed-signal architecture and design, digital integrated circuit architecture and high-speed module and higher-level assembly. We also have access to advanced integrated circuit technologies and processes. Together, these capabilities have enabled us to provide our customers with highly integrated and multifunctional products.

   Systems Level Knowledge. Our key engineers have extensive systems level expertise and are intimately familiar with the requirements of and challenges faced by our customers. We apply our systems level expertise by collaborating with our customers in the early design phase of systems development. We also have a fiber optic test facility that simulates real-world conditions to verify that our products meet the stringent demands of optical networking systems.

   Mixed-Signal Circuit Design. Our team of mixed-signal engineers and architects has developed numerous analog and mixed-signal integrated circuits for the communications industry and has extensive expertise working with advanced high-speed process technologies. Our team has an in-depth understanding of the physics of these process technologies and the ability to develop and extend existing process models that allow high first-pass success rates in new leading-edge process technologies.

   Digital Circuit Design. The requirements for developing digital integrated circuits for the high-speed optical networking systems are very demanding and require a number of dedicated skills. Our engineers have the expertise and experience to define and develop complex architectures, often based on advanced algorithms. We believe that this expertise enables our digital integrated circuits design engineers to develop superior integrated circuits for advanced networking functions such as FEC. We have recruited a dedicated engineering team that applies advanced process technologies, design methodologies and tools in order to develop and verify highly complex integrated circuits that operate at very high-speeds.

   Module and Higher-Level Assembly Integration. We have extensive experience integrating components into high-speed higher-level assemblies. At speeds such as OC-192, the complexity of circuit boards increases significantly, thereby requiring greater skill and precision in design and fabrication. This skill and precision necessitates specialized expertise in microwave circuit and systems design, fiber optic systems knowledge and package technologies. Our team includes senior level engineers with expertise in each of these necessary areas.

   Process Technology. We have access to and expertise in leading-edge process technologies for high-speed integrated circuits development. We have established long-term relationships with suppliers that provide access to leading technologies. These advanced process technologies include Gallium Arsenide Heterojunction Bipolar Transistor, or GaAs HBT, High-Electron Mobility Transistor, or HEMT, SiGe HBT and fine-geometry CMOS. We design our products using the best process technology to meet the price and performance requirements of our customers.

Strategic Relationships

   We have established strategic relationships with both TRW and IBM. We have entered into these strategic relationships with the objective of building and maintaining relationships with leading suppliers of semiconductor process technologies in order to diversify our product and technology base. In June 1997, we entered into a supply agreement with TRW pursuant to which TRW supplies us with a certain number of processed GaAs wafers annually for a fixed price per wafer. The agreement was amended in June 1999 to revise the wafer delivery requirement. In October 2000, we entered into a short-term foundry agreement with TRW to purchase Indium Phosphide development wafers or wafers designed using Indium Phosphide technology, for a fixed price per wafer. This agreement was amended in November 2000 and December 2000 to revise the number of development wafers to be purchased. During May 2000, we entered into a series of agreements with IBM. Our semiconductor development agreement with IBM provides us with certain models and design kits for use in the fabrication process to develop new integrated circuits. We provide IBM with prototype designs, and IBM fabricates mask sets corresponding to our designs, schedules wafers starts and processes the wafers. In exchange for IBM's development efforts and access to their fabrication process, we make certain fixed payments to IBM. Under our joint development agreement with IBM, pursuant to which we licensed to IBM and IBM licensed to us, certain technology, we jointly develop integrated circuits. We are both permitted to sell the jointly created products to third parties, subject to a fixed royalty fee payable to the other party. For each joint product produced, the royalty payment obligation continues for a period of seven years after the first sale of such joint product. The terms of the IBM agreements are intended to serve our strategic objectives by providing us with access to key technologies, such as SiGe and CMOS, which are instrumental in the development of our business. Additionally, the IBM agreements allow us to pool resources and share the cost of costly development projects.

Sales, Marketing and Customer Support

 Sales

   We target leading and emerging communications equipment manufacturers that develop high-speed optical transport networking systems. We manage the sales process by interacting with our customers at multiple layers of our organization. Our initial contact with a potential customer generally begins with either direct contact by our management or sales force or through third-party manufacturers' or independent sales representatives. Our strategic account managers and marketing personnel manage the customer relationship throughout the pre- and post-sales process. As needed, systems engineering personnel have detailed technical interactions with our customers during product definition. Our application engineers assist the customer in designing the solution into the customer's systems. Close interaction further enables us to establish strategic customer programs or relationships.

   We sell our products through our direct sales force and through independent sales representatives working under the direction of our strategic account managers. As of March 31, 2001, our direct sales force consisted of 23 direct sales professionals, application engineers, managers and administrative personnel located at our headquarters in Somerset, New Jersey and in Bochum, Germany. We expect to open additional sales offices and to increase our direct sales force worldwide.

 Marketing

   We market our products extensively in North America and Europe to establish our visibility as a leading supplier of high value components for optical networking systems. As of March 31, 2001, our marketing staff included 15 marketing professionals and administrative personnel. Our marketing activities include:

  . seminar programs, trade shows, guest speaker invitations and technical conferences;

  . public relations activities and customer events;

  . advertising, technical articles in industry publications and marketing collateral materials; and

  . communication on the Internet.

 Customer Service and Support

   Our customer support activities are primarily managed by our applications engineering group consisting of both field applications engineers and internal applications experts. This group supports customers during their design activities to facilitate our customers' success, and can perform experiments to validate customers' design ideas including insertion into our fiber optic test facility. Our philosophy is to provide comprehensive customer support to facilitate the design of our complex products into our customers' systems. Our applications engineering group is also the initial point of contact for our customers should they experience any problems with a product after purchase.

Operations and Manufacturing

   We outsource the fabrication and assembly of most of our semiconductor devices. We have in-house semiconductor testing capabilities that allow us to develop and perform testing for low and medium volume production. We expect to gradually outsource our testing from our in-house capabilities to outside vendors for higher volume production. As a fabless semiconductor company, we are able to concentrate our resources on the design, development and marketing of our products.

 Wafer Manufacturing

   We outsource substantially all of our semiconductor fabrication to several of the world's leading foundries for high bit-rate technologies including TRW, IBM, United Monolithic Semiconductors and TriQuint Semiconductor. Our mixed-signal products, which comprise a significant portion of our current revenues, are based predominantly on GaAs HBT wafers supplied by TRW. TRW is our sole supplier of these wafers. Our manufacturing strategy is to qualify and utilize leading process technology for the fabrication of high bit-rate semiconductor devices and to utilize our foundries for a variety of different semiconductor technologies. There are certain risks associated with our dependence upon external foundries, including reduced control over delivery schedules, quality assurance, manufacturing yields and costs, the potential lack of adequate capacity during periods of excess demand, limited warranties on wafers or products supplied to us, increases in the prices and potential misappropriation of our intellectual property. Under our supply agreement with TRW, we do not have the contractual right to obtain all the GaAs HBT wafers we require for the current production of our mixed-signal products. Finding alternative sources for these wafers will result in substantial delays in production and additional costs. We do not have long-term wafer supply agreements with any other outside foundries that guarantee wafer or product quantities, prices or delivery lead times.

 Packaging, Assembly and Testing

   The primary vendors for the packaging, assembly and testing of our integrated circuit products are ASAT in Nancy, France, Elmo Semiconductor, a division of Kimbell Electronics and Natel. The primary outsource vendor for the assembly and testing of our driver module products is Natel.

   We operate in-house module manufacturing facilities that allow rapid prototyping and development of new products and also serve to complement our outsource module manufacturing partners. We have in-house module and integrated circuits testing facilities in California, New Jersey and Germany. We maintain comprehensive review and inspection of our outsourcing facilities to ensure compliance with our quality standards for manufacturing assembly and test. Our manufacturing processes and outsource vendors utilize stringent quality controls, including incoming material inspection, in-process testing and final test.

Research and Development

   We have assembled a team of experienced engineers and technologists with significant experience in their fields of expertise. As of March 31, 2001, we had 159 employees dedicated to research and development, of whom 93 hold advanced degrees, including 27 PhDs. We have an additional 57 engineering employees dedicated to marketing, application engineering and business development, of whom 31 hold advanced degrees, including 4 PhDs. These employees are involved in advancing our core technologies and applying these core technologies to product development and activities in our targeted markets.

   We believe that the achievement of higher-levels of integration, functionality and performance and the introduction of new products in our target markets is essential. As a result, we have made and will continue to make substantial investments in research and development. Our research and development expense, exclusive of deferred stock compensation and warrant issuances, for the three months ended March 31, 2001 was approximately $12.5 million. Our research and development expenses, exclusive of deferred stock compensation and warrant issuances, for 2000, 1999 and 1998 were approximately $24.6 million, $8.8 million and $2.2 million, respectively.

Competition

   We compete with component suppliers for optical networking systems. We believe that the principal factors of competition for these markets are:

  . product time-to-market;

  . product performance;

  . product price;

  . product quality;

  . product reliability;

  . success in designing and subcontracting the manufacture of new products that implement new technologies;

  . market acceptance of competitors' products;

  . efficiency of production;

  . expansion of production of our products for particular systems manufacturers; and

  . customer support and reputation.

   We believe we compete favorably with respect to each of these factors.

   We compete with a number of major domestic and international suppliers. We compete primarily against Agere, Applied Micro Circuits, Conexant, Giga (recently acquired by Intel), Infineon, JDS Uniphase, Maxim, Nortel (microelectronics division), NTT Electronics, Philips, PMC-Sierra and Vitesse. In certain circumstances, most notably with respect to application specific integrated circuits, or ASICs, supplied to Lucent and Nortel, our customers or potential customers have internal integrated circuit and/or manufacturing capabilities.

   In addition, suppliers may begin to offer product solutions increasingly including both electronic and optical components. This creates the potential that suppliers of optical components, which are currently complementary to suppliers of electronic components, may become competitors as they broaden their product portfolio with electronic components, or vice versa. Companies with existing capabilities or products in both areas may benefit from significant competitive advantages.

Intellectual Property

   We rely on a combination of copyright, patent, trademark, trade secret and other intellectual property laws, nondisclosure agreements and other protective measures to protect our proprietary rights. We also utilize unpatented proprietary know-how and trade secrets and employ various methods to protect such intellectual property. To date, we have one U.S. patent issued and three U.S. patent applications pending.

   Although we employ a variety of intellectual property in the development and manufacturing of our products, we believe that none of such intellectual property is individually critical to our current operations. However, taken as a whole, we believe our intellectual property rights are significant and that the loss of all or a substantial portion of such rights could have a material adverse effect on our results of operations. There can be no assurance that our intellectual property protection measures will be sufficient to prevent misappropriation of our technology. In addition, the laws of many foreign countries do not protect our intellectual properties to the same extent as the laws of the United States. From time to time, we may desire or be required to renew or to obtain licenses from others in order to further develop and market commercially viable products effectively. There can be no assurance that any necessary licenses will be available on reasonable terms.

Employees

   As of March 31, 2001, we had a total of 362 employees, including 38 in sales and marketing and application engineering, 127 in manufacturing, purchasing and quality, 159 in research and development and 38 in general and administrative functions. Of these employees, approximately 275 were located in the United States, 58 were located in Europe and 29 were located in Israel. None of our employees is represented by a collective bargaining agreement, nor have we experienced any work stoppage. We consider our relations with our employees to be good.

Facilities

   Our corporate headquarters facility, of approximately 36,000 square feet, is located in Somerset, New Jersey. We lease our corporate headquarters facility pursuant to a sublease agreement that expires in April 2007 for approximately 12,000 square feet and pursuant to a lease agreement that expires in October 2005 for approximately 24,000 square feet. We also lease our principal design facility, consisting of approximately 31,000 square feet, in Somerset, New Jersey, pursuant to a lease agreement that expires in June 2006. We lease approximately 29,601 square feet of design space in Santa Monica, California pursuant to a lease agreement that expires in December 2005. We also lease approximately 3,214 square feet of laboratory and office space in Carson, California on a month-to-month basis pursuant to the terms of a lease that expired in August 2000.

   In addition, we have lease agreements for an approximately 1,100 square meter facility in Bochum, Germany, which expires in January 2011, an approximately 1,800 square meter facility in Munich, Germany, which expires in December 2005, an approximately 500 square meter facility in Berlin, Germany, which expires in December 2005, an approximately 36 square meter facility in Kaunas, Lithuania, which is month-to-month, an approximately 50 square meter facility in Vilnius, Lithuania, which is month-to-month and an approximately 1,200 square meter facility in Israel, of which 300 square meters expires in each of February 2003 and May 2003 and 600 square meters expires in January 2004.

Legal Proceedings

   In May 2001, counsel to an employee and shareholder, Matthias Bussmann, wrote a letter to us in which Dr. Bussmann claimed that our president, chief executive officer and co-chairman, Dr. Richard Nottenburg, and our executive vice president and co-chairman, Dr. Jens Albers, breached an oral promise made by them to him on our behalf relating to awards of stock options and certain salary arrangements. In the letter, Dr. Bussmann indicated that he will not pursue this matter if we pay him approximately $1.0 million in cash and if Drs. Nottenburg and Albers transfer options that they have to purchase an aggregate of one million shares of Class A common stock. No further claims were made in this letter.

   In June 2001, we received a letter from Dr. Bussmann's counsel asserting that our filings with the Securities and Exchange Commission were misleading because they mischaracterized Dr. Bussmann's claims. The letter stated that our filings understated the gravity of Dr. Bussmann's claims, but it did not specify damages or make an additional demand for compensation. The letter stated that Dr. Bussmann's claims are significant and form the basis for a claim of breach of fiduciary duty by Drs. Nottenburg and Albers and, in particular, that Drs. Nottenburg and Albers misused their power to reward themselves and engaged in a scheme to oust Dr. Bussmann from our company. The letter further alleged defamation and discrimination. We subsequently received another letter from Dr. Bussmann's counsel stating that Dr. Bussmann's proposed settlement offer consists of a $1.0 million cash payment and the transfer of one million shares of common stock by us, an exemption from the 180 day lock-up period and the registration of Dr. Bussmann's shares.

   While we believe the allegations set forth in Dr. Bussmann's letters to us are without merit, we cannot predict the ultimate outcome of any litigation, should it be initiated.

                                   MANAGEMENT

Executive Officers and Directors

   The following table sets forth certain information regarding our executive officers and directors as of the date of this prospectus:

Name                     Age                           Position
----                     ---                           --------
Richard N. Nottenburg...  47 President, Chief Executive Officer and Co-Chairman
Jens Albers ............  37 Executive Vice President and Co-Chairman
Eric M. Pillmore........  47 Senior Vice President, Chief Financial Officer and Secretary
Ronald M. Krisanda......  39 Senior Vice President--Operations
Craig S. Lewis..........  37 Senior Vice President--Sales
G. Bradford Jones.......  46 Director(1)
John Walecka ...........  41 Director(2)
Stephen R. Forrest .....  51 Director(2)
Edward J. Zander........  54 Director(1)(2)

---------------------
(1) Member of the Audit Committee of the Board of Directors

(2) Member of the Compensation Committee of the Board of Directors

   Richard N. Nottenburg. Dr. Nottenburg is one of our founders and has been our President since our inception in 1994. He also serves as our Chief Executive Officer and Co-Chairman of the Board. Dr. Nottenburg has over 20 years of experience in the design and development of high bit-rate electronics. He is an internationally recognized expert in advanced integrated circuit technologies and in the design of fiber-optic communications integrated circuits. Dr. Nottenburg was an associate professor of electrical engineering at the University of Southern California from 1991 to 1999. From 1984 to 1991, Dr. Nottenburg worked at AT&T Bell Labs (now Lucent Technologies, Inc.) and Bell Communications Research. In 1990, Dr. Nottenburg became a Distinguished Member of the technical staff of AT&T Bell Labs. He received his doctoral degree in electrical engineering from the Swiss Federal Institute of Technology.

   Jens Albers. Dr. Albers is one of our founders. He also serves as our Executive Vice President and Co-Chairman of the Board. He founded our foreign subsidiaries and previously worked as our Vice President for Business Development and Vice President for European Operations and Strategic Planning. From 1993 to 1995, Dr. Albers was a consultant, and, in 1994 and 1995, served as a Managing Director for Micram Microelectronic GmbH, Bochum, Germany. From 1988 to 1997, Dr. Albers worked in the Department for Semiconductor Devices and Circuits at Ruhr-University in Bochum, Germany. Dr. Albers has extensive design and development experience in fiber-optic communication integrated circuits. He received his doctoral degree in electrical engineering from Ruhr-University, Bochum, Germany.

   Eric M. Pillmore. Mr. Pillmore has been our Senior Vice President and Chief Financial Officer since July 2000. From April 2000 to May 2000, he was Chief Financial Officer and Vice President Finance and Administration for McData Corporation. From January 2000 to April 2000, he was Senior Vice President, Finance and Director, Broadband Communications Sector of Motorola Corporation, the successor by acquisition to General Instrument Corporation, or GI. From March 1996 to January 2000, Mr. Pillmore worked for GI, ultimately holding the position of Senior Vice President, Finance and Chief Financial Officer. From March 1996 to November 1996, Mr. Pillmore was Vice President, Finance of GI. From January 1994 to February 1996, he was Manager, Finance of the Plastics Americas Division of General Electric Company. He was Manager, Finance of GE Medical Systems Asia, Ltd. from March 1992 to January 1994 and Director, Finance of GE/Yokogawa Medical Systems, Ltd. from June 1991 to February 1994. Mr. Pillmore received his bachelors degree in business administration from the University of New Mexico.

   Ronald M. Krisanda. Mr. Krisanda has been our Senior Vice President of Operations since November 2000. From January 2000 to November 2000, he was Vice President and General Manager Asia Operations, Broadband Communications Sector of Motorola Corporation, the successor by acquisition to General Instrument Corporation, or GI, in January 2000. From May 1996 to December 1999, Mr. Krisanda worked for GI, ultimately holding the position of Vice President and General Manager of General Instrument of Taiwan Ltd. From May 1996 to June 1997, Mr. Krisanda was Director of Operations, Digital Networks Systems of GI. From February 1990 to April 1996, Mr. Krisanda worked for the Electronics Division of Ford Motor Company, ultimately holding the position of Manager Advanced Manufacturing Technology. From September 1984 to January 1990, he worked for the Climate Control Division of Ford Motor Company holding a variety of engineering, operations, and supply chain positions. Mr. Krisanda received a B.S. in Mechanical Engineering from Clarkson University, and an M.S. in Manufacturing Systems Engineering from Lehigh University.

   Craig S. Lewis. Mr. Lewis has been our Senior Vice President of Sales since January 2001. From April 1997 to January 2001, he worked for Cadence Design Systems, ultimately holding the title of Vice President, Worldwide Enterprise Accounts and Alliances Group. From June 1995 to April 1997, Mr. Lewis was Sales Director, Eastern Region for Sierra Semiconductor. He was the Area Sales Manager, Mid-Atlantic and Southeast US Region for Cirrus Logic from 1991 to June 1995. He received his B.S. in Computer Systems Engineering from Renssalaer Polytechnic Institute.

   G. Bradford Jones. Mr. Jones has been one of our directors since June 1999. Mr. Jones is a founding partner of Redpoint Ventures, formed in October 1999, and a general partner with Brentwood Venture Capital, a firm he joined in 1981. Mr. Jones also currently serves on the board of directors of Digital Island, Stamps.com, Onyx Acceptance Corporation and several other privately held companies. Mr. Jones received his B.S. in chemistry from Harvard University, his masters degree in physics from Harvard University and his J.D. and M.B.A. from Stanford University.

   John Walecka. Mr. Walecka has served as one of our directors since June 1999. Mr. Walecka is a founding partner of Redpoint Ventures, formed in October 1999, and a general partner with Brentwood Venture Capital, a firm he joined in 1984. Mr. Walecka also currently serves as a member of the board of directors of Netro Corporation, Vitria Technology, Inc., and several privately held companies. Mr. Walecka received a B.S. and an M.S. in engineering from Stanford University and an M.B.A. from the Stanford Graduate School of Business.

   Stephen R. Forrest. Dr. Forrest has served as one of our directors since June 1999. Dr. Forrest has been a professor of electrical engineering at Princeton University since 1992 and has served as the Chairman of Princeton's Department of Electrical Engineering since 1997. From 1992 to 1997, Dr. Forrest served as the Director of the Center for Photonics and Optolectronic Materials at Princeton University, and from 1989 to 1992, he served as the Director of the National Center for Integrated Photonic Technology. From 1985 to 1992, Dr. Forrest was professor of electrical engineering at the University of Southern California. Dr. Forrest is the author of approximately 280 papers published in professional journals and holds approximately 50 patents in the areas of organic thin film materials and devices and semiconductor photonic materials and devices. Dr. Forrest received his masters and doctoral degrees in physics from the University of Michigan.

   Edward J. Zander. Mr. Zander has served as one of our directors since October 2000, and has more than 25 years of expertise in the computer business, including extensive experience in engineering, marketing and executive management. Since April 1999, Mr. Zander has served as President and Chief Operating Officer at Sun Microsystems, or Sun, and was Vice President and Chief Operating Officer from April 1998 to April 1999. Mr. Zander runs Sun's day-to-day business operations, including: system products, storage products, software products and platforms, enterprise services, network service provider services, iPlanet, Sun's alliance with AOL's Netscape division, research and development, including the office of the CTO, customer advocacy, and worldwide manufacturing, purchasing, marketing and sales operations. In his previous positions at Sun, Mr. Zander served as president of Sun Microsystems Computer Company from February 1995 to April 1998, managing development, manufacturing and marketing for the network computing systems organization, and as president of Sun's software group from July 1991 to February 1995, developing and marketing Solaris for enterprise and network computing applications. Before joining Sun in October 1987 as vice president of corporate marketing, Mr. Zander was vice president of marketing for Apollo Computer, developing marketing strategies for the emerging workstation industry. He serves on the boards of directors of the Jason Foundation for Education, Documentum Inc., Portal Software, Inc., Rhythms NetConnections Inc. and the Science Advisory Board of Rensselaer Polytechnic Institute, or R.P.I. Mr. Zander earned a B.S.E.E. from R.P.I. and an M.B.A. from Boston University.

Board of Directors

   Our board of directors consists of six members. Each director holds office until his or her successor is duly elected and qualified.

 Committees

   Our board of directors has an audit committee and a compensation committee.

   Audit Committee. The audit committee makes recommendations to the board of directors regarding the selection of independent accountants, reviews the results and scope of audit and other services provided by our independent accountants and reviews and evaluates the audit and control functions. The audit committee currently consists of Mr. Jones and Mr. Zander. Additionally, the board of directors will add an additional qualified independent director no later than ninety (90) days after the initial public offering of our Class A common stock for the purpose of serving on the board of directors and as a member of the audit committee.

   Compensation Committee. The compensation committee reviews and makes recommendations regarding our stock plans and makes decisions concerning salaries and incentive compensation for our executive officers. The compensation committee currently consists of Dr. Forrest, Mr. Zander and Mr. Walecka.

 Compensation Committee Interlocks and Insider Participation

   Our board of directors established the compensation committee in September 2000. Prior to establishing the compensation committee, our board of directors as a whole performed the functions delegated to the compensation committee, including participating in deliberations concerning executive officer compensation. During the last fiscal year, no member of our board of directors or compensation committee served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our board of directors or compensation committee.

 Director Compensation

   Our directors are reimbursed for expenses incurred in connection with attending board and committee meetings but are not otherwise compensated for their services as board members. Effective upon the closing of this offering, non-employee board members will receive a series of option grants over their period of board service. Each individual who first becomes a non-employee board member at any time on or after the effective date of this offering will receive a non-statutory option grant for 50,000 shares of Class A common stock on the date such individual joins the board, provided such individual has not been in our prior employ. In addition, on the date of each annual stockholders meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member (including the individuals who are currently serving as non-employee board members) will automatically be granted a non-statutory option to purchase 10,000 shares of Class A common stock, provided such individual has served on the board for at least six months. There will be no limit on the number of such 10,000 share option grants any one eligible non-employee board member may receive over his or her period of continued board service, and non-employee board members who have previously been in our employ will be eligible to receive one or more such annual option grants over their period of board service.

Executive Officers

   Our executive officers are elected by, and serve at the discretion of, our board of directors. There are no family relationships among our directors and executive officers.

 Compensation

   The following table sets forth all compensation paid or accrued during the year ended December 31, 2000 to our Chief Executive Officer and our other executive officers who earned more than $100,000 during 2000. In accordance with the rules of the Securities and Exchange Commission, the compensation described in this table does not include perquisites and other personal benefits received by the executive officers named in the table below which do not exceed the lesser of $50,000 or 10% of the total salary and bonus reported for these officers.

                                                                    Long-Term
                                         Annual                    Compensation
                                      Compensation                    Awards
                                    -----------------              ------------
                                                                    Securities
                                                       All Other    Underlying
    Name and Principal Position      Salary   Bonus   Compensation   Options
    ---------------------------     -------- -------- ------------ ------------
Richard N. Nottenburg(1)........... $250,071 $218,000   $137,573          --
 Co-Chairman, President and Chief
  Executive Officer
Jens Albers(2)..................... $235,195 $281,064     $6,240          --
 Co-Chairman and Executive Vice
  President
Eric M. Pillmore(3)................ $ 99,519 $100,000        --     1,000,000
 Senior Vice President, Chief
 Financial Officer and Secretary
Ronald M. Krisanda(4).............. $ 17,308 $100,000        --       400,000
 Senior Vice President--Operations
Craig S. Lewis(5)..................      --       --         --           --
 Senior Vice President--Sales

---------------------
(1) All other compensation includes $135,778 paid to Mr. Nottenburg for relocation expenses and the income taxes thereon.

(2) Bonus includes $99,179 that pertains to 1998 but was not paid until 2000.

(3) Mr. Pillmore joined us on July 17, 2000. If Mr. Pillmore had been with us the entire year, his annualized salary in 2000 would have equaled $225,000.

(4) Mr. Krisanda joined us on November 27, 2000. If Mr. Krisanda had been with us the entire year, his annualized salary in 2000 would have equaled $225,000.

(5) Mr. Lewis joined us on January 17, 2001. Mr. Lewis' current annual salary is $225,000.

 Option Grants in 2000

   During 2000, we granted options to purchase an aggregate of 14,205,200 shares of our Class A common stock to our employees, directors and consultants. All options were granted under our 1998 Stock Option Plan and our 1999 Stock Option Plan at exercise prices equal to the fair market value of our Class A common stock on the date of grant, as determined in good faith by our board of directors.

   The following table sets forth information concerning individual grants of stock options made during 2000 to each of the executive officers named in the compensation table. The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by rules of the Securities and Exchange Commission and do not represent our estimate or projection of our future stock prices. The potential realizable values are calculated by assuming that an assumed initial public offering price of $9.00 per share was the fair market value of our shares of common stock at the time of grant, that the shares of Class A common stock appreciate at the indicated rate for the entire term of the option and that the option is exercised at the exercise price and sold on the last day of the option term at the appreciated price.

                                     Individual Grants                    Potential
                         ------------------------------------------   Realizable Value
                                    % of Total                       at Assumed Rates of
                         Number of   Options                             Stock Price
                         Securities Granted to                        Appreciation for
                         Underlying Employees  Exercise                  Option Term
                          Options   in Fiscal  Price Per Expiration ---------------------
                          Granted      Year      Share      Date        5%        10%
                         ---------- ---------- --------- ---------- ---------- ----------
Richard N. Nottenburg...       --       --         --          --          --         --
Jens Albers.............       --       --         --          --          --         --
Eric M. Pillmore(1)..... 1,000,000     7.11%     $2.50    07/17/10  12,160,000 20,840,000
Ronald M. Krisanda(2)...   400,000     2.85%     $5.75    11/27/10   3,564,000  7,036,000
Craig S. Lewis(3).......       --       --         --          --          --         --

---------------------
(1) 333,333 of the shares subject to this option vest on the first anniversary of the date of grant. The remainder of the shares subject to this option vest at the rate of 1/24 per month commencing one month following the first anniversary of the date of grant.

(2) 50,000 of the shares subject to this option vest on each of the six-month and one-year anniversaries of the date of grant. One-third of the remainder of the shares subject to this option vest each year for three years beginning with the second anniversary of the date of grant.

(3) Mr. Lewis joined us on January 17, 2001. Mr. Lewis was granted an option to purchase 800,000 shares of the Company's Class A common stock at an exercise price of $5.75. 200,000 of the shares subject to this option vested immediately upon grant. One-third of the remainder of the shares subject to this option vest each year for three years beginning with the second anniversary of the date of grant.

 Aggregate Option Exercises in 2000 and Year-End Option Values

   None of our executive officers exercised any options in 2000. The following table sets forth the number and value of securities underlying unexercised options held by each of our executive officers as of December 31, 2000. The value of unexercised in-the-money options at 2000 year end has been calculated on the basis of an assumed initial public offering price of $9.00 per share, less the applicable exercise price per share, multiplied by the number of shares underlying the options.

                                     Number of
                               Securities Underlying     Value of Unexercised
                              Unexercised Options at    In-the-Money Options at
                                 December 31, 2000         December 31, 2000
                             ------------------------- -------------------------
                             Exercisable Unexercisable Exercisable Unexercisable
                             ----------- ------------- ----------- -------------
Richard N. Nottenburg.......  1,875,000    4,725,000   $16,123,750  $40,451,250
Jens Albers.................  1,600,000    4,200,000    13,747,500   35,962,500
Eric M. Pillmore............        --     1,000,000           --     6,500,000
Ronald M. Krisanda..........        --       400,000           --     1,300,000
Craig S. Lewis(1)...........        --           --            --           --

---------------------
(1) Mr. Lewis joined us on January 17, 2001.

Employee Benefit Plans

 1998 Stock Option Plan

   Our board of directors adopted the 1998 Stock Option Plan in June 1998. Our shareholders approved the 1998 plan in February 1999. The 1998 plan was amended in January 1999 and in July 2000. A total of 24,000,000 shares of Class A common stock have been authorized and reserved for issuance under the 1998 plan. As of June 12, 2001, options to purchase an aggregate of 20,673,417 shares were outstanding, 3,238,250 shares were available for option grants and 88,333 shares of Class A common stock had been issued upon exercise of options under the 1998 plan. All outstanding options under the 1998 plan will be transferred to and administered under the successor 2000 Stock Incentive Plan upon completion of this offering, and no further option grants will be made under the 1998 plan.

   Prior to September 2000, the board of directors administered the 1998 plan. Since its formation in September 2000, the compensation committee has administered the 1998 plan. Under the 1998 plan, key employees and non-employee members of the board have been granted options to purchase shares of Class A common stock. The plan administrator had complete discretion to determine which eligible individuals will receive option grants, determine the type, number, vesting requirements and other features and conditions of option grants, interpret the 1998 plan and make all other decisions relating to the operation of the 1998 plan.

   Options granted under the 1998 plan were either incentive stock options within the meaning of Section 422 of the Internal Revenue Code, which permits the deferral of taxable income related to the exercise of these options, or non-statutory options not entitled to this deferral. Incentive stock options were only granted to employees and the term of an incentive stock option could not exceed ten years. The exercise price of incentive stock options granted under the 1998 plan were less than 100% of the fair market value of the Class A common stock on the date of grant, and the exercise price for non-statutory stock options were determined by the plan administrator on the grant date. The exercise price for the shares of Class A common stock subject to the option grants made under the 1998 plan may be paid in cash or check.

 1999 Stock Option Plan

   Our board of directors adopted the 1999 Stock Option Plan in June 1999. Our shareholders approved the 1999 plan in May 2000. The 1999 plan was amended in September 1999, July 2000, August 2000 and January 2001. A total of 21,000,000 shares of Class A common stock have been authorized and reserved for issuance under the 1999 plan. As of June 12, 2001, options to purchase an aggregate of 20,651,700 shares were outstanding, 328,050 shares were available for option grants and 20,250 shares of Class A common stock had been issued upon exercise of options under the 1999 plan. All outstanding options under the 1999 plan will be transferred to the successor 2000 Stock Incentive Plan upon completion of this offering, and no further option grants will be made under the 1999 plan.

   Prior to September 2000, the board of directors administered the 1999 plan. Since its formation in September 2000, the compensation committee has administered the 1999 plan. Under the 1999 plan, employees, non-employee members of the board and consultants were granted options to purchase shares of Class A common stock. The plan administrator had complete discretion to determine which eligible individuals were to receive option grants, determine the type, number, vesting requirements and other features and conditions of option grants, interpret the 1999 plan and make all other decisions relating to the operation of the 1999 plan.

   Options granted under the 1999 plan were either incentive stock options or non-statutory options. Incentive stock options were only granted to employees and the term of an incentive stock option could not exceed ten years. The exercise price of incentive stock options granted under the 1999 plan were in no event less than 100% of the fair market value of the Class A common stock on the date of grant, and the exercise price for non-statutory stock options was determined by the plan administrator on the grant date.

 2000 Stock Incentive Plan

   Introduction. The 2000 Stock Incentive Plan is intended to serve as the successor program to our 1998 Stock Option Plan and our 1999 Stock Option Plan. The 2000 plan was adopted by our board of directors in August 2000 and amended in January 2001 and February 2001. Our shareholders approved the 2000 plan in June 2001. The 2000 plan will become effective upon completion of this offering. At that time, all outstanding options under our existing 1998 Stock Option Plan and our 1999 Stock Option Plan will be transferred to the 2000 plan, and no further option grants will be made under the 1998 plan or the 1999 plan. The transferred options will continue to be governed by their existing terms, unless our compensation committee decides to extend one or more features of the 2000 plan to those options.

   Share Reserve. We have authorized up to 49,286,606 shares of our Class A common stock for issuance under the 2000 plan. This share reserve consists of the number of shares we estimate will be carried over from the 1998 plan and the 1999 plan plus an increase of 4,286,606 shares. The share reserve under our 2000 plan will automatically increase on the first trading day in January each calendar year, beginning with calendar year 2002, by an amount equal to four percent of the total number of shares of our common stock outstanding on the last trading day of December in the prior calendar year, but in no event will this annual increase exceed 5,000,000 shares and in no event will the total number of shares of Class A common stock in the share reserve (as adjusted for all such annual increases) exceed 100,000,000 shares. In addition, no participant in the 2000 plan may be granted stock options, direct stock issuances or share right awards for more than 3,000,000 shares of Class A common stock in total in any calendar year.

   Programs. Our 2000 plan has five separate programs:

  . the discretionary option grant program, under which the compensation committee may grant (1) non-statutory options to purchase shares of our Class A common stock to eligible individuals in our employ or service (including employees, non-employee board members and consultants) at an exercise price not less than 85% of the fair market value of those shares on the grant date and (2) incentive stock options to purchase shares of Class A common stock to eligible employees at an exercise price not less than 100% of the fair market value of those shares on the grant date;

  . the stock issuance program, under which eligible individuals may be issued shares of Class A common stock directly, upon the attainment of performance milestones or the completion of a specified period of service or as a bonus for past services;

  . the salary investment option grant program, under which our executive officers and other highly compensated employees may be given the opportunity to apply a portion of their base salary each year to the acquisition of special below-market stock option grants;

  . the automatic option grant program, under which option grants will automatically be made at periodic intervals to eligible non-employee board members to purchase shares of Class A common stock at an exercise price equal to 100% of the fair market value of those shares on the grant date; and

  . the director fee option grant program, under which our non-employee board members may be given the opportunity to apply a portion of any retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

   Eligibility. The individuals eligible to participate in our 2000 plan include our officers and other employees, our board members and any consultants we hire.

   Administration. Our compensation committee will administer the discretionary option grant and stock issuance programs. This committee will determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when the grants or issuances are to be made, the number of shares subject to each grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. The compensation committee will also have the authority to select the executive officers and other highly compensated employees who may participate in the salary investment option grant program in the event that program is put into effect for one or more calendar years.

   Discretionary Option Grant Program. Under this program, our employees, third party service providers and non-employee board members may be granted statutory stock options or non-statutory stock options.

   Program Features. Our discretionary option grant program will include the following features:

  . The exercise price for any options granted under the 2000 plan may be paid in cash or in shares of our Class A common stock valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee.

  . The compensation committee will have the authority to cancel outstanding options under the discretionary option grant program, including any transferred options from our 1998 plan and 1999 plan, in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of our Class A common stock on the new grant date.

  . Stock appreciation rights may be issued under the discretionary option grant program. These rights will provide the holders with the election to surrender their outstanding options for a payment from us equal to the fair market value of the shares subject to the surrendered options less the exercise price payable for those shares. We may make the payment in cash or in shares of our Class A common stock.

   Change in Control. Our discretionary option grant program will include the following change in control provisions which may result in the accelerated vesting of outstanding option grants and stock issuances:

  . In the event that we are acquired by merger or asset sale, each outstanding option under the discretionary option grant program that is not to be assumed, or otherwise compensated for, by the successor corporation will immediately become exercisable for all the option shares, and all outstanding unvested shares will immediately vest. Except to the extent as limited by the plan administrator, our repurchase rights with respect to those shares are to be assigned to the successor corporation.

  . The compensation committee will have complete discretion to grant one or more options that will become exercisable for all the option shares in the event those options are assumed in the acquisition but the optionee's service with us or the acquiring entity is subsequently terminated. The vesting of any outstanding shares under the stock issuance program may be accelerated upon similar terms and conditions.

  . The compensation committee may grant options and structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a successful tender offer for more than fifty percent of our outstanding voting stock or a change in the majority of our board through one or more contested elections. This accelerated vesting may occur either at the time of the transaction or upon the subsequent termination of the individual's service.

   Stock Issuance Program. Eligible individuals may be issued shares of Class A common stock through direct issuances in amounts to be determined by the compensation committee. Shares of Class A common stock may also be issued pursuant to awards that entitle the recipients to receive shares upon the attainment of designated performance goals. Under this program, the purchase price for the shares shall not be less than 100% of the fair market value of the shares on the date of issuance, and payment may be in the form of cash or past services rendered. In the event of a change of control, our repurchase rights for unvested shares under this program will terminate and all shares of stock subject to those rights shall immediately vest in full, unless assigned to the successor corporation or as limited by the plan administrator.

   Salary Investment Option Grant Program. In the event the compensation committee decides to put this program into effect for one or more calendar years, each of our executive officers and other highly compensated employees may elect to reduce his or her base salary for the calendar year by an amount not less than $10,000 nor more than $50,000. Each selected individual who makes this election will automatically be granted, on the first trading day in January of the calendar year for which his or her salary reduction is to be in effect, an option to purchase that number of shares of Class A common stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of our Class A common stock on the grant date. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares will be equal to the amount of the salary reduction. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the salary reduction is to be in effect. In the event of a change of control while the optionee remains in our service, each outstanding option under this program will automatically accelerate so that each option shall vest and become exercisable immediately prior to the change of control.

   The amount of the base salary reduction for a particular year which the optionee elects to apply to the acquisition of an option under the Salary Investment Option Grant Program will be taxable to the optionee as ordinary income in that year, as if the optionee had received the same amount as cash compensation. The optionee will be required to satisfy all income and employment tax withholding requirements applicable to such income. Each option will be a non-statutory option under the U.S. federal income tax laws. The optionee will obtain an income tax basis in the option in an amount equal to the corresponding reduction in the optionee's base salary. The optionee will, in general, recognize ordinary income in the year in which the option is exercised in an amount equal to the excess of (i) the fair market value of the purchased shares on the date of exercise over (ii) the sum of the exercise price paid per share and the amount of the optionee's salary reduction allocable to the purchased shares. The preceding discussion is intended to be only a general description of the tax consequences of the options under the provisions of U.S. federal income tax law currently in effect and does not address any state, local or non-U.S. tax laws.

   Automatic Option Grant Program. Each individual who first becomes a non-employee board member at any time after the effective date of this offering will receive an option grant to purchase 50,000 shares of Class A common stock on the date the individual joins the board. In addition, on the date of each annual shareholders meeting held after the effective date of this offering, each non-employee board member who is to continue to serve as a non-employee board member, including each of our current non-employee board members, will automatically be granted an option to purchase 10,000 shares of Class A common stock, provided that the individual has served on the board for at least six months.

   Each automatic grant will have an exercise price per share equal to the fair market value per share of our Class A common stock on the grant date and will have a term of 10 years, subject to earlier termination following the optionee's cessation of board service. The option will be immediately exercisable for all of the option shares; however, we may repurchase, at the exercise price paid per share, any shares purchased under the option which are not vested at the time of the optionee's cessation of board service. The shares subject to each initial 50,000 share automatic option grant will vest at a rate of 25% per year for each year of continuous board service following the option grant date. However, the shares will immediately vest in full upon certain changes in control or ownership or upon the optionee's death or disability while a board member. The shares subject to each annual 10,000 share automatic grant will vest in full after one year of board service following the option grant date.

   In the event a of change in control while the optionee remains on our board, each outstanding option under this program will automatically accelerate so that each option shall vest and become exercisable immediately prior to the change of control.

   Director Fee Option Grant Program. If this program is put into effect in the future, then each non-employee board member may elect to apply all or a portion of any cash retainer fee for the year to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the non-employee board member would otherwise be paid the cash retainer fee in the absence of his or her election. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of our Class A common stock on the grant date. As a result, the option will be structured so that the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares will be equal to the portion of the retainer fee applied to that option. The option will become exercisable in a series of twelve equal monthly installments over the calendar year for which the election is in effect. However, the option will become immediately exercisable for all the option shares upon the death or disability of the optionee while serving as a board member. In the event of a change of control while the optionee remains on our board, each outstanding option under this program will automatically accelerate so that each option shall vest and become exercisable immediately prior to the change of control.

   Additional Program Features. Our 2000 plan will also have the following features:

  . Limited stock appreciation rights will automatically be included as part of each grant made under the salary investment option grant program and the automatic and director fee option grant programs, and these rights may also be granted to one or more officers as part of their option grants under the discretionary option grant program. Options with this feature may be surrendered to us upon the successful completion of a hostile tender offer for more than 50% of our outstanding voting stock or a change in the majority of our board through one or more contested elections. In return for the surrendered option, the optionee will be entitled to a cash payment from us in an amount per surrendered option share based upon the highest price per share of our Class A common stock paid in a tender offer, or the fair market value per share of our Class A common stock on the effective date of a change in the majority of our board.

  . The board may amend or modify the 2000 plan at any time, subject to any required shareholder approval. The 2000 plan will terminate no later than the tenth anniversary of the completion of this offering.

 2000 Employee Stock Purchase Plan.

   Introduction. Our 2000 Employee Stock Purchase Plan was adopted by our board of directors in September 2000 and amended in February 2001 and May 2001. Our shareholders approved the plan in June 2001. This plan will become effective upon the completion of this offering. The plan is designed to allow our eligible employees and the eligible employees of our participating subsidiaries to purchase shares of our Class A common stock, at semi-annual intervals, with their accumulated payroll deductions.

   Share Reserve. We have initially reserved 2,071,652 shares of our Class A common stock for issuance under this purchase plan. The reserve will automatically increase on the first trading day in January each calendar year, beginning in calendar year 2002, by an amount equal to one percent of the total number of outstanding shares of our common stock on the last trading day in December in the prior calendar year. In no event will any annual increase exceed 1,000,000 shares and in no event will the total number of shares of Class A common stock reserved for issuance under the plan (as adjusted for all such annual increases) exceed 11,500,000 shares.

   Administration. Our compensation committee will administer the purchase plan. The compensation committee shall have full authority to interpret and construe any provisions of the purchase plan and adopt such rules and regulations for administering the purchase plan as it may deem necessary in order to comply with the requirements of Section 423 of the Internal Revenue Code.

   Offering Periods. The purchase plan will have a series of successive offering periods, each with a maximum duration of 24 months. The initial offering period will start upon completion of this offering and will end on the last business day in December 2002. The next offering period will start on the first business day in January 2003, and subsequent offering periods will set by our compensation committee.

   Eligible Employees. Individuals scheduled to work more than 20 hours per week for more than five calendar months per year may join an offering period on the start date of the offering period or any semi-annual entry date within that period. Semi-annual entry dates will occur on the first business day of January and July each year. Individuals who become eligible employees after the start date of an offering period may join the plan on any subsequent semi-annual entry date within that offering period.

   Payroll Deductions. A participant may contribute up from 1% to 15% of the participant's cash earnings through payroll deductions, and the accumulated deductions will be applied to the purchase of shares on each semi-annual purchase date. The purchase price per share will be equal to 85% of the fair market value per share of Class A common stock on the participant's entry date into the offering period or, if lower, 85% of the fair market value per share on the semi-annual purchase date. Semi-annual purchase dates will occur on the last business day of June and December each year. However, a participant may not purchase more than 5,000 shares on any purchase date, and not more than 500,000 shares may be purchased in total by all participants on any purchase date. Our compensation committee will have the authority to change these limitations for any subsequent offering period.

   Reset Feature. If the fair market value per share of our Class A common stock on any purchase date is less than the fair market value per share on the start date of the then current two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day. All participants in the terminated offering will be transferred to the new offering period.

   Change in control. Should we be acquired by merger or sale of substantially all of our assets or more than fifty percent of our voting securities, then all outstanding purchase rights will automatically be exercised immediately prior to the effective date of the acquisition. The purchase price will be equal to the lesser of 85% of the market value per share of Class A common stock on the participant's entry date into the offering period in which an acquisition occurs or 85% of the fair market value per share immediately prior to the acquisition.

   Plan Provisions. The following provisions will also be in effect under the plan:

  . The plan will terminate no later than the tenth anniversary of the completion of this offering.

  . The board may at any time amend, suspend or discontinue the plan.
    However, some amendments may require stockholder approval.

 401(k) Plan

   Effective September 1, 1998, we established a 401(k) defined contribution plan, in which all of our U.S. employees may participate. Plan participants contribute up to 15% of their eligible compensation to the plan, subject to the statutorily prescribed annual limit, which is $10,500 for 2000. We intend the plan to qualify under Section 401(k) of the Internal Revenue Code so that contributions by employees to the plan, and income earned, if any, on plan contributions, are not taxable to employees until withdrawn from the plan. From the plan's inception through March 31, 2000, we made matching contributions on behalf of the plan participants at the rate of 25% of participant contributions up to 6% of compensation. The plan was updated on April 1, 2000 for a change in the matching contribution rate to 50% of participant contributions up to 6% of compensation. During 1998, 1999 and 2000, we made matching contributions of $4,306, $21,632 and $167,214, respectively.

Employment Agreements and Change in Control Arrangements

   None of our executive officers has employment agreements with us. Accordingly, the employment of any such executive officer may be terminated at any time at the discretion of the board of directors.

Director and Officer Indemnification and Liability

   Our articles of incorporation limit the personal liability of our directors for monetary damages to the fullest extent permitted by California law. California law provides that directors of a company will not be personally liable for monetary damages for breach of their fiduciary duties as a director, except liability associated with any of the following:

  . acts or omissions that involve intentional misconduct or a knowing and culpable violation of law;

  . acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director, for any transaction from which a director derived an improper personal benefit;

  . acts or omissions that show a reckless disregard for the director's duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the company or its shareholders;

  . acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the company or its shareholders;

  . contacts or transactions between the company and a director; and

  . directors' liability for improper dividends, loans and guarantees.

   The limitation of directors' liability does not affect liabilities arising under federal securities law and does not affect the availability of injunctions and other equitable remedies.

   Our articles of incorporation and bylaws also include an authorization for us to indemnify our directors, officers, employees and other agents, by agreement or otherwise, to the fullest extent permitted by law. In addition, we may, at our discretion, provide indemnification to persons whom we are not obligated to indemnify. We believe that indemnification under our bylaws covers at least negligence and gross negligence on the part of the indemnified parties. Our bylaws also allow us to enter into indemnity agreements with individual directors, officers, employees and other agents.

   We have entered into indemnification agreements with each of our officers and directors containing provisions that require us to, among other things, indemnify those officers and directors against liabilities that may arise by reason of their status or service as directors or officers, other than liabilities arising from willful misconduct of a culpable nature, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to cover our directors and officers under any of our liability insurance policies applicable to directors and officers. We believe that these provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

                              CERTAIN TRANSACTIONS

Sales of Stock

   We have issued and sold shares of our capital stock in private placement transactions as follows:

  . 1,670,000 shares of Series A preferred stock at a price of $9.00 per share in June 1999 (each of which converts into ten shares of our Class A common stock, effectively reducing the purchase price to $0.90 per share);

  . 41,640 shares of Series A preferred stock at a price of $9.00 per share in September 1999 (each of which converts into ten shares of our Class A common stock, effectively reducing the purchase price to $0.90 per share); and

  . 1,000,000 shares of Series B preferred stock at a price of $40.00 per share in March through May 2000 (each of which converts into ten shares of our Class A common stock, effectively reducing the purchase price to $4.00 per share).

   All shares of preferred stock will convert into Class A common stock on a 10-for-1 basis upon the closing of this offering. All holders of preferred stock have entered into the lock-up agreements described in "Underwriting."

   In connection with the sale of Series B preferred stock, in May 2000 we issued to holders of our Series A preferred stock warrants to purchase up to 250,000 shares of Series B preferred stock at an exercise price of $40.00 per share. To the extent outstanding, these warrants will convert on a 10-for-1 basis into warrants to purchase 2,500,000 shares of our Class A common stock at an exercise price of $4.00 per share upon the closing of this offering. To date, no shares of our preferred stock have been converted into shares of our Class A common stock.

   The following table summarizes, on an as-converted basis to Class A common stock, the shares of capital stock purchased by and warrants issued to beneficial owners holders of more than 5% of our outstanding Class A common stock in these private placement transactions, although this table does not necessarily reflect outstanding amounts:

                                                                    Warrants to
                                                                     Purchase
                                                Series A  Series B   Series B
                                               Preferred  Preferred  Preferred
               Name of Purchaser                 Stock      Stock      Stock
               -----------------               ---------- --------- -----------
   TRW, Inc..................................         --  1,250,000        --
   Entities affiliated with Brentwood Venture
    Capital..................................  16,700,000       --   2,439,200
   Entities affiliated with Redpoint
    Ventures.................................         --  2,000,000        --
   Entities affiliated with Meritech Capital
    Partners ................................         --  3,750,000        --
   International Business Machines
    Corporation..............................         --  2,500,000  2,500,000

Affiliated Relationships

   Messrs. Jones and Walecka, who are members of our board of directors, are partners in entities affiliated with Brentwood Venture Capital and are founding partners of entities affiliated with Redpoint Ventures. Additionally, Brentwood Venture Capital and Redpoint Ventures are investors in Meritech Capital Partners.

Other Matters

 TRW

   In June 1997, we entered into a supply agreement with TRW pursuant to which TRW supplies us with a certain number of processed GaAs wafers annually for a fixed price per wafer. The agreement was amended in June 1999 to revise the wafer delivery requirement. In October 2000, we entered into a short-term foundry agreement with TRW to purchase InP development wafers for a fixed price per wafer. This agreement was amended in November 2000 and December 2000 to revise the number of development wafers to be purchased. We also have a development agreement with TRW for GaAs development materials which was entered into in June 1995 and which has been amended several times primarily to extend the term of the agreement and revise hourly time and material labor rates.

   In June 1997, we executed a revolving promissory note in favor of TRW, pursuant to which TRW loaned us the principal sum of $1,500,000 at an annual interest rate of 6%. This note was due in full in October 2002; however, it was paid in full in May 2000.

 IBM

   During May 2000, we entered into a series of agreements with IBM. Our semiconductor development agreement with IBM provides us with certain models and design kits for use in the fabrication process to develop new integrated circuits. Under our joint development agreement with IBM, pursuant to which we licensed to IBM and IBM licensed to us, certain technology, we jointly develop integrated circuits. We are both permitted to sell the jointly created products to third parties, subject to a fixed royalty fee payable to the other party.

 ASIP

   In July 2000, we entered into a stock purchase and option agreement with ASIP, an optical components company, pursuant to which we purchased 1,666,667 shares of ASIP's Series A preferred stock at an aggregate purchase price of $833,334. We were also granted an option to purchase, and we granted ASIP an option to require us to purchase upon the attainment of certain performance goals, 833,333 shares of ASIP's Series B preferred stock at an aggregate purchase price of $1,666,666. In January 2001, we exercised our option and purchased 833,333 shares of Series B preferred stock. The other investors in the transaction were Redpoint Ventures and certain of its affiliates.

   In May 2001, we entered into a development and license agreement with ASIP, pursuant to which ASIP will design, develop and prototype certain optical components, and we will reimburse ASIP a maximum of $2,500,000 of its development expenses and consign up to $3,500,000 of equipment to ASIP, which ASIP will later have the option to purchase at its then-depreciated value. The agreement also provides that we will enter a supply agreement with ASIP upon ASIP's successful completion and delivery of the component prototypes.


   Dr. Stephen Forrest, one of our directors, is a founder and director of ASIP. Additionally, Dr. Richard Nottenburg, our Co-Chairman of the Board, President and Chief Executive Officer, and G. Bradford Jones and John Walecka, two of our directors, are each directors of ASIP. Additionally, Messrs. Jones and Walecka are founding partners of entities affiliated with Redpoint Ventures.

 Internet Machines

   In October 2000, we entered into a stock purchase agreement with Internet Machines, an optical components company focusing on network processing and switch fabric devices. A switch fabric device is a switching element that provides network equipment vendors with a fundamental building block for creating switching platforms needed to support high-speed throughput and high density systems required for optical networks. We purchased 320,671 shares of Internet Machines Series B preferred stock at an aggregate purchase price of $1,555,254. The purpose of the transaction was to make an investment in an emerging company with promising intellectual property. The transaction was based on arms'-length negotiations between Internet Machines and the lead investor in the Series B preferred stock financing round. We received the same rights, privileges and preferences as the lead investor and other minority investors.

   The other investors in the transaction included Redpoint Ventures and Meritech Capital Partners and certain of their respective affiliates. Dr. Richard Nottenburg, our Co-Chairman of the Board, President and Chief Executive Officer, and John Walecka, one of our directors, are each directors of Internet Machines. Additionally, Mr. Walecka and G. Bradford Jones are founding partners of entities affiliated with Redpoint Ventures, and Redpoint Ventures is an investor in Meritech Capital Partners.

                             PRINCIPAL SHAREHOLDERS

   The following table, which assumes the conversion of our outstanding preferred stock into our Class A common stock, sets forth certain information regarding the beneficial ownership of our shares of Class A common stock and Class B common stock as of June 12, 2001, and as adjusted to reflect the sale of the Class A common stock offered hereby, by the following:

  . each shareholder known by us to own beneficially more than 5% of our outstanding shares of Class A common stock or Class B common stock;

  . each of our executive officers named in the compensation table above;

  . each of our directors; and

  . all current executive officers and directors as a group.

   As of June 12, 2001, there were 35,038,699 shares of Class A common stock and 28,000,000 shares of Class B common stock outstanding, assuming that all outstanding preferred shares have been converted into shares of Class A common stock. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. For purposes of calculating the number of shares beneficially owned by a shareholder and the percentage ownership of that shareholder, shares of common stock subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of June 12, 2001 are deemed outstanding for purpose of computing percentage ownership. The numbers shown in the table below assume no exercise of the underwriters' over-allotment option. Unless otherwise noted, we believe that each of the shareholders has sole investment and voting power with respect to the common stock indicated, except to the extent shared by spouses under applicable law.

   Unless otherwise listed, the address for each shareholder listed in the table below is c/o Multilink Technology Corporation, 300 Atrium Drive, 2nd Floor, Somerset, New Jersey 08873.

                                  Shares Beneficially  Percentage of Total
                                         Owned            Voting Power
                                 --------------------- ----------------------
Name or Group of Beneficial       Class A     Class B   Before        After
Owners                             Shares    Shares(1) Offering     Offering
---------------------------      ---------- ---------- ---------    ---------
Directors And Executive
 Officers
Richard N. Nottenburg(2).......   2,375,000 15,820,000      33.36%       47.90%
Jens Albers(3).................   2,050,000  8,480,000         *            *
Eric M. Pillmore(4)............     361,111        --          *            *
Ronald M. Krisanda(5)..........      50,000        --          *            *
Craig S. Lewis.................     200,000        --          *            *
G. Bradford Jones(6)...........  23,139,200        --       36.04         6.90
John Walecka(7)................  23,139,200        --       36.04         6.90
Stephen R. Forrest(8)..........      50,000        --          *            *
Edward J. Zander(9)............      68,750        --          *            *
All directors and executive
 officers as a group
 (9 persons)...................  28,294,061 15,820,000      69.98        55.63
5% Shareholders
Entities associated with
 Brentwood Venture
 Capital(10)...................  21,139,200        --       35.62         6.31
Matthias Bussmann..............         --   6,480,000      13.46        19.33
International Business Machines
 Corporation(11)...............   5,000,000        --        1.04         1.49
TRW, Inc.......................   1,250,000  5,700,000      12.10        17.37
Entities associated with
 Meritech Capital
 Partners(12)..................   3,750,000        --          *          1.12

---------------------
 * Less than 1%

(1) Holders of Class B common stock are entitled to ten votes per share. Each share of Class B common stock is convertible at the option of the holder into one share of Class A common stock and will, in general, automatically convert into one share of Class A common stock upon sale or other transfer to any person or entity other than a person or entity that owns or controls an entity that owns Class B common stock.

 (2) Includes 2,375,000 shares subject to an option exercisable within 60 days of June 12, 2001. Also includes 8,480,000 shares of Class B common stock owned by Dr. Albers over which Dr. Nottenburg has sole voting power pursuant to a voting trust agreement between Dr. Nottenburg and Dr. Albers. Dr. Nottenburg disclaims beneficial interest in such shares.

 (3) Includes 2,050,000 shares subject to an option exercisable within 60 days of June 12, 2001. Dr. Nottenburg has sole voting power over Dr. Albers' shares of Class B common stock pursuant to a voting trust agreement between Dr. Nottenburg and Dr. Albers. Dr. Nottenburg disclaims beneficial interest in such shares.

 (4) Consists of 361,111 shares subject to an option exercisable within 60 days of June 12, 2001.

 (5) Consists of 50,000 shares subject to an option exercisable within 60 days of June 12, 2001.

 (6) Mr. Jones is a general partner of entities affiliated with Brentwood Venture Capital and entities affiliated with Redpoint Ventures. The shares listed include (i) 18,700,000 shares held by entities affiliated with Brentwood Venture Capital, (ii) 2,439,200 shares issuable to entities affiliated with Brentwood Venture Capital pursuant to currently exercisable warrants, and (iii) 2,000,000 shares held by entities affiliated with Redpoint Ventures. Mr. Jones disclaims beneficial interest in the shares held by these entities, except to the extent of his pecuniary interest in these entities. Shares of preferred stock held by entities affiliated with Brentwood Venture Capital possess voting rights entitling the holder to ten votes per share of common stock into which the preferred stock is convertible. Upon the conversion of such shares into Class A common stock upon the closing of this offering, each share so converted will entitle the holder to one vote per share.

 (7) Mr. Walecka is a general partner of entities affiliated with Brentwood Venture Capital and entities affiliated with Redpoint Ventures. The shares listed include (i) 18,700,000 shares held by entities affiliated with Brentwood Venture Capital, (ii) 2,439,200 shares issuable to entities affiliated with Brentwood Venture Capital pursuant to currently exercisable warrants, and (iii) 2,000,000 shares held by entities affiliated with Redpoint Ventures. Mr. Walecka disclaims beneficial interest in the shares held by these entities, except to the extent of his pecuniary interest in these entities. Shares of preferred stock held by entities affiliated with Brentwood Venture Capital possess voting rights entitling the holder to ten votes per share of common stock into which the preferred stock is convertible. Upon the conversion of such shares into Class A common stock upon the closing of this offering, each share so converted will entitle the holder to one vote per share.

 (8) Consists of 50,000 shares subject to an option exercisable within 60 days of June 12, 2001.

 (9) The shares listed include (i) 58,333 shares held by Mr. Zander and (ii) 10,417 shares subject to an option exercisable within 60 days of June 12, 2001.

(10) Includes 20,505,000 shares held by or issuable to Brentwood Associates IX, L.P. and 634,200 shares held by or issuable to Brentwood Affiliates Fund III.

(11) Includes 2,500,000 shares subject to a currently exercisable warrant.

(12) Consists of 3,690,000 shares held by Meritech Capital Partners L.P. and 60,000 shares held by Meritech Capital Affiliates.

                          DESCRIPTION OF CAPITAL STOCK

   Our articles of incorporation authorize the issuance of up to 310,000,000 shares of capital stock, of which 200,000,000 shares are Class A common stock, 100,000,000 shares are Class B common stock, and 10,000,000 shares are preferred stock. From time to time, our board may establish the rights and preferences of the preferred stock. The following summary of our capital stock is, by necessity, not complete. We encourage you to refer to our articles of incorporation and bylaws, which are included as exhibits to the registration statement of which this prospectus is a part, and to applicable provisions of California law for a more complete description.

Common Stock

   We are authorized to issue up to 300,000,000 shares of common stock, $0.0001 par value, of which 200,000,000 shares have been designated as Class A common stock and 100,000,000 shares have been designated as Class B common stock. At June 12, 2001, 2,108,583 shares of Class A common stock were issued and outstanding and held by five shareholders, and 28,000,000 shares of Class B common stock were issued and outstanding and held by four shareholders. After giving effect to this offering and the automatic conversion of our outstanding shares of preferred stock into shares of Class A common stock, there will be 37,224,983 shares of Class A common stock issued and outstanding and 28,000,000 shares of Class B common stock issued and outstanding.

   The shares of our Class B common stock are substantially identical to the shares of our Class A common stock, except that the holders of Class A common stock are entitled to one vote per share and the holders of the Class B common stock are entitled to ten votes per share on all matters submitted to shareholder vote. Holders of shares of Class A common stock and holders of shares of Class B common stock vote together as a single class on all matters submitted to a shareholder vote, except (1) as otherwise required by law or (2) with respect to a proposed issuance of additional shares of Class B common stock, which issuance requires the affirmative vote of the holders of a majority of the outstanding shares of Class B common stock, voting separately as a class. Each share of Class B common stock is convertible at the option of the holder into one share of Class A common stock and will, in general, automatically convert into one share of Class A common stock upon sale or other transfer to any person or entity other than a person or entity that owns or controls an entity that owns Class B common stock.

   Under our bylaws, holders of common stock will not have cumulative voting rights after we are a "listed corporation" under California law. In such event, the holders of the remaining shares will not be able to elect any directors. We anticipate we will qualify as a listed corporation as of the closing of this offering.

Preferred Stock

   Our articles of incorporation provide that our board of directors has the authority, without the action of our shareholders, to designate and issue preferred stock in one or more series and to designate the rights, preferences and privileges of each such series. The rights, preferences and privileges of each series of preferred stock may be greater than the rights of our common stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of any preferred stock that may be issued. However, the effects might include, among other things: (1) restricting dividends on common stock; (2) diluting the voting power of the common stock; (3) impairing the liquidation rights of the common stock; and (4) delaying or preventing a change in our control without further action by the shareholders. Upon the completion of this offering, no shares of preferred stock will be outstanding, and we have no present plans to issue any shares of preferred stock.

Transfer Agent and Registrar

   The transfer agent and registrar for our Class A common stock is American Stock Transfer & Trust Company. The transfer agent's address is 59 Maiden Lane, New York, NY, 10038, and its telephone number is (212) 936-5100.

Nasdaq Stock Market National Market Listing

   We have been approved to list our Class A common stock on The Nasdaq National Market under the symbol "MLTC."

                        SHARES ELIGIBLE FOR FUTURE SALE

   Before this offering, there has not been any public market for shares of our Class A common stock, and we cannot predict the effect, if any, that market sales of shares of our common stock by our existing shareholders or the availability of shares of our common stock for sale will have on the market price of shares of our Class A common stock. Nevertheless, sales of substantial amounts of shares of our common stock by our existing shareholders in the public market, or the perception that such sales could occur, could adversely affect the market price of shares of our Class A common stock and could impair our future ability to raise capital through the sale of equity securities.

   Upon completion of this offering, we will have a total of 65,224,983 shares of common stock outstanding, assuming no exercise of outstanding options or warrants. Shares sold in this offering will be freely tradeable, except that any shares held by our "affiliates," as that term is defined in Rule 144 promulgated under the Securities Act of 1933, may only be sold in compliance with the limitations described below. The remaining 57,224,983 shares outstanding of common stock will be deemed "restricted securities" as defined under Rule 144. Restricted securities may be sold in the public market only if registered or if they qualify for an exemption from registration under Rules 144, 144(k) or 701 promulgated under the Securities Act, summarized below.

Lock-Up Agreements

   Our officers and directors and all of our shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. If the reported last sale price of our common stock on The Nasdaq National Market is at least twice the public offering price per share shown on the cover page of this prospectus for 20 of the 30 trading days ending on the last trading day preceding the 90th day after the date of this prospectus, then 15% of the shares of our outstanding common stock, or 9,783,747 shares, will be released from these restrictions. The release of these shares will occur on the later of:

  . the 91st day after this offering; or

  . the second trading day following the public release of our financial results for the quarter immediately after this offering.

   As of the date of this prospectus, options to purchase 4,632,200 shares of our Class A common stock will not be subject to the lock-up period. Of these, options to purchase 349,250 shares are vested. The holders of all of these options are foreign employees.

Rule 144

   In general, under Rule 144 as currently in effect, beginning 90 days after the date of this prospectus, a person who has beneficially owned restricted shares for at least one year would be entitled to sell in any three-month period up to the greater of:

  . 1% of the then-outstanding shares of Class A common stock, or approximately 372,250 shares immediately after this offering; or

  . the average weekly trading volume of the common shares during the four calendar weeks preceding the filing of a Form 144 with respect to such sale.

   Sales under Rule 144 are also subject to certain manner of sale and notice requirements and to the availability of current public information about us.

   Under Rule 144(k), a person who has not been one of our affiliates during the preceding 90 days and who has beneficially owned the restricted shares for at least two years is entitled to sell them without complying with the manner of sale, public information, volume limitation or notice provisions of Rule
144. As of the date of this prospectus, no shares of our Class A common stock are eligible for sale under Rule 144(k).

Rule 701

   Any of our employees, directors, officers, consultants or advisors who purchased shares from us in connection with a written stock or option plan before the effective date of this offering is entitled to rely on the resale provisions of Rule 701, subject to the lock-up agreements described above. In general, Rule 701 permits non-affiliates to sell their Rule 701 shares 90 days after the effectiveness of a registration statement relating to a company's initial public offering without having to comply with the public information, holding period, volume limitation or notice provisions of Rule 144 and permits affiliates to sell their Rule 701 shares without having to comply with the holding period of Rule 144. As of the date of this prospectus, no shares of our Class A common stock, which are not subject to the lock-up period, are eligible for sale under Rule 701.

Stock Options and Warrants

   As of June 12, 2001, options to purchase a total of 41,325,117 shares of Class A common stock under our existing stock plans were outstanding. Warrants to purchase 5,813,716 shares of Class A common stock or shares convertible, on a one-for-one basis, into Class A common stock were also outstanding as of April 30, 2001. An additional 3,566,300 shares of Class A common stock were available for future option grants under our existing stock plans. An additional 4,286,606 shares of Class A common stock will become available for future option grants under our proposed 2000 incentive plan, and 2,071,652 shares of Class A common stock will become available for future purchase under our proposed 2000 employee stock purchase plan, each of which will become effective upon the effectiveness of this offering.

   We intend to file a registration statement on Form S-8 to register shares of Class A common stock issued or reserved for issuance under our existing stock plans, our proposed 2000 stock incentive plan and our proposed employee stock purchase plan within 180 days after the date of this prospectus, thus permitting the resale of such shares by nonaffiliates in the public market without restriction under the Securities Act, subject to the lock-up agreements described in "Underwriting."

Registration Rights

   Pursuant to an investors' rights agreement we entered into with holders of our preferred stock, the holders of 32,116,400 shares of Class A common stock, assuming conversion of all outstanding shares of preferred stock and the exercise of all warrants to purchase preferred stock (which convert into warrants to purchase Class A common stock upon the effectiveness of this offering), are entitled to registration rights regarding those shares. Under the terms of the agreement, if, at any time after six months following the initial public offering, we propose to register any of our securities under the Securities Act, either for our own account or for the account of other security holders exercising registration rights, the holders of these shares are entitled to notice of the registration and to include their common stock in the registration at our expense. This right is subject to conditions and limitations, including the right of the underwriters in an offering to limit the number of shares included in the registration. The holders of these shares may also require us to file up to two registration statements under the Securities Act at our expense with respect to their common stock. We are required to use best efforts to effect these registrations, subject to conditions and limitations. Furthermore, the holders of these registration rights may require us to file additional registration statements on Form S-3, subject to conditions and limitations. These rights terminate on the earlier of five years after the effective date of this offering, or when a holder is able to sell all its shares pursuant to Rule 144 under the Securities Act in any 90-day period. Under the investors' rights agreement, we have a contractual right to prohibit any sales of common stock by the holders for a period of 180 days following this offering and 90 days following any subsequent public offering by us. All holders of registerable securities have agreed not to exercise their registration rights until 180 days following the date of this prospectus without the consent of Credit Suisse First Boston Corporation.

              U.S. FEDERAL TAX CONSIDERATIONS FOR NON-U.S. HOLDERS

   The following is a general discussion of the material U.S. federal income tax consequences of the ownership and disposition of our common stock to a non-U.S. holder. In this discussion, a non-U.S. holder is any holder that for U.S. federal income tax purposes is not a U.S. person. For purposes of this discussion, the term U.S. person means:

  . a citizen or resident of the United States;

  . a corporation or other entity taxable as a corporation created or organized in the United States or under the laws of the United States or any political subdivision thereof;

  . an estate whose income is included in gross income for U.S. federal income tax purposes regardless of its source; or

  . a trust whose administration is subject to the primary supervision of a U.S. court and one or more U.S. persons have the authority to control all substantial decisions of the trust.

   If a partnership holds common stock, the tax treatment of a partner will generally depend on the status of the partner and upon the activities of the partnership.

   This discussion does not address all aspects of U.S. federal income taxation that may be relevant in light of a non-U.S. holder's special tax status or special tax situations. U.S. expatriates, life insurance companies, tax-exempt organizations, dealers in securities or currency, banks or other financial institutions, investors whose functional currency is other than the U.S. dollar, and investors that hold common stock as part of a hedge, straddle or conversion transaction are among those categories of potential investors that are subject to special rules not covered in this discussion. This discussion does not address any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction. Furthermore, the following discussion is based on current provisions of the Internal Revenue Code of 1986, as amended, and administrative and judicial interpretations thereof, all as in effect on the date hereof, and all of which are subject to change, possibly with retroactive effect. Accordingly, each non-U.S. holder should consult a tax advisor regarding the U.S. federal, state, local and non-U.S. income and other tax consequences of acquiring, holding and disposing of shares of our common stock.

Dividends

   We have not paid any dividends on our common stock and we do not plan to pay any dividends for the foreseeable future. However if we do pay dividends on our common stock, those payments will constitute dividends for U.S. tax purposes to the extent paid from our current and accumulated earnings and profits, as determined under U.S. federal income tax principles. To the extent those dividends exceed our current and accumulated earnings and profits, the dividends will constitute a return of capital and will first reduce a holder's basis, but not below zero, and then will be treated as gain from the sale of stock.

   Any dividend paid to a non-U.S. holder of common stock generally will be subject to U.S. withholding tax either at a rate of 30% of the gross amount of the dividend or such lower rate as may be specified by an applicable tax treaty. In order to receive a reduced treaty rate, a non-U.S. holder must provide us with an IRS form W-8BEN certifying to us such non-U.S. holder's qualification for the reduced rate.

   Dividends received by a non-U.S. holder that are effectively connected with a U.S. trade or business conducted by the non-U.S. holder are exempt from such withholding tax. In order to obtain this exemption, a non-U.S. holder must provide us with an IRS Form W-8ECI certifying to us such exemption. Such effectively connected dividends, although not subject to withholding tax, are taxed at the same graduated rates applicable to U.S. persons, net of certain deductions and credits.

   In addition to the graduated tax described above, dividends received by a corporate non-U.S. holder that are effectively connected with a U.S. trade or business of the corporate non-U.S. holder may also be subject to a branch profits tax at a rate of 30% or such lower rate as may be specified by an applicable tax treaty.

   A non-U.S. holder of common stock that is eligible for a reduced rate of withholding tax pursuant to a tax treaty may obtain a refund of any excess amounts currently withheld by filing an appropriate claim for refund with the Internal Revenue Service ("IRS").

Gain on Disposition of Common Stock

   A non-U.S. holder generally will not be subject to U.S. federal income tax on any gain realized upon the sale or other disposition of our common stock unless:

  . the gain is effectively connected with a U.S. trade or business of the non-U.S. holder (which gain, in the case of a corporate non-U.S. holder, must also be taken into account for branch profits tax purposes);

  . the non-U.S. holder is an individual who holds his or her common stock as a capital asset (generally, an asset held for investment purposes) and who is present in the U.S. for a period or periods aggregating 183 days or more during the calendar year in which the sale or disposition occurs and certain other conditions are met; or

  . we are or have been a "U.S. real property holding corporation" for U.S.
    federal income tax purposes at any time within the shorter of the five-year period preceding the disposition or the holder's holding period for our common stock. We have determined that we are not and do not believe that we will become a "U.S. real property holding corporation" for U.S. federal income tax purposes.

Gift and Estate Taxes

   Gifts of our shares made by non-U.S. holders generally will not be subject to United States federal gift tax. Shares held by a non-U.S. holder at the time of death will be included in the non-U.S. holder's gross estate for United States federal estate tax purposes unless a treaty provides otherwise. A credit effectively exempts from tax the first $60,000 worth of the holder's United States taxable estate, which generally includes property situated within the United States, shares of United States corporations and certain debt obligations of United States obligors.

Backup Withholding and Information Reporting

   Generally, we must report annually to the IRS the amount of dividends paid, the name and address of the recipient, and the amount, if any, of tax withheld. A similar report is sent to the holder. Pursuant to tax treaties or other agreements, the IRS may make its reports available to tax authorities in the recipient's country of residence.

   Dividends paid to a non-U.S. holder at an address within the United States may be subject to backup withholding at a rate of 31% if the non-U.S. holder fails to establish that it is entitled to an exemption or to provide a correct taxpayer identification number and other information to the payor. The payment of dividends to non-U.S. holders at an address outside the United States may be subject to backup withholding at a rate of 31% unless such non-U.S. holder qualifies for an exemption.

   Under current Treasury Regulations, the payment of the proceeds of the disposition of common stock to or through the U.S. office of a broker is subject to information reporting and backup withholding at a rate of 31% unless the holder certifies its non-U.S. status under penalties of perjury or otherwise establishes an exemption. Generally, the payment of the proceeds of the disposition by a non-U.S. holder of common stock outside the U.S. to or through a foreign office of a broker will not be subject to backup withholding but will be subject to information reporting requirements if the broker is a U.S. person or has certain other connections to the United

States, unless the broker has documentary evidence in its files of the holder's non-U.S. status and certain other conditions are met, or the holder otherwise establishes an exemption. Neither backup withholding nor information reporting generally will apply to a payment of the proceeds of a disposition of common stock to a non-U.S. holder by or through a foreign office of a foreign broker not subject to the preceding sentence.

   Recently promulgated Treasury Regulations may alter procedures for claiming benefits of an income tax treaty and change the certification procedures relating to the receipt by intermediaries of payments on behalf of the beneficial owner of shares of common stock. Accordingly, non-U.S. holders should consult their tax advisors regarding the effect, if any, of those final Treasury Regulations on an investment in our common stock.

   Backup withholding is not an additional tax. Rather, the U.S. income tax liability of persons subject to backup withholding will be reduced by the amount of tax withheld. If withholding results in an overpayment of taxes, a refund may be obtained, provided that the required information is furnished to the IRS.

                                  UNDERWRITING

   Under the terms and subject to the conditions contained in an underwriting
agreement dated          , 2001, we have agreed to sell to the underwriters
named below, for whom Credit Suisse First Boston Corporation, Salomon Smith Barney Inc. and Thomas Weisel Partners LLC are acting as representatives, the following respective numbers of shares of Class A common stock:

                                                                        Number
   Underwriter                                                         of Shares
   -----------                                                         ---------
   Credit Suisse First Boston Corporation.............................
   Salomon Smith Barney Inc. .........................................
   Thomas Weisel Partners LLC.........................................
                                                                       ---------
     Total............................................................ 8,000,000
                                                                       =========

   The underwriting agreement provides that the underwriters are obligated to purchase all the shares of Class A common stock in the offering if any are purchased, other than those shares covered by the over-allotment option described below. The underwriting agreement also provides that if an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated.

   We have granted to the underwriters a 30-day option to purchase on a pro rata basis up to 1,200,000 additional shares from us at the initial public offering price less the underwriting discounts and commissions. This option may be exercised only to cover any over-allotments of Class A common stock.

   The underwriters propose to offer the shares of Class A common stock initially at the public offering price on the cover page of this prospectus and
to selling group members at that price less a selling concession of $   per
share. The underwriters and selling group members may allow a discount of $ per share on sales to other broker/dealers. After the initial public offering, the public offering price and concession and discount to broker/dealers may be changed by the representatives.

   The following table summarizes the compensation and estimated expenses we will pay:

                                    Per Share                       Total
                          ----------------------------- -----------------------------
                             Without          With         Without          With
                          Over-allotment Over-allotment Over-allotment Over-allotment
                          -------------- -------------- -------------- --------------
Underwriting Discounts
and Commissions paid  by
us......................       $              $              $              $
Expenses payable by us..       $              $              $              $

   The representatives have informed us that the underwriters do not expect discretionary sales to exceed 5% of the shares of Class A common stock being offered.

   We have agreed that we will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, or file with the SEC a registration statement under the Securities Act relating to, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, or publicly disclose the intention to make any offer, sale, pledge, disposition or filing, without the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus, except grants of options to purchase shares of common stock under any of our stock option plans disclosed in this prospectus and existing on the date hereof, issuances of common stock pursuant to the exercise of employee stock options outstanding on the date hereof and the filing of a Registration Statement on Form S-8.

   Our officers and directors and all of our shareholders have agreed that they will not offer, sell, contract to sell, pledge or otherwise dispose of, directly or indirectly, any shares of our common stock or securities convertible into or exchangeable or exercisable for any shares of our common stock, enter into a transaction which would have the same effect, or enter into any swap, hedge or other arrangement that transfers, in whole or in part, any of the economic consequences of ownership of our common stock, whether any such aforementioned transaction is to be settled by delivery of our common stock or such other securities, in cash or otherwise, or publicly disclose the intention to make any such offer, sale, pledge or disposition, or to enter into any such transaction, swap, hedge or other arrangement without, in each case, the prior written consent of Credit Suisse First Boston Corporation for a period of 180 days after the date of this prospectus. If the reported last sale price of our common stock on The Nasdaq National Market is at least twice the public offering price per share shown on the cover page of this prospectus for 20 of the 30 trading days ending on the last trading day preceding the 90th day after the date of this prospectus, then 15% of the shares of our outstanding common stock, or 9,783,747 shares, will be released from these restrictions. The release of these shares will occur on the later of:

  . the 91st day after this offering; or

  . the second trading day following the public release of our financial results for the quarter immediately after this offering.

   The underwriters have reserved for sale, at the initial public offering price, up to 400,000 shares of Class A common stock for persons associated with us who have expressed an interest in purchasing Class A common stock in this offering. The number of shares available for sale to the general public in this offering will be reduced to the extent these persons purchase the reserved shares. Any reserved shares not so purchased will be offered by the underwriters to the general public on the same terms as the other shares.

   We have agreed to indemnify the underwriters against liabilities under the Securities Act, or contribute to payments which the underwriters may be required to make in that respect.

   We have been approved to list the shares of Class A common stock on The Nasdaq National Market under the symbol "MLTC."

   Affiliates of Credit Suisse First Boston Corporation beneficially own 23,120 shares of our Series B convertible preferred stock which will convert into 231,200 shares of our Class A common stock upon the completion of this offering. Affiliates of Thomas Weisel Partners LLC beneficially own 25,000 shares of our Series B convertible preferred stock which will convert into 250,000 shares of our Class A common stock upon the completion of this offering.

   Thomas Weisel Partners LLC, one of the representatives of the underwriters, was organized and registered as a broker-dealer in December 1998. Since December 1998, Thomas Weisel Partners LLC has acted as lead-manager or co-manager on numerous public offerings of equity securities. Thomas Weisel Partners LLC does not have any material relationship with us or any of our officers, directors or other controlling persons, except with respect to its affiliates' ownership of our Series B convertible preferred stock and its contractual relationship with us under the underwriting agreement entered into in connection with this offering.

   Prior to this offering, there has been no public market for our Class A common stock. The initial public offering price will be determined by negotiation between us and the underwriters and will not necessarily reflect the market price of the Class A common stock following the offering. The principal factors that will be considered in determining the public offering price will include:

  . the information in this prospectus and otherwise available to the underwriters;

  . market conditions for initial public offerings;

  . the history and the prospects for the industry in which we will compete;

  . the ability of our management;

  . the prospects for our future earnings;

  . the present state of our development and our current financial condition;

  . the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies; and

  . the general condition of the securities markets at the time of this offering.

   We offer no assurances that the initial public offering price will correspond to the price at which the Class A common stock will trade in the public market subsequent to the offering or that an active trading market for the Class A common stock will develop and continue after the offering.

   In connection with the offering, the underwriters may engage in stabilizing transactions, over-allotment transactions, syndicate covering transactions and penalty bids in accordance with Regulation M under the Exchange Act.

  . Stabilizing transactions permit bids to purchase the underlying security so long as the stabilizing bids do not exceed a specified maximum.

  . Over-allotment involves sales by the underwriters of shares in excess of the number of shares the underwriters are obligated to purchase, which creates a syndicate short position. The short position may be either a covered short position or a naked short position. In a covered short position, the number of shares over-allotted by the underwriters is not greater than the number of shares that they may purchase in the over-allotment option. In a naked short position, the number of shares involved is greater than the number of shares in the over-allotment option. The underwriters may close out any short position by either exercising their over-allotment option and/or purchasing shares in the open market.

  . Syndicate covering transactions involve purchases of the Class A common stock in the open market after the distribution has been completed in order to cover syndicate short positions. In determining the source of shares to close out the short position, the underwriters will consider, among other things, the price of shares available for purchase in the open market as compared to the price at which they may purchase shares through the over-allotment option. If the underwriters sell more shares than could be covered by the over-allotment option--a naked short position--the position can only be closed out by buying shares in the open market. A naked short position is more likely to be created if the underwriters are concerned that there could be downward pressure on the price of the shares in the open market after pricing that could adversely affect investors who purchase in the offering.

  . Penalty bids permit the representatives to reclaim a selling concession from a syndicate member when the Class A common stock originally sold by the syndicate member is purchased in a stabilizing or syndicate covering transaction to cover syndicate short positions.

These stabilizing transactions, syndicate covering transactions and penalty bids may have the effect of raising or maintaining the market price of our Class A common stock or preventing or retarding a decline in the market price of the Class A common stock. As a result, the price of the Class A common stock may be higher than the price that might otherwise exist in the open market. These transactions may be effected on The Nasdaq National Market or otherwise and, if commenced, may be discontinued at any time.

   A prospectus in electronic format will be made available on the web sites maintained by one or more of the underwriters participating in this offering. The representatives may agree to allocate a number of shares to underwriters for sale to their online brokerage account holders. Internet distributions will be allocated by the underwriters that will make internet distributions on the same basis as other allocations. Credit Suisse First Boston Corporation may effect an on-line distribution through its affiliate, CSFBdirect Inc., an on-line broker/dealer, as a selling group member.

                          NOTICE TO CANADIAN RESIDENTS

Resale Restrictions

   The distribution of the Class A common stock in Canada is being made only on a private placement basis exempt from the requirement that we prepare and file a prospectus with the securities regulatory authorities in each province where trades of Class A common stock are made. Any resale of the Class A common stock in Canada must be made under applicable securities laws which will vary depending on the relevant jurisdiction, and which may require resales to be made under available statutory exemptions or under a discretionary exemption granted by the applicable Canadian securities regulatory authority. Purchasers are advised to seek legal advice prior to any resale of the Class A common stock.

Representations of Purchasers

   By purchasing Class A common stock in Canada and accepting a purchase confirmation, purchasing is representing to us and the dealer from whom the purchase confirmation is received that:

  . the purchaser is entitled under applicable provincial securities laws to purchase the Class A common stock without the benefit of a prospectus qualified under those securities laws;

  . where required by law, the purchaser is purchasing as principal and not as agent; and

  . the purchaser has reviewed the text above under Resale Restrictions.

Rights of Action (Ontario Purchasers)

   The securities being offered are those of a foreign issuer and Ontario purchasers will not receive the contractual right of action prescribed by Ontario securities law. As a result, Ontario purchasers must rely on other remedies that may be available, including common law rights of action for damages or rescission or rights of action under the civil liability provisions of the U.S. federal securities laws.

Enforcement of Legal Rights

   All of the issuer's directors and officers as well as the experts named may be located outside of Canada and, as a result, it may not be possible for Canadian purchasers to effect service of process within Canada upon the issuer or such persons. All or a substantial portion of the assets of the issuer and such persons may be located outside of Canada and, as a result, it may not be possible to satisfy a judgment against the issuer or such persons in Canada or to enforce a judgment obtained in Canadian courts against such issuer or persons outside of Canada.

Notice to British Columbia Residents

   A purchaser of Class A common stock to whom the Securities Act (British Columbia) applies is advised that such purchaser is required to file with the British Columbia Securities Commission a report within ten days of the sale of any Class A common stock acquired by such purchaser pursuant to this offering. The report must be in the form attached to British Columbia Securities Commission Blanket Order BOR #95/17, a copy of which may be obtained from us. Only one report must be filed for Class A common stock acquired on the same date and under the same prospectus exemption.

Taxation and Eligibility for Investment

   Canadian purchasers of Class A common stock should consult their own legal and tax advisors with respect to the tax consequences of an investment in the Class A common stock in their particular circumstances and about the eligibility of the Class A common stock for investment by the purchaser under relevant Canadian legislation.

                                 LEGAL MATTERS

   Allen Matkins Leck Gamble & Mallory LLP, Century City, California, will pass on the legality of the Class A common stock offered by this prospectus. As of the date of this prospectus, Allen Matkins and its affiliates own or have the right to purchase 481,800 shares of our Class A common stock. Cravath, Swaine & Moore, New York, New York, has represented the underwriters.

                                    EXPERTS

   The financial statements of Multilink Technology Corporation as of December 31, 1999 and 2000, and for each of the three years in the period ended December 31, 2000, included in this prospectus have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a restatement of the 2000 financial statements), and have been so included in reliance upon the report of such firm given upon their authority as experts in auditing and accounting.

                             ADDITIONAL INFORMATION

   We have filed with the SEC a registration statement on Form S-1. This prospectus, which forms a part of the registration statement, does not contain all the information included in the registration statement. Certain information is omitted and you should refer to the registration statement and its exhibits. With respect to references made in this prospectus to any of our contracts or other documents, such references are not necessarily complete and you should refer to the exhibits attached to the registration statement for copies of the actual contract or document. You may read and copy the registration statement, including exhibits and schedules filed with it, at the SEC's public reference facilities in Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. You may obtain information on the operation of the SEC's public reference facilities by calling the SEC at 1-800-SEC-0330. The SEC maintains a website (http://www.sec.gov) that contains reports, proxy and information statements and other information regarding registrants, such as us, that file electronically with the SEC.

   Upon completion of this offering, we will become subject to the information and periodic reporting requirements under the Exchange Act and, in accordance with this law, will file periodic reports, proxy statements and other information with the SEC. These periodic reports, proxy statements and other information will be available for inspection and copying at the SEC's public reference facilities and the website of the SEC referred to above.

                        MULTILINK TECHNOLOGY CORPORATION

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                            Page
                                                                            ----
Independent Auditors' Report............................................... F-2
Consolidated Balance Sheets................................................ F-3
Consolidated Statements of Operations...................................... F-4
Consolidated Statements of Shareholders' Equity (Deficit).................. F-5
Consolidated Statements of Cash Flows...................................... F-6
Notes to Consolidated Financial Statements................................. F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Shareholders
Multilink Technology Corporation:

   We have audited the accompanying consolidated balance sheets of Multilink Technology Corporation and subsidiaries (the "Company") as of December 31, 1999 and 2000, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the three years in the period ended December 31, 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

   We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, such consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 1999 and 2000, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 2000 in conformity with accounting principles generally accepted in the United States of America.

   As discussed in note 15, the accompanying 2000 financial statements have been restated.

/s/ DELOITTE & TOUCHE LLP

Parsippany, New Jersey
February 14, 2001
(except for note 15, as to
which the date is May 31, 2001)

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

                          CONSOLIDATED BALANCE SHEETS
           December 31, 1999 and 2000 and March 31, 2001 (Unaudited)

                                                                      Pro Forma
                                                                    Shareholders'
                               December 31,                            Equity
                         --------------------------    March 31,      March 31,
                                          2000           2001           2001
                            1999      -------------  -------------  -------------
                                      (As restated,  (As restated,  (As restated,
                                      see note 15)   see note 15)   see note 15)
                                                             (Unaudited)
ASSETS
Current assets:
 Cash and cash
  equivalents........... $ 8,997,086   $29,158,525   $ 20,876,862
 Accounts receivable,
  net of allowance for
  uncollectible accounts
  of $51,000, $132,570
  and $188,502 as of
  December 31, 1999 and
  2000 and March 31,
  2001, respectively....   5,216,702    13,770,479     14,667,297
 Inventories............   5,002,280    17,264,255     15,636,173
 Prepaid expenses and
  other current assets..     346,957     6,538,018     10,464,483
                         -----------  ------------   ------------
   Total current
    assets..............  19,563,025    66,731,277     61,644,815
                         -----------  ------------   ------------
Property and equipment,
 net....................   2,667,877    17,764,697     21,063,437
Deferred income taxes...         --      2,573,473      3,581,294
Other assets............     413,400     3,196,750      4,709,416
                         -----------  ------------   ------------
   Total assets......... $22,644,302   $90,266,197   $ 90,998,962
                         ===========  ============   ============

LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)

Current liabilities:
 Accounts payable....... $ 2,691,143  $ 10,987,531   $ 10,560,650
 Accrued expenses.......   1,015,741    11,287,869     11,867,403
 Accrued warranty
  costs.................     254,360       785,633      1,008,448
 Software and equipment
  financing--current
  portion...............         --        684,854        960,042
 Lease obligations--
  current portion.......     493,804       636,043        649,214
 Income taxes payable...         --        701,752      1,681,586
                         -----------  ------------   ------------
   Total current
    liabilities.........   4,455,048    25,083,682     26,727,343
                         -----------  ------------   ------------
Lease obligations--net
 of current portion.....   1,537,568       773,048        591,197
Software and equipment
 financing--net of
 current portion........         --        245,066        799,186
Line of credit from
 shareholder............   2,387,962           --             --
                         -----------  ------------   ------------

Commitments and
 contingencies

Redeemable convertible
 preferred stock:
 Series A; $.0001 par
  value; 9,000,000
  shares authorized;
  1,711,640 issued and
  outstanding as of
  December 31, 1999 and
  2000 and March 31,
  2001 (actual); no
  shares issued and
  outstanding as of
  March 31, 2001 (pro
  forma)................  14,978,163    15,073,259     15,097,033            --
 Series B; $.0001 par
  value; 1,000,000
  shares authorized,
  none issued and
  outstanding as of
  December 31, 1999;
  1,000,000 issued and
  outstanding as of
  December 31, 2000 and
  March 31, 2001
  (actual); no shares
  issued and outstanding
  as of March 31, 2001
  (pro forma)...........         --     40,000,000     40,000,000            --
Shareholders' equity
 (deficit):
 Common stock, $.0001
  par value:
 Class A: 200,000,000
  shares authorized,
  none issued and
  outstanding at
  December 31, 1999;
  2,048,750 issued and
  outstanding as of
  December 31, 2000;
  2,107,083 issued and
  outstanding as of
  March 31, 2001
  (actual) 29,223,483
  issued and
  outstanding as of
  March 31, 2001 (pro
  forma)................         --            205            211          2,923
 Class B: 100,000,000
  shares authorized;
  30,000,000 shares
  issued and
  outstanding as of
  December 31, 1999;
  28,000,000 issued and
  outstanding as of
  December 31, 2000 and
  March 31, 2001
  (actual and pro
  forma)................       3,000         2,800          2,800          2,800
 Additional paid-in-
  capital...............   7,077,088    34,162,156     40,627,923     95,722,244
 Deferred stock
  compensation..........  (5,365,749)  (12,601,155)   (15,623,600)   (15,623,600)
 Accumulated deficit....  (2,443,083)  (12,487,372)   (16,938,768)   (16,938,768)
 Accumulated other
  comprehensive income
  (loss)................      14,305        14,508       (284,363)      (284,363)
                         -----------  ------------   ------------   ------------
   Total shareholders'
    equity (deficit)....    (714,439)    9,091,142      7,784,203   $ 62,881,236
                         -----------  ------------   ------------   ============
   Total liabilities and
    shareholders' equity
    (deficit)........... $22,644,302  $ 90,266,197   $ 90,998,962
                         ===========  ============   ============

          See accompanying notes to consolidated financial statements.

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                  Years Ended December 31, 1998, 1999 and 2000 and Three Months Ended March 31, 2000 (Unaudited) and 2001 (Unaudited)

                                                                   Three Months Ended March
                                 Year Ended December 31,                      31,
                          ---------------------------------------  --------------------------
                             1998         1999          2000          2000          2001
                          -----------  -----------  -------------  -----------  -------------
                                                    (As restated,               (As restated,
                                                    see note 15)                see note 15)
                                                                          (Unaudited)
Revenues
 Product................  $ 2,125,748  $19,383,258  $ 72,720,505   $12,347,592   $31,067,926
 Development............    1,725,816    1,011,744           --            --            --
                          -----------  -----------  ------------   -----------   -----------
   Total revenues.......    3,851,564   20,395,002    72,720,505    12,347,592    31,067,926
                          -----------  -----------  ------------   -----------   -----------
Cost of revenues
 Product................      793,788    6,113,690    27,047,794     4,816,557    11,349,011
 Inventory write down...          --           --            --            --      4,895,112
 Development............    1,053,391      634,192           --            --            --
 Deferred stock
  compensation..........          --        19,031       834,093        29,000       476,544
                          -----------  -----------  ------------   -----------   -----------
Total cost of revenues..    1,847,179    6,766,913    27,881,887     4,845,557    16,720,667
                          -----------  -----------  ------------   -----------   -----------
Gross profit............    2,004,385   13,628,089    44,838,618     7,502,035    14,347,259
                          -----------  -----------  ------------   -----------   -----------
Operating expenses:
 Research and
  development,
  excluding deferred
  stock compensation....    2,218,472    8,778,922    24,624,361     3,847,581    12,535,863
 Research and
  development--warrant
  issuance..............          --           --      6,375,000           --            --
 Sales and marketing,
  excluding deferred
  stock compensation....      349,180    2,291,780     7,130,192     1,185,944     3,527,379
 General and
  administrative,
  excluding deferred
  stock compensation....      391,284    1,767,146     7,611,023     1,225,569     2,945,521
 Deferred stock
  compensation..........      343,870      803,551     6,076,132       808,857     2,580,978
                          -----------  -----------  ------------   -----------   -----------
   Total operating
    expenses............    3,302,806   13,641,399    51,816,708     7,067,951    21,589,741
                          -----------  -----------  ------------   -----------   -----------
Operating income
 (loss).................   (1,298,421)     (13,310)   (6,978,090)      434,084    (7,242,482)
Other income and
 expenses
 Interest expense.......     (188,417)    (226,564)     (310,125)     (149,659)      (96,555)
 Other income
  (including $130,121
  of equity losses in
  affiliate during the
  three months ended
  March 31, 2001).......          --       283,632     1,870,508        86,580       211,831
                          -----------  -----------  ------------   -----------   -----------
Income (loss) before
 provision (benefit) for
 income taxes...........   (1,486,838)      43,758    (5,417,707)      371,005    (7,127,206)
Provision (benefit) for
 income taxes...........          800       19,218    (1,748,418)          --     (2,675,810)
                          -----------  -----------  ------------   -----------   -----------
Net income (loss).......   (1,487,638)      24,540    (3,669,289)      371,005    (4,451,396)
Accretion of redeemable
 convertible preferred
 stock to redemption
 value..................          --        47,548        95,096        23,774        23,774
Dividend related to
 warrant issuance.......          --           --      6,375,000           --            --
                          -----------  -----------  ------------   -----------   -----------
Net income (loss)
 attributable to common
 shareholders...........  $(1,487,638) $   (23,008) $(10,139,385)  $   347,231   $(4,475,170)
                          ===========  ===========  ============   ===========   ===========
Net income (loss) per
 share:
 Basic..................  $     (0.05) $      0.00  $      (0.34)  $      0.01   $     (0.15)
                          ===========  ===========  ============   ===========   ===========
 Diluted................  $     (0.05) $      0.00  $      (0.34)  $      0.01   $     (0.15)
                          ===========  ===========  ============   ===========   ===========
Weighted average shares
 of common stock:
 Basic..................   30,000,000   30,000,000    30,000,000    30,000,000    30,060,417
                          ===========  ===========  ============   ===========   ===========
 Diluted................   30,000,000   30,000,000    30,000,000    67,538,742    30,060,417
  The composition of the amortization of deferred stock compensation is as follows:
Research and
 development............  $   343,870  $   216,404  $  2,824,406   $   177,653   $ 1,381,342
Sales and marketing.....          --        31,071       536,526        44,408       422,302
General and
 administrative.........          --       556,076     2,715,200       586,796       777,334
                          -----------  -----------  ------------   -----------   -----------
 Total..................  $   343,870  $   803,551  $  6,076,132   $   808,857   $ 2,580,978
                          ===========  ===========  ============   ===========   ===========


          See accompanying notes to consolidated financial statements.

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY (DEFICIT)
 Years Ended December 31, 1998, 1999 and 2000 and Three Months Ended March 31,
                               2001 (Unaudited)

                                                          Additional     Deferred
                                                            Paid-in    Stock-Based
                         Class A           Class B        Capital (As  Compensation  Accumulated    Accumulated   Total (As
                       Common Stock     Common Stock       restated,       (As       Deficit (As       Other      restated,
                     ---------------- ------------------   see note     restated,     restated,    Comprehensive     see
                      Shares   Amount   Shares    Amount      15)      see note 15)  see note 15)  Income (Loss)  note 15)
                     --------- ------ ----------  ------  -----------  ------------  ------------  ------------- -----------
 BALANCE, JANUARY
 1, 1998..........                    30,000,000  $3,000  $   131,250                $   (979,985)   $ (10,258)  $  (855,993)
 Deferred stock
 compensation.....                                            499,500  $   (499,500)                                     --
 Amortization of
 deferred stock
 compensation.....                                                          343,870                                  343,870
 Comprehensive
 income:
  Net loss........                                                                     (1,487,638)                (1,487,638)
  Other
  comprehensive
  income--Foreign
  currency
  translation
  adjustment......                                                                                       4,839         4,839
                                                                                                                 -----------
 Comprehensive
 loss.............                                                                                                (1,482,799)
                     ---------  ----  ----------  ------  -----------  ------------  ------------    ---------   -----------
 BALANCE, DECEMBER
 31, 1998.........                    30,000,000   3,000      630,750      (155,630)   (2,467,623)      (5,419)   (1,994,922)
 Warrants issued
 in connection
 with the Series A
 preferred stock
 financing........                                            330,549                                                330,549
 Warrants issued
 in connection
 with equipment
 financing........                                            130,636                                                130,636
 Deferred stock
 compensation.....                                          6,032,701    (6,032,701)                                     --
 Amortization of
 deferred stock
 compensation.....                                                          822,582                                  822,582
 Accretion of
 redeemable
 convertible
 preferred stock..                                            (47,548)                                               (47,548)
 Comprehensive
 income:
  Net income......                                                                         24,540                     24,540
  Other
  comprehensive
  income--Foreign
  currency
  translation
  adjustment......                                                                                      19,724        19,724
                                                                                                                 -----------
 Comprehensive
 income...........                                                                                                    44,264
                     ---------  ----  ----------  ------  -----------  ------------  ------------    ---------   -----------
 BALANCE, DECEMBER
 31, 1999.........                    30,000,000   3,000    7,077,088    (5,365,749)   (2,443,083)      14,305      (714,439)
 Conversion of
 Class B common
 stock to Class A
 common stock.....   2,000,000   200  (2,000,000)   (200)                                                                --
 Stock option plan
 transactions
 including related
 income tax
 benefit..........      48,750     5                          115,277                                                115,282
 Deferred stock
 compensation.....                                         14,145,631   (14,145,631)                                     --
 Amortization of
 deferred stock
 compensation.....                                                        6,910,225                                6,910,225
 Accretion of
 redeemable
 convertible
 preferred stock..                                            (95,096)                                               (95,096)
 Warrant
 issuances........                                          6,544,256                                              6,544,256
 Dividend related
 to warrant
 issuances........                                          6,375,000                  (6,375,000)                       --
 Comprehensive
 income:
  Net loss........                                                                     (3,669,289)                (3,669,289)
  Other
  comprehensive
  loss--Foreign
  currency
  translation
  adjustment......                                                                                         203           203
                                                                                                                 -----------
 Comprehensive
 loss.............                                                                                                (3,669,086)
                     ---------  ----  ----------  ------  -----------  ------------  ------------    ---------   -----------
 BALANCE, DECEMBER
 31, 2000.........   2,048,750   205  28,000,000   2,800   34,162,156   (12,601,155)  (12,487,372)      14,508     9,091,142
 The 2001
 activity, as
 follows, is
 unaudited:
 Stock option plan
 transactions
 including related
 income tax
 benefit..........      58,333     6                          409,574                                                409,580
 Deferred stock
 compensation.....                                          6,079,967    (6,079,967)                                     --
 Amortization of
 deferred stock
 compensation.....                                                        3,057,522                                3,057,522
 Accretion of
 redeemable
 convertible
 preferred stock..                                            (23,774)                                               (23,774)

 Comprehensive
 Income:
 Net loss.........                                                                     (4,451,396)                (4,451,396)
 Other
 comprehensive
 income--
  Foreign currency
  translation
  adjustment......                                                                                     (73,213)      (73,213)
  Cash flow hedges
  reclassification
  adjustments.....                                                                                    (225,658)     (225,658)
                                                                                                                 -----------
 Comprehensive
 loss.............                                                                                                (4,750,267)
                     ---------  ----  ----------  ------  -----------  ------------  ------------    ---------   -----------
 BALANCE MARCH 31,
 2001.............   2,107,083  $211  28,000,000  $2,800  $40,627,923  $(15,623,600) $(16,938,768)   $(284,363)  $ 7,784,203
                     =========  ====  ==========  ======  ===========  ============  ============    =========   ===========

         See accompanying notes to consolidated financial statements.

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                  Years Ended December 31, 1998, 1999 and 2000 and Three Months Ended March 31, 2000 (Unaudited) and 2001 (Unaudited)

                                                                     Three Months Ended
                                 Year Ended December 31,                  March 31,
                          ---------------------------------------  ------------------------
                             1998         1999          2000          2000         2001
                          -----------  -----------  -------------  -----------  -----------
                                                                         (Unaudited)
                                                    (As restated,                (As restated,
                                                    see note 15)                 see note 15)
Cash flows from
 operating activities:
 Net income (loss)......  $(1,487,638) $    24,540  $ (3,669,289)  $   371,005  $(4,451,396)
 Adjustments to
  reconcile net income
  (loss) to net cash
  provided by (used in)
  operating activities:
  Warrant issuances.....          --           --      6,544,256           --           --
  Depreciation and
   amortization.........       59,737      292,628     2,647,732       204,121    1,802,210
  Deferred stock
   compensation.........      343,870      822,582     6,910,225       837,857    3,057,522
  Amortization of
   discount on line of
   credit from
   shareholder..........       74,375          --            --            --           --
  Interest expense on
   line of credit from
   shareholder..........      161,398      226,564        61,206        61,206          --
  Deferred income
   taxes................          --           --     (5,728,081)          --    (4,034,124)
  Equity losses in
   affiliate............          --           --            --            --       130,121
  Changes in operating
   assets and
   liabilities:
   Accounts receivable..     (502,250)  (4,555,388)   (8,609,777)   (4,193,623)    (896,818)
   Inventories..........     (271,751)  (4,633,683)  (12,261,975)     (973,936)   1,628,082
   Costs and estimated
    earnings in excess
    of billings on
    uncompleted
    contracts...........      (54,519)     159,376           --            --           --
   Prepaid expenses and
    other current
    assets..............      (26,753)    (315,778)   (3,036,453)      (19,272)    (775,201)
   Other assets.........       (2,106)    (275,179)     (438,307)      (28,921)      23,879
   Accounts payable.....      655,828    1,842,376     8,296,388     1,774,945     (426,881)
   Accrued expenses.....      143,032      744,446     8,616,910      (424,157)     494,890
   Accrued warranty
    costs...............      (25,813)      69,988       531,273        42,306      222,815
   Accrued loss on
    uncompleted
    contract............      (22,643)         --            --            --           --
   Billings in excess of
    costs and estimated
    earnings on
    uncompleted
    contracts...........      158,702     (222,031)          --            --           --
   Income taxes
    payable.............          --           --        797,721           --     1,053,999
   Customer deposit.....      (95,900)         --            --            --           --
                          -----------  -----------  ------------   -----------  -----------
    Net cash (used in)
     provided by
     operating
     activities.........     (892,431)  (5,819,559)      661,829    (2,348,469)  (2,170,902)
                          -----------  -----------  ------------   -----------  -----------
Cash flows from
 investing activities:
 Purchases of property
  and equipment.........      (68,538)    (695,491)  (15,036,147)     (466,366)  (4,260,312)
 Purchase of non-
  marketable
  securities............          --           --     (2,388,588)          --    (1,666,666)
                          -----------  -----------  ------------   -----------  -----------
 Net cash used in
  investing activities..      (68,538)    (695,491)  (17,424,735)     (466,366)  (5,926,978)
                          -----------  -----------  ------------   -----------  -----------
Cash flows from
 financing activities:
 Issuance of preferred
  stock, net............          --    15,261,164    37,550,832    23,000,000          --
 Borrowings under line
  of credit from
  shareholder...........    1,000,000          --            --            --           --
 Payments on lease
  obligations and
  software and equipment
  financing.............      (13,984)     (46,450)     (622,281)     (107,240)    (516,132)
 Proceeds from stock
  option exercises......          --           --            --            --       354,728
                          -----------  -----------  ------------   -----------  -----------
    Net cash (used in)
     provided by
     financing
     activities.........      986,016   15,214,714    36,928,551    22,892,760     (161,404)
                          -----------  -----------  ------------   -----------  -----------
Effect of exchange rate
 changes on cash........        4,194       (5,214)       (4,206)       22,432      (22,379)
                          -----------  -----------  ------------   -----------  -----------
Net increase (decrease)
 in cash and cash
 equivalents............       29,241    8,694,450    20,161,439    20,055,494   (8,281,663)
Cash and cash
 equivalents, beginning
 of period..............      273,395      302,636     8,997,086     8,997,086   29,158,525
                          -----------  -----------  ------------   -----------  -----------
Cash and cash
 equivalents, end of
 period.................  $   302,636  $ 8,997,086  $ 29,158,525   $29,052,580  $20,876,862
                          ===========  ===========  ============   ===========  ===========
Supplemental disclosures
 of cash flow
 information--Cash paid
 during the period for:
 Income taxes...........  $       800  $    38,800  $  3,169,000   $   190,000  $ 1,150,000
 Interest...............  $     1,904  $     4,318  $    248,919   $    88,453  $    96,555

          See accompanying notes to consolidated financial statements.

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

  (Notes referencing the periods ended March 31, 2000 and 2001 are unaudited)

1. BUSINESS AND BASIS OF PRESENTATION

   Multilink Technology Corporation and its subsidiaries (collectively, the "Company") are in the business of designing, developing, and marketing high-bandwidth, advanced integrated circuits, modules and higher-level assemblies that enable next generation optical networking systems. The Company was incorporated in 1994, and is headquartered in Somerset, New Jersey. The Company has wholly-owned subsidiaries located in Bochum, Germany ("Multilink GmbH"), Vilnius, Lithuania ("UAB Multilink Technology") and Yavne, Israel ("MLTC Israel, Ltd.").

   On May 31, 2000, the Company's board of directors approved a ten-for-one stock split. The Company's consolidated financial statements have been retroactively adjusted to show the effect of this stock split for all periods presented.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

   Unaudited Condensed Consolidated Interim Financial Statements--The condensed consolidated financial statements as of March 31, 2001 and for the three months ended March 31, 2000 and 2001 are unaudited. In the opinion of management, the unaudited financial statements have been prepared on the same basis as the audited financial statements and include all adjustments, consisting of normal recurring adjustments necessary for a fair presentation of the financial position and the results of operations as of such date and for such periods, except as discussed in note 3. Results of interim periods are not necessarily indicative of the results to be expected for the entire fiscal year. The interim tax provision is computed utilizing the estimated effective annual income tax rate.

   Principles of Consolidation--The accompanying consolidated financial statements include the accounts of Multilink Technology Corporation and its wholly owned subsidiaries, Multilink GmbH, UAB Multilink Technology and MLTC Israel, Ltd. Intercompany accounts and transactions have been eliminated in consolidation.

   Use of Estimates--The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

   Concentration of Credit Risk--Financial instruments that potentially subject the Company to concentration of credit risk consists principally of cash, cash equivalents and accounts receivable. The Company places its cash and cash equivalents with high-credit, quality institutions and limits the amount of credit exposure to any one institution. The Company's accounts receivable arise from sales directly to customers. The Company performs ongoing credit evaluations of its customers before granting uncollateralized credit and provides allowances for estimated credit losses. To date the Company has not experienced any material credit losses. The following is a summary of the percentage of revenues from major customers:

                                                                  Three Months
                                                  Year Ended          Ended
                                                 December 31,       March 31,
                                                ----------------  ---------------
                                                1998  1999  2000   2000     2001
                                                ----  ----  ----  ------   ------
   Lucent......................................  10%   36%   34%      41%       *
   Alcatel.....................................   *    20%   28%      26%      49%
   TyCom.......................................  39%   18%    *        *       16%
   Cisco.......................................   *     *    11%      14%      10%
   JDS Uniphase................................  12%    *     *        *        *

---------------------
* Customer's sales represented less than 10% of total sales in the respective period.

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

  (Notes referencing the periods ended March 31, 2000 and 2001 are unaudited)


                                                  December 31,
                                                  ---------------   March 31,
                                                   1999     2000      2001
                                                  ------   ------   ---------
   Customer gross accounts receivable as a
    percent of total gross accounts receivable:
     Lucent......................................     25%      21%       *
     Alcatel.....................................     29%      34%      40%
     TyCom.......................................     23%      12%      20%
     Cisco.......................................      *        *       11%
     Marconi.....................................      *        *       10%

   Foreign Currency Translation--Assets and liabilities of Multilink GmbH and UAB Multilink Technology are translated into U.S. dollars using the exchange rates in effect at the balance sheet date. Results of operations are translated using the average exchange rates prevailing throughout the period. The aggregate effect of translating the financial statements of Multilink GmbH, UAB Multilink Technology and MLTC Israel, Ltd. into U.S. dollars is included as a separate component of accumulated other comprehensive income (loss) in the accompanying statement of shareholders' equity (deficit).

   Cash Equivalents--The Company classifies all highly liquid investments purchased with maturities of three months or less as cash equivalents.

   Inventories--Inventories are stated at the lower of cost (first-in, first-out) or market.

   Property and Equipment--Property and equipment are recorded at cost. Depreciation and amortization are provided for using the straight-line method over the estimated useful lives of the respective assets.

   Research and Development--Research and development costs are expensed as incurred, except for engineering and design software, which is capitalized and amortized on a straight-line basis over the life of the software, which generally ranges from 3 to 5 years.

   Impairment of Long-Lived Assets--The Company evaluates long-lived assets for impairment whenever events or changes in circumstances indicate that the carrying value of an asset may no longer be recoverable. If the estimated future cash flows (undiscounted and without interest charges) from the use of an asset are less than the carrying value, a write-down would be recorded to reduce the related asset to its estimated fair value. For purposes of estimating future cash flows from possibly impaired assets, the Company groups assets at the lowest level for which there are identifiable cash flows that are largely independent of the cash flows of other groups of assets. Based upon the above described evaluation, the Company has concluded that its long-lived assets are not impaired.

   Investments--The Company's investments in which it does not have significant influence over the investee are accounted for at cost. The Company reviews such investments for any unrealized losses deemed to be other than temporary. The Company will recognize an investment loss currently when it deems that such unrealized losses are other than temporary.

   The Company's investment in which it has significant influence over the investee is accounted for in accordance with the equity method of accounting under which the consolidated results include the Company's share of income or loss of such investee.

   Unaudited Pro Forma Net Loss Per Share and Unaudited Pro Forma Shareholders' Equity--Pro forma net loss per share has been computed to give effect to the fact that, if the offering contemplated by this

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

  (Notes referencing the periods ended March 31, 2000 and 2001 are unaudited)

prospectus is consummated it would result in the conversion of all of the Series A and Series B redeemable convertible preferred stock outstanding at March 31, 2001 (using the if-converted method) into an aggregate 27,116,400 shares of Class A common stock (see Note 6).

   Unaudited pro forma shareholders' equity at March 31, 2001, as adjusted for the conversion of redeemable convertible preferred stock into Class A common stock, is reflected on the consolidated balance sheet. Pro forma basic and diluted net loss per share is as follows:

                                            December 31,          Three Months
                                       ------------------------      Ended
                                          1999         2000      March 31, 2001
                                       ----------  ------------  --------------
Net loss attributable to common
 shareholders........................  $  (23,008) $(10,139,385)  $(4,475,170)
Accretion of redeemable preferred
 stock...............................      47,548        95,096        23,774
                                       ----------  ------------   -----------
Adjusted net income (loss)
 attributable to common
 shareholders........................  $   24,540  $(10,044,289)  $(4,451,396)
                                       ==========  ============   ===========
Shares used in computing basic net
 income (loss) per share.............  30,000,000    30,000,000    30,060,417
Adjusted to reflect the effect of the
 assumed conversion of all redeemable
 convertible preferred stock from the
 date of issuance....................   9,519,532    24,225,603    27,116,400
                                       ----------  ------------   -----------
Weighted average shares used in
 computing pro forma basic net income
 (loss) per share....................  39,519,532    54,225,603    57,176,817
                                       ==========  ============   ===========
Pro forma basic net income (loss) per
 share attributable to common
 shareholders........................  $     0.00  $      (0.19)  $     (0.08)
                                       ==========  ============   ===========

   Revenue Recognition--Product revenue is recognized upon shipment. Development revenues are recognized using the percentage-of-completion method, measured by the percentage of costs incurred to date to estimated total costs for each contract. Contract costs include all direct material and labor costs and those indirect costs related to contract performance, such as indirect labor, supplies, tools, repairs, and depreciation and amortization. Provisions for estimated losses on uncompleted contracts are made in the period in which such losses are determined.

   Warranty Costs--Substantially all of the Company's products are sold with a one-year warranty. Development contract costs include a provision for estimated product warranties to be provided by the Company upon contract completion and product shipment. Estimated warranty costs for all other products are provided for upon shipment to customers.

   Income Taxes--Deferred income tax assets and liabilities are computed annually based on enacted tax laws and rates for temporary differences between the financial accounting and income tax bases of assets and liabilities. A valuation allowance is established, when necessary, to reduce deferred income tax assets to the amount that is more likely than not to be realized.

   Equity-Based Compensation--The Company accounts for stock-based employee compensation arrangements in accordance with provisions of Accounting Principles Board ("APB") Opinion No. 25, "Accounting for Stock Issued to Employees," and complies with the disclosure provisions of Statement of Financial Accounting Standards ("SFAS") No. 123, "Accounting for Stock-Based Compensation." Under APB Opinion No. 25, compensation expense is based on the difference, if any, on the date of grant, between the fair value of the Company's stock and the exercise price. The Company accounts for stock options issued to nonemployees in accordance with the provisions of SFAS No. 123, and Emerging Issues Task Force Consensus on Issue No. 96-18, "Accounting for Equity Instruments That Are Issued to Other Than Employees for Acquiring, or in Conjunction with Selling, Goods or Services." The Company is amortizing deferred stock

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

  (Notes referencing the periods ended March 31, 2000 and 2001 are unaudited)

compensation using the graded vesting method, in accordance with Financial Accounting Standards Board Interpretation No. 28, over the vesting period of each respective option, which is generally four years.

   Net Income (Loss) Per Share of Common Stock--Basic net income or loss per share excludes dilution for potentially dilutive securities and is computed by dividing net income or loss attributable to common shareholders by the weighted average number of common shares outstanding during the period. Diluted net income or loss per share reflects the potential dilution that could occur if securities or other instruments to issue common stock were exercised or converted into common stock. Potentially dilutive securities are excluded from the computation of diluted net income or loss per share when their inclusion would be antidilutive. A reconciliation between basic and diluted weighted average shares outstanding is as follows:

                                       December 31,                    March 31,
                             ----------------------------------  ---------------------
                                1998        1999        2000        2000       2001
                             ----------  ----------  ----------  ---------- ----------
   Weighted average shares
    outstanding, basic.....  30,000,000  30,000,000  30,000,000  30,000,000 30,060,417
   Dilutive shares issuable
    in connection with
    stock plans............     843,226   7,418,485  21,081,411  19,821,309 18,007,407
   Dilutive shares issuable
    in connection with
    warrants granted.......         --      194,928   1,131,826     601,033  2,984,250
   Conversion of preferred
    stock to common stock
    .......................         --    9,451,638  24,225,603  17,116,400 27,116,400
                             ----------  ----------  ----------  ---------- ----------
   Weighted average shares
    outstanding, diluted...  30,843,226* 47,065,051* 76,438,840* 67,538,742 78,168,474*
                             ==========  ==========  ==========  ========== ==========

   * Since there was a loss attributable to common shareholders in these periods, the basic weighted average shares outstanding were used in calculating diluted loss per share, as inclusion of the incremental shares shown in this calculation would be antidilutive.

   Fair Value of Financial Instruments--SFAS No. 107, "Disclosures About Fair Value of Financial Instruments," requires disclosure about the fair value of financial instruments whether or not such instruments are recognized in the balance sheet. Due to the short-term nature of the Company's financial instruments, other than debt, fair values are not materially different from their carrying values. Based on the borrowing rates available to the Company for similar variable rate debt, the carrying value of capital lease obligations and the software and equipment financing obligations approximates fair value. The fair value of the line of credit from shareholder cannot be determined due to its related-party nature.

   Segments--The Company has adopted SFAS No. 131, "Disclosure about Segments of an Enterprise and Related Information," which requires companies to report selected information about operating segments, as well as enterprise-wide disclosures about products and services, geographic areas and major customers. Operating segments are determined based on the way management organizes its business for making operating decisions and assessing performance. The Company has determined that it conducts its operations in one business segment, the development and marketing of products that enable next generation optical networking systems.

   Effects of Recent Accounting Pronouncements--In June 1998, June 1999 and June 2000, the Financial Accounting Standards Board ("FASB") issued SFAS No. 133, "Accounting for Derivative Instruments and

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

  (Notes referencing the periods ended March 31, 2000 and 2001 are unaudited)

Hedging Activities," SFAS No. 137, "Accounting for Derivative Instruments and Hedging Activities--Deferral of the Effective Date of FASB Statement No. 133," and SFAS No. 138, "Accounting for Derivative Instruments and Hedging Activities--An Amendment of SFAS No. 133." SFAS No. 133, as amended, requires the recognition of all derivatives as either assets or liabilities in the balance sheet and the measurement of those instruments at fair value. The accounting for changes in the fair value of a derivative depends on the planned use of the derivative and the resulting designation.

   In December 1999, the Securities and Exchange Commission ("SEC") issued Staff Accounting Bulletin No. 101, ("SAB 101") "Revenue Recognition in Financial Statements," which provides guidance on the recognition, presentation and disclosure of revenue in financial statements filed with the SEC. SAB 101 outlines the basic criteria that must be met to recognize revenue and provides guidance for disclosures related to revenue recognition policies. The Company has reviewed these criteria and believes its policies for revenue recognition to be in accordance with SAB 101.

   In March 2000, the Financial Accounting Standards Board ("FASB") issued FASB Interpretation No. 44 ("FIN 44"), "Accounting for Certain Transactions Involving Stock Compensation--an interpretation of APB Opinion No. 25." FIN 44 clarifies the application of APB Opinion No. 25 and, among other issues clarifies the following: the definition of an employee for purposes of applying APB Opinion No. 25; the criteria for determining whether a plan qualifies as a noncompensatory plan; the accounting consequence of various modifications to the terms of the previously fixed stock options or awards; and the accounting for an exchange of stock compensation awards in a business combination. FIN 44 is effective July 1, 2000, but certain conclusions in FIN 44 cover specific events that occurred after either December 15, 1998 or January 12, 2000. The adoption of FIN 44 did not have a material impact on the Company's financial position or results of operations.

   Derivative Financial Instruments--Effective January 1, 2001, the Company adopted SFAS No. 133, which requires that all derivative instruments be reported on the balance sheet at fair value and establishes criteria for designation and effectiveness of derivative transactions for which hedge accounting is applied. Depending on the nature of the underlying exposure being hedged, changes in the fair value of derivatives are recognized either in the statement of operations (no hedge or fair value hedge) or other comprehensive income (cash flow hedge). The ineffective portion of the change in fair value of the derivative is recognized in earnings. The Company assesses the initial and ongoing effectiveness of its hedging relationships in accordance with its documented policies. There was no cumulative effect of adopting SFAS No. 133 as of January 1, 2001 because the Company was not party to any derivatives as of that date.

 Cash Flow Hedges

   During January 2001, the Company began utilizing foreign currency forward contracts. The Company is exposed to market risk from changes in foreign currency exchange rates associated with forecasted foreign currency-denominated expenses. The Company uses foreign currency forward contracts designated as cash flow hedges to hedge this exposure and the fair value changes of the forward contracts related to the effective portion of the hedges are initially recorded as a component of other comprehensive income. The Company utilizes these foreign currency forward contracts to hedge its variability in U.S. dollar cash flows associated with probable forecasted foreign inter-company mark and Euro denominated expenses because the Company reimburses its German subsidiary for such expenses. Unrealized and realized gains and losses on cash flow hedges accumulate in other comprehensive income and are reclassified into earnings in the periods in which earnings are impacted by the variability of the cash flows of the hedged item. Gains and losses on derivatives that are terminated prior to their maturity are also reclassified into earnings when the underlying hedged items impact earnings, unless it is no longer probable that the hedged forecasted transaction will occur, whereby such gains and losses are recognized immediately in earnings. The Company hedges forecasted exposures up to

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

  (Notes referencing the periods ended March 31, 2000 and 2001 are unaudited)

12 months in the future. For the three months ended March 31, 2001, hedge ineffectiveness associated with instruments designated as cash flow hedges was not significant. For the three months ended March 31, 2001, net losses of approximately $78,000 were reclassified into earnings as an adjustment to research and development expense. These net losses were offset by gains and losses on the transactions being hedged. Approximately $225,000 of net derivative gains/losses included in other comprehensive income at March 31, 2001 will be reclassified into earnings within twelve months from that date. The unrealized amounts in other comprehensive income will fluctuate based on changes in fair value of open contracts at each reporting period. At March 31, 2001, the Company's liability of approximately $370,000 relating to these forward contracts is included in accrued expenses in the accompanying consolidated balance sheet.

   Reclassifications--Certain prior year amounts have been reclassified in order to conform with the current year presentation.

3. INVENTORIES

   Inventories consisted of the following:

                                                   December 31,
                                              ----------------------  March 31,
                                                 1999       2000        2001
                                              ---------- ----------- -----------
   Finished goods............................ $  450,205 $ 2,735,721 $ 4,902,346
   Work-in-progress..........................  1,900,866   5,992,908   3,189,791
   Raw materials.............................  2,651,209   8,535,626   7,544,036
                                              ---------- ----------- -----------
     Total................................... $5,002,280 $17,264,255 $15,636,173
                                              ========== =========== ===========

   During the three months ended March 31, 2001, the Company recorded a charge of approximately $4,900,000 to reduce inventories to their net realizable value. Approximately $4,300,000 of this charge resulted primarily from order cancellations as customers are transitioning from certain Gallium Arsenide products to Silicon Germanium products.

4. PROPERTY AND EQUIPMENT

   Property and equipment consisted of the following:

                                   Estimated            December 31,
                                  Useful Life      -----------------------   March 31,
                                    (Years)           1999        2000         2001
                             --------------------- ----------  -----------  -----------
   Machinery and
    equipment..............            5           $2,920,192  $13,043,077  $16,640,451
   Furniture and fixtures..            3               58,996    1,298,003    1,680,986
   Leasehold improvements    shorter of asset life
    .......................      or lease term        107,451      462,792      472,731
   Software................           2-5                 --     5,485,938    6,539,447
   Construction in
    progress...............                               --       497,836      554,980
                                                   ----------  -----------  -----------
     Total.................                         3,086,639   20,787,646   25,888,595
   Accumulated depreciation
    and amortization.......                          (418,762)  (3,022,949)  (4,825,158)
                                                   ----------  -----------  -----------
   Property and equipment,
    net....................                        $2,667,877  $17,764,697  $21,063,437
                                                   ==========  ===========  ===========

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

  (Notes referencing the periods ended March 31, 2000 and 2001 are unaudited)


   Property leased under capital leases (which is included in property and equipment in the accompanying balance sheets) consists of the following:

                                               December 31,
                                           ----------------------   March 31,
                                              1999        2000        2001
                                           ----------  ----------  -----------
   Machinery and equipment................ $2,091,805  $2,091,805  $ 2,091,805
   Accumulated amortization...............   (177,498)   (859,894)  (1,034,211)
                                           ----------  ----------  -----------
     Total................................ $1,914,307  $1,231,911  $ 1,057,594
                                           ==========  ==========  ===========

5. LINE OF CREDIT FROM SHAREHOLDER

   The Company had a line of credit facility from a shareholder that provided for borrowings up to $2,000,000. The credit facility was provided to the Company pursuant to a Share Purchase Agreement executed in 1997 (see Note 6). In connection with the Share Purchase Agreement, the Company's then existing shareholders granted to the party providing the credit facility a share purchase option, which expired on October 31, 1998. The fair value of the option was estimated at $119,000 and was reflected as a discount on borrowings under the line of credit agreement and an increase in additional paid-in capital. The discount was amortized to interest expense on a straight-line basis over the 16-month option period (through October 31, 1998). The fair value of the option of approximately $119,000 was determined as the present value of the difference between expected future cash flows under the credit facility using the 6.0% interest rate implicit in the credit facility, compared to that using a 10.5% estimated market rate of interest. Outstanding borrowings under the credit facility accrued interest at 6.0%, compounded semiannually, through expiration of the share purchase option on October 31, 1998, upon which date the interest rate converted to a certain bank's prime rate plus 2.0% (10.5 percent). Outstanding unpaid interest (which amounted to $161,398 and $387,962 as of December 31, 1998 and 1999, respectively) was due on October 31, 2002. Borrowings under the credit facility were not guaranteed or collateralized. In connection with the Series B convertible preferred stock offering discussed in Note 6, $2,449,168 of principal and interest outstanding under this credit facility as of such offering was forgiven by the shareholder as partial payment for the shareholder's Series B convertible preferred stock.

6. CAPITALIZATION

   Preferred Stock Financing--In May 2000, the Company completed a 1,000,000 share, Series B convertible preferred stock offering for $40 per share, or gross proceeds of $40,000,000. The Series B preferred stock has rights and privileges substantially similar to the Series A preferred stock (discussed below), except with respect to voting rights prior to an initial public offering. Series B convertible preferred stock will automatically convert into ten shares of common stock upon the closing of a qualified initial public offering, as defined. In conjunction with this offering, the Company issued 2,500,000 warrants exercisable at $4 per share to Series A preferred shareholders. Such grant was made in accordance with the original terms of the preferred stock investors' rights agreement and the value of the warrants at the date of grant ($6,375,000), as determined by an independent appraisal, has been treated as a dividend.

   Capital Reorganization--Effective February 26, 1999, the Board of Directors amended the Company's articles of incorporation to reorganize its capital structure by authorizing three classes of stock designated, respectively, as "Class A common stock," "Class B common stock" and "preferred stock." Under the amended articles, the total number of shares of stock the Company is authorized to issue is 310,000,000 shares. 200,000,000 shares are Class A common stock, par value $.0001 per share; 100,000,000 shares are Class B common stock, par value $.0001 per share; and ten million shares are preferred stock, par value $.0001 per share.

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

  (Notes referencing the periods ended March 31, 2000 and 2001 are unaudited)


   Upon the adoption of the restated articles of incorporation, each outstanding share of common stock (15,000 shares, par value $1 per share) was converted into 2,000 shares of Class B common stock. The accompanying consolidated financial statements have been adjusted to give effect for the capital reorganization and conversion for all periods presented.

   Each share of Class A common stock entitles the holder to one vote on all matters submitted to a vote of the shareholders of the corporation. Each share of Class B common stock entitles the holder to 10 votes on all matters submitted to a vote of the shareholders of the corporation. Subject to the preferences that may be applicable to preferred stock outstanding at the time, upon liquidation, dissolution, or winding up of the corporation, all of the remaining assets of the Company to be distributed will be distributed ratably to the holders of Class A and B common stock in proportion to the amount of stock owned by each holder.

   Redeemable Convertible Preferred Stock--In June 1999, the Company issued 1,711,640 shares of Series A redeemable convertible preferred stock to an institutional investor for $9 per share, or proceeds of $14,930,615, net of $474,145 in offering costs. Significant terms of the Series A redeemable convertible preferred stock are as follows:

  . At the option of the holder, each share of Series A redeemable convertible preferred stock is convertible at any time into ten shares of Class A common stock, subject to certain dilutive issuances. As of December 31, 2000, no such dilutive issuances had occurred. Shares automatically convert into Class A common stock upon the earlier of (a) completion of an initial public offering of the Company's common stock yielding gross proceeds to the Company in excess of $15,000,000 and at a price per share not less than $1.50 (as adjusted for any stock dividends, splits or similar capital modifications), and (b) the election by holders of at least a majority of the then outstanding shares of Series A redeemable convertible preferred stock.

  . Series A preferred shareholders are entitled to annual non-cumulative cash dividends when and if declared by the Company's Board of Directors. Dividends shall be paid to the holders of the Series A preferred stock prior to any cash dividends being paid to the holders of common stock.

  . In the event of any liquidation of the Company, the holders of Series A preferred stock have a liquidation preference over common stock of $9 per share, which is presently equal to the aggregate amount of $15,404,760, plus declared and unpaid dividends, if any.

  . Holders of the Series A preferred stock are entitled to the number of votes equal to the number of Class A common stock into which each share is convertible.

  . The Series A preferred stock is mandatorily redeemable upon the election of at least a majority of the holders of the then outstanding shares of Series A preferred stock beginning in March 2005. The aggregate redemption amount of $15,404,760, or $9 per share, plus declared but unpaid dividends, is payable in cash by the Company in three equal annual installments. Redeemable preferred stock is stated at the redemption amount and issuance costs are netted against the proceeds and accreted as a charge against additional paid-in capital over the expected life of the redeemable preferred stock.

   The Company initially records redeemable securities at their fair value. Such security is accreted each period to the ultimate contractual redemption amount on a straight-line basis, which approximates the interest method.

   Share Purchase Agreement--On June 17, 1997, the Company, the Company's shareholders, and a third party executed a Share Purchase Agreement whereby the third party purchased 5,700,000 shares of the Company's Class A common stock from the shareholders for $1,000,000. In addition, the shareholders granted

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

  (Notes referencing the periods ended March 31, 2000 and 2001 are unaudited)

the third party an exclusive option to purchase all remaining outstanding capital stock of the Company for $5,000,000. The unexercised option expired on October 31, 1998. In connection with the Share Purchase Agreement, the third party extended a $2,000,000 line-of-credit facility to the Company (see Note
5). The Share Purchase Agreement required the Company to execute a Supply Agreement with the third party (see Note 8).

7. STOCK OPTIONS AND WARRANTS

Stock Options

   As of December 31, 2000, the Company has two stock option plans (the "1998 Plan" and the "1999 Plan", collectively referred to as the "Plans") under which employees, consultants, and directors may be granted options to purchase common stock up to an aggregate of 42,000,000 shares. Generally, options vest under the straight-line basis over periods of four or five years and expire 10 years from the grant date. When the exercise price of employee stock options issued under the Plans equals the fair value of the underlying stock, no compensation expense is recorded. Compensation expense is recognized for the fair value of options granted to non-employees and to the extent the fair value of the underlying stock exceeds the exercise price of employee stock options. During 1998, 1999 and 2000, the Company issued employee common stock options with exercise prices less than the fair value of the underlying common stock. The weighted-average fair value of the common stock, based on factors including the performance of the Company and equity security transactions entered into by the Company with certain third parties was $.20, $.667 and $4.07 per share in 1998, 1999 and 2000, respectively. Accordingly, the Company recorded $499,500, $6,032,701 and $14,145,631 of the intrinsic value of such options as deferred stock compensation in 1998, 1999 and 2000, respectively. Deferred stock compensation of $343,870, $822,582 and $6,910,225 was amortized to expense during the years ended 1998, 1999 and 2000, respectively. At December 31, 2000, $12,601,155 of stock compensation is deferred as a component of shareholders' deficit and will be amortized to expense through 2004 as earned by the related employees.

   A summary of the option transactions under the Plans follows:

                                                       Weighted-
                                                        Average
                                           Number of   Exercise     Range of
                                             Shares      Price   Exercise Prices
                                           ----------  --------- ---------------
   Granted during 1998....................  2,700,000   $0.015   $0.008--$0.025
                                           ----------
   Outstanding, December 31, 1998.........  2,700,000   $0.015   $0.008--$0.025
   Granted................................ 22,011,250   $0.393    $0.20--$0.707
   Cancelled.............................. (2,000,000)  $0.200        $0.20
                                           ----------
   Outstanding, December 31, 1999......... 22,711,250   $0.365   $0.008--$0.707
   Granted................................ 14,205,200   $3.060    $0.71--$5.75
   Exercised..............................    (48,750)  $0.400    $0.30--$0.55
   Cancelled..............................   (509,250)  $0.975    $0.30--$5.75
                                           ----------
   Outstanding, December 31, 2000......... 36,358,450   $1.405   $0.008--$5.75
   Granted................................  3,616,500   $5.75         $5.75
   Exercised..............................    (58,333)  $5.75         $5.75
   Cancelled..............................   (287,620)  $3.52     $1.35--$5.75
                                           ----------
   Outstanding, March 31, 2001............ 39,628,997   $1.77    $0.008--$5.75
                                           ==========

   As of December 31, 2000 there were 5,641,550 shares available for future grant under the plan.

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

  (Notes referencing the periods ended March 31, 2000 and 2001 are unaudited)


   Additional information regarding options outstanding as of December 31, 2000 is as follows:

                         Outstanding Options              Exercisable Options
                   -------------------------------- -------------------------------
                                         Weighted-                       Weighted-
                                          Average                         Average
                              Weighted-  Remaining            Weighted-  Remaining
      Range of       Number    Average  Contractual  Number    Average  Contractual
      Exercise         of     Exercise     Life        of     Exercise     Life
       Prices        Shares     Price     (Years)    Shares     Price     (Years)
   --------------  ---------- --------- ----------- --------- --------- -----------
   $0.008--$0.025   2,700,000  $0.016       7.7     2,700,000  $0.016       7.7
    $0.20--$0.30    8,461,250  $0.205       8.1     2,419,515  $0.205       8.1
    $0.55--$0.71   11,900,000  $0.578       8.8     2,815,000  $0.569       8.8
    $1.35--$2.50    7,468,500  $ 1.82       9.4       149,990  $ 1.73       9.5
    $3.90--$5.75    5,828,700  $ 4.94       9.8       147,969  $ 4.64       9.8
                   ----------                       ---------
                   36,358,450  $1.405       8.8     8,232,474  $0.338       8.2
                   ==========                       =========

   Subsequent to March 31, 2001, the Company granted 1,760,500 stock options to employees with a weighted average exercise price of $5.75. In connection with these grants, the Company recorded $3,961,125 of deferred stock compensation that will be amortized to expense over a four year period that is consistent with the vesting schedule of such options.

   As permitted under SFAS No. 123, the Company has elected to follow APB Opinion No. 25 and related interpretations in accounting for stock-based awards to employees. Pro-forma information regarding net income is required by SFAS No. 123. This information is required to be determined as if the Company had accounted for its stock-based awards to employees under the fair value method of that statement. The fair value of options granted during the years ended December 31, 1998, 1999 and 2000, as reported below has been estimated at the date of grant using the minimum value option pricing model with the following assumptions:

                                                                Year Ended
                                                                December 31,
                                                               ----------------
                                                               1998  1999  2000
                                                               ----  ----  ----
   Risk-free interest rate.................................... 5.9%  6.8%  6.3%
   Dividend yield.............................................  --    --    --
   Expected life (years)......................................   7     7   6.5
   Volatility.................................................  --    --     65%

   The weighted-average estimated fair value of employee stock options granted during the years ended December 31, 1998, 1999 and 2000 was $0.191, $0.417 and $2.41 per share, respectively. The weighted-average estimated fair value of employee stock options granted during the three months ended March 31, 2001 was $3.07.

   For purposes of pro-forma disclosures, the estimated fair value of the options is amortized to expense over the options' vesting period. The Company's pro-forma information is as follows:

                                              Year Ended December 31,
                                         ------------------------------------
                                            1998        1999         2000
                                         -----------  ---------  ------------
   Net loss attributable to common
    shareholders:
     As reported........................ $(1,487,638) $ (23,008) $(10,139,385)
     Pro forma.......................... $(1,493,665) $(574,035) $(14,445,586)
   Net loss per share attributable to
    common shareholders:
       As reported: Basic and diluted... $     (0.05) $    0.00  $      (0.34)
       Pro forma: Basic and diluted..... $     (0.05) $   (0.02) $      (0.48)

   The effects on pro-forma disclosures of applying SFAS No. 123 are not likely to be representative of the effects on pro-forma disclosures of future years.

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

  (Notes referencing the periods ended March 31, 2000 and 2001 are unaudited)

Warrants

   In May 2000, the Company executed a Semiconductor Development Agreement (the "Agreement") with a third party, which provides the Company with access to one or more of the third party's semiconductor fabrication processes solely for the development of product prototypes. Upon the execution of the Agreement, the Company granted the third party a fully exercisable warrant to purchase (a) 250,000 shares of Series B preferred stock for $40 per share from the grant date through the date of the closing of an initial public offering of the Company's common stock yielding not less than $10 million, net of underwriting discounts and commissions (a "Qualified Public Offering"), or (b) 2,500,000 shares of Class A common stock, from the date, if any, of a Qualified Public Offering, through May 2005 for $4 per share. Neither the Agreement nor the terms of the warrant requires the third party to meet any performance requirements or prohibit the third party from participating in other similar programs with other parties. As such, the warrant is not subject to any forfeiture for any reason. The Company has measured the value of the warrant at the date of grant at $6,375,000, by utilizing an independent appraisal.

   The Company has expensed the value of this fully exercisable, nonforfeitable warrant as a research and development expense in the accompanying 2000 statement of operations, since there is no third party performance required with respect to the warrant and the activities underlying the Agreement relate to research and development efforts for which the Company cannot determine the benefit, if any, which may result.

   Also during 2000, the Company granted 133,406 Class A common stock purchase warrants to certain third parties in exchange for legal and employee recruiting services. Each warrant was fully vested and exercisable on the grant date for one share of Class A common stock and will expire five years from the grant date. The weighted average exercise price of these warrants was $2.01. The fair value of the warrants was estimated at $169,256 using the Black-Scholes option-pricing model and is reflected as a general and administrative expense in the consolidated statement of operations and an increase to additional paid-in capital.

   In June 1999, the Company granted 516,670 Class A common stock purchase warrants to certain third parties in exchange for their services rendered in connection with the Series A preferred stock financing (see Note 6). The warrants were fully vested and exercisable on the grant date for $0.30 per option share into one share of Class A common stock and expire five years from the grant date (June 2004). The fair value of the warrants was estimated at $330,549 using the Black-Scholes option-pricing model and was reflected as a reduction in the proceeds from issuance of the Series A preferred stock and an increase in additional paid-in capital.

   In September 1999, the Company granted 163,640 Class A common stock purchase warrants to secure a capital equipment lease with a bank (see Note 8). The warrants were fully vested and exercisable on the grant date for $0.55 per option share into one share of Class A common stock and expire five years from the grant date (September 2004). The fair value of this warrant was estimated at $130,636 using the Black-Scholes option-pricing model and was reflected as an increase in deferred financing fees, which are included in deposits and other assets on the accompanying balance sheet, and an increase in additional paid-in capital. The deferred financing fees are being amortized to other expense on a straight-line basis over the three year term of the lease.

   At December 31, 2000, there are 5,000,000 Series B convertible preferred stock purchase warrants and 813,716 Class A common stock purchase warrants outstanding. During 2000, 5,133,406 of these warrants were granted with a weighted average exercise price and weighted average fair value of $3.95 and $2.52, respectively.

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

  (Notes referencing the periods ended March 31, 2000 and 2001 are unaudited)

8. COMMITMENTS AND CONTINGENCIES

   Operating Leases--The Company leases its office facilities and certain equipment under operating lease agreements expiring at various dates through 2007 and thereafter.

   2001............................................................. $ 4,697,839
   2002.............................................................   3,611,277
   2003.............................................................   2,748,374
   2004.............................................................   2,411,462
   2005.............................................................   2,158,778
   Thereafter.......................................................     406,904
                                                                     -----------
                                                                     $16,034,634
                                                                     ===========

   Rental expense under operating leases was $264,549, $509,451 and $2,364,575 for the years ended December 31, 1998, 1999 and 2000.

   Capital Leases--The Company leases certain equipment under capital leases. The following is a schedule of future minimum lease payments under the leases together with the present value of the net minimum lease payments as of December 31, 2000 and the fiscal years thereafter:

   2001............................................................. $  723,231
   2002.............................................................    777,581
   2003.............................................................     41,496
                                                                     ----------
   Total minimum lease payments.....................................  1,542,308
   Less amount representing interest................................    133,217
                                                                     ----------
   Present value of minimum lease payments..........................  1,409,091
   Less current portion of capital lease obligation.................    636,043
                                                                     ----------
   Long-term portion of capital lease obligation.................... $  773,048
                                                                     ==========

   Software and Equipment Financing--During 2000, the Company obtained vendor financing for software and equipment purchases in the amount of $2,664,860. The Company imputed interest on these borrowings at 8.0% per annum. The financings mature as follows; 2001, $684,854; 2002, $225,776; and 2003, $19,290.

   Supply Agreement--The Company purchases silicon wafer material and engineering services from a shareholder under the terms of a Supply Agreement, which was executed during 1997 (and amended in 1999) in connection with a Share Purchase Agreement with the shareholder (see Note 6). Under the terms of the Supply Agreement, as amended, which expires in December 2002, the Company is obligated to purchase certain minimum quantities of wafer material at various fixed prices. The minimum quantity purchase requirements in 2000, 2001, and 2002 are equal to the greater of the 1998 minimum purchase quantity ($1,200,000) or the actual quantity purchased in the immediately preceding year. The Company has met all such commitments as of December 31, 1999 and 2000 and anticipates exceeding the minimum purchase quantities under the Supply Agreement. The Company purchased approximately $1,059,000, $4,438,000 and $9,781,000 of materials and engineering services from the shareholder during the years ended December 31, 1998, 1999 and 2000, respectively.

   Legal--The Company, in the ordinary course of its business, is the subject of, or party to, various pending or threatened legal actions. The Company believes that an ultimate liability arising from these actions will not have a material adverse effect on its financial position or results of operations.

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

  (Notes referencing the periods ended March 31, 2000 and 2001 are unaudited)


   In May 2001, counsel to an employee/shareholder wrote a letter to the Company in which he claimed that the Company's chief executive officer and executive vice president breached an oral promise made by them to him on behalf of the Company relating to awards of stock options and certain salary arrangements. In his letter, the employee/shareholder has indicated that he will not pursue this matter if the Company pays him approximately $1.0 million in cash and if the named executives transfer options that they have to purchase an aggregate of one million shares of Class A common stock. No further claims were made in this letter.

   In June 2001, the Company received another letter from the employee/shareholder's counsel asserting that the Company's filings with the Securities and Exchange Commission were misleading because they mischaracterized his claims. The letter states that the Company's filings understate the gravity of his claims, but it does not specify damages or make an additional demand for compensation. The letter states that the employee/shareholder's claims are significant and form the basis for a claim of breach of fiduciary duty by the above mentioned executives and, in particular, that such executives misused their power to reward themselves and engaged in a scheme to oust him from the Company. The letter further alleges defamation and discrimination. The Company subsequently received another letter from the employee/shareholder's counsel stating that his proposed settlement offer consists of a $1.0 million cash payment and the transfer of one million shares of common stock by the Company, an exemption from the 180 day lock-up period and the registration of his shares.

   While the Company believes the allegations set forth in the employee/shareholder's correspondence to it are without merit, it cannot predict the ultimate outcome of any litigation, should it be initiated.

9. INCOME TAXES

   The provision (benefit) for income taxes consists of the following:

                                                       December 31,
                                              ---------------------------------
                                                1998       1999        2000
                                              ---------  ---------  -----------
   Current:
     State................................... $     800  $   1,553  $   846,782
     Federal.................................       --      17,665    2,808,239
     Foreign.................................       --         --       324,642
                                              ---------  ---------  -----------
       Total current.........................       800     19,218    3,979,663
                                              ---------  ---------  -----------
   Deferred benefit..........................  (575,872)  (350,661)  (7,020,917)
   Valuation allowance.......................   575,872    350,661    1,292,836
                                              ---------  ---------  -----------
   Total..................................... $     800  $  19,218  $(1,748,418)
                                              =========  =========  ===========

   The effective income tax rate differs from the federal statutory income tax rate applied to loss before income taxes due to the following:

                               Year Ended December 31,
                               ----------------------------
                                1998       1999      2000
                               -------   --------   -------
   Federal statutory income
    tax rate.................    (35.0)%     35.0 %   (35.0)%
   State taxes net of Federal
    benefit..................      --         --       (8.6)
   Meals and entertainment...      0.1       17.2       0.4
   Foreign income............     (0.8)     (26.1)     (4.0)
   Research and development
    tax credits..............     (4.0)    (342.8)     (3.8)
   Valuation allowance.......     42.7      363.7      24.5
   Other.....................     (2.9)      (3.1)     (5.5)
                               -------   --------   -------
     Total...................      0.1 %     43.9 %   (32.0)%
                               =======   ========   =======

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

  (Notes referencing the periods ended March 31, 2000 and 2001 are unaudited)


   The components of net deferred income taxes consist of the following:

                                                    December 31,
                                          -----------------------------------
                                            1998        1999         2000
                                          ---------  -----------  -----------
   Current deferred income tax assets:
     Accounts receivable allowances...... $   4,893  $    21,608  $    56,167
     Accrued expenses....................    50,006       77,618      302,284
     Inventory...........................    31,708      194,273    1,471,600
     Warrant expense.....................       --           --     2,772,655
     Valuation allowance.................   (86,607)    (293,499)  (1,448,098)
                                          ---------  -----------  -----------
       Total current deferred income tax
        assets...........................       --           --     3,154,608
                                          ---------  -----------  -----------
   Non-current deferred income tax
    assets:
     Net operating loss carryforwards....   630,728      191,563          --
     Tax credit carryforwards............       --       446,598          --
     Depreciation........................    94,169       30,891      472,066
     Deferred stock compensation.........   148,896      348,510    3,238,757
     Other...............................       --           --        18,449
     Valuation allowance.................  (873,793)  (1,017,562)  (1,155,799)
                                          ---------  -----------  -----------
       Total non-current deferred income
        tax assets.......................       --           --     2,573,473
                                          ---------  -----------  -----------
   Net deferred income tax assets........ $     --   $       --   $ 5,728,081
                                          =========  ===========  ===========

   The Company utilized its NOL carryforwards and tax credit carryforwards during 2000. The current deferred tax asset at December 31, 2000 is included in prepaid expenses and other current assets in the consolidated balance sheet. At each period end, the Company assesses the recoverability of its deferred tax assets by reviewing a number of factors including operating trends, future projections and taxable income, to determine whether a valuation allowance is required to reduce such deferred tax assets to an amount that is more likely than not to be realized. At December 31, 2000 the Company has reviewed its deferred tax assets and believes that the valuation allowance reduces such assets to an amount that is more likely than not to be realized.

10. EMPLOYEE BENEFIT PLAN

   Effective September 1, 1998, the Company established a 401(k) defined contribution plan, in which all of its U.S. employees may participate. Plan participants contribute up to 15% of their eligible compensation to the plan, subject to the statutorily prescribed annual limit. The Company intends the plan to qualify under Section 401(k) of the Internal Revenue Code so that contributions by employees to the plan, and income earned, if any, on plan contributions, are not taxable to employees until withdrawn from the plan. From the plan's inception through March 31, 2000, the Company made matching contributions on behalf of the plan participants at the rate of 25% of participant contributions up to 6% of compensation. The plan was amended on April 1, 2000 for a change in the matching contribution rate to 50% of participant contributions up to 6% of compensation. During 1998, 1999 and 2000, the Company made matching contributions of $4,306, $21,632 and $167,214, respectively.

11. RELATED PARTY TRANSACTIONS

   The Company purchases certain products from certain of its equity holders. For the years ended December 31, 1998, 1999, 2000 and for the three months ended March 31, 2000 and 2001, purchases from such parties have been approximately $1,059,000, $4,438,000, $10,748,000, $2,826,000 and $4,965,000,

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

  (Notes referencing the periods ended March 31, 2000 and 2001 are unaudited)

respectively. At December 31, 1999 and 2000 and at March 31, 2001, accounts payable to these parties were approximately $714,000, $1,244,000 and $2,409,000, respectively.

   During April 2001, the Company guaranteed a lease for ASIP, Inc. ("ASIP") (See Note 13). The guarantee is through December 31, 2005 provided that ASIP continues to meet all terms and conditions of the lease. The total lease payments to be made by ASIP during the guarantee period are approximately $1,500,000.

   One of the Company's directors, is a founder and director of ASIP. Additionally, the Company's President and Chief Executive Officer, and two of its directors, are each directors of ASIP.

   In May 2001, the Company entered into a development and license agreement with ASIP, pursuant to which ASIP will design, develop and prototype certain optical components, and the Company will reimburse ASIP a maximum of $2,500,000 of its development expenses and consign up to $3,500,000 of equipment to ASIP, which ASIP will later have the option to purchase at its then-depreciated value. The agreement also provides that the Company will enter into a supply agreement with ASIP upon ASIP's successful completion and delivery of the component prototypes.


12. GEOGRAPHIC INFORMATION

   Revenues to geographic locations are as follows:

                                                          Three Months Ended
                                                               March 31,
                                                        -----------------------
                        1998       1999        2000        2000        2001
                     ---------- ----------- ----------- ----------- -----------
   North America.... $3,350,841 $17,154,130 $53,260,280 $ 8,506,862 $18,361,540
   Europe...........    486,840   3,179,033  19,355,407   3,744,669  12,661,400
   Asia.............     13,883      61,839     104,818      96,061      44,986
                     ---------- ----------- ----------- ----------- -----------
     Total.......... $3,851,564 $20,395,002 $72,720,505 $12,347,592 $31,067,926
                     ========== =========== =========== =========== ===========

   Revenues to certain geographic locations within Europe are as follows:

   Italy............ $        * $ 1,065,485 $ 7,750,734 $ 1,545,000 $ 3,117,500
                     ========== =========== =========== =========== ===========
   France........... $        * $ 1,372,425 $ 9,129,230 $ 1,821,727 $ 7,977,150
                     ========== =========== =========== =========== ===========
   Germany.......... $  451,382 $         * $         * $         * $         *
                     ========== =========== =========== =========== ===========

* Country's revenues represents less than 10% of total revenue in the respective period.

   Substantially all identifiable assets are located in North America.

13. INVESTMENTS AT COST

   In July 2000, the Company entered into a stock purchase and option agreement with ASIP, Inc ("ASIP") an optical device start-up entity, pursuant to which the Company purchased 1,666,667 shares of ASIP's Series A voting and convertible preferred stock at an aggregate purchase price of $833,334 which represents approximately 18% of ASIP's outstanding voting stock. The Company was also granted an option to purchase, and the Company granted ASIP an option to require the Company to purchase upon the attainment of certain performance goals, 833,333 shares of ASIP's Series B voting and convertible preferred stock at an aggregate purchase price of $1,666,666. In conjunction with this purchase, the Company received this option for no

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

  (Notes referencing the periods ended March 31, 2000 and 2001 are unaudited)

additional cost. Accordingly, such option is being carried at its historical cost since ASIP is not a public entity. The other investors in these transactions are also investors in the Company.

   During January 2001, the Company exercised its option and purchased 833,333 shares of Series B voting and convertible preferred stock for $1,666,666. After this additional purchase, the Company owns approximately 21% of ASIP's outstanding voting stock and began accounting for this investment under the equity method of accounting. ASIP's 2000 results of operations were not material.

   In October 2000, the Company entered into a stock purchase agreement with Internet Machines Corporation ("Internet Machines"), a privately-held optical device company, pursuant to which it purchased 320,671 shares of Internet Machines Series B voting and convertible preferred stock at an aggregate purchase price of $1,555,254. The Company's purchase represents less than 1% of Internet Machines outstanding voting stock. The Company's President and Chief Executive Officer, and one of its directors, are each directors of Internet Machines.

   The above investments are included in other assets in the accompanying consolidated balance sheet.

14. SUPPLEMENTAL SCHEDULE OF NONCASH TRANSACTIONS

   During the three months ended March 31, 2001 the Company financed the acquisition of equipment or software in the amount of $891,472.

   During 2000, the Company granted 2,500,000 Series B convertible preferred stock purchase warrants and 133,406 Class A common stock purchase warrants. The fair value of the warrants was estimated at $6,544,256 and is reflected as a warrant issuance expense (see Note 7).

   During 1997, the Company issued a common stock purchase option to a shareholder in connection with obtaining a line of credit from a shareholder (see Note 5).

   During 1998, 1999 and 2000 the Company financed the acquisition of equipment or software in the amounts of $58,011, $2,033,794 and $2,664,860, respectively.

   During 1999, the Company granted Class A common stock purchase warrants to certain third parties in exchange for their services rendered in connection with the Series A preferred stock financing. The fair value of the warrants was estimated at $330,549 and was reflected as a reduction in the proceeds from issuance of the Series A preferred stock and a credit to additional paid-in capital (see Note 7).

   During 1999, the Company granted Class A common stock purchase warrants to secure equipment financing with a bank. The fair value of the warrants was estimated at $130,636 and was reflected as a financing charge on the accompanying consolidated statement of operations in 1999 and a credit to additional paid-in capital (see Note 7).

15. RESTATEMENT

   Subsequent to the issuance of the Company's financial statements for the year ended December 31, 2000 and for the three months ended March 31, 2001, Company management determined that the estimated fair value of the Company's common stock used to measure compensation expense for certain employee stock option grants should be revised. The estimated fair value of the Company's common stock for the period from September 27, 2000 through November 27, 2000 has been revised to be consistent with possible offering price ranges of the Class A Common stock discussed with the Company's underwriters during that period. As a

               MULTILINK TECHNOLOGY CORPORATION AND SUBSIDIARIES

  (Notes referencing the periods ended March 31, 2000 and 2001 are unaudited)

result, the financial statements for the year ended December 31, 2000 and the three months ended March 31, 2001 have been restated from the amounts previously reported to properly record compensation expense for employee stock option grants.

   A summary of the significant effects on the financial statements for 2000 and for the three months ended March 31, 2001, of the restatement are as follows:

CONSOLIDATED BALANCE SHEETS

                                                        As of March 31, 2001
                           As of December 31, 2000           (unaudited)
                          --------------------------  --------------------------
                               As                          As
                           previously                  previously
                            reported    As restated     reported    As restated
                          ------------  ------------  ------------  ------------
Deferred income taxes...  $  2,517,852  $  2,573,473  $  3,444,888  $  3,581,294
Deferred stock
 compensation...........   (11,174,023)  (12,601,155)  (14,403,608)  (15,623,600)
Additional paid-in-
 capital................    32,592,406    34,162,156    39,058,173    40,627,923
Accumulated deficit.....   (12,400,375)  (12,487,372)  (16,725,416)  (16,938,768)

CONSOLIDATED STATEMENTS OF OPERATIONS

                                                        For the three months
                             For the year ended         ended March 31, 2001
                              December 31, 2000              (unaudited)
                          --------------------------  --------------------------
                               As                          As
                           previously                  previously
                            reported    As restated     reported    As restated
                          ------------  ------------  ------------  ------------
Cost of revenues
  Deferred stock
   compensation.........  $    817,708  $    834,093  $    455,064  $    476,544
Operating Expenses
  Deferred stock
   compensation.........     5,949,899     6,076,132     2,395,318     2,580,978
Operating loss..........    (6,835,472)   (6,978,090)   (7,035,342)   (7,242,482)
Loss before provision
 (benefit) for income
 taxes..................    (5,275,089)   (5,417,707)   (6,920,066)   (7,127,206)
Benefit for income
 taxes..................    (1,692,797)   (1,748,418)   (2,595,025)   (2,675,810)
Net loss................    (3,582,292)   (3,669,289)   (4,325,041)   (4,451,396)
Net loss attributable to
 common shareholders....   (10,052,388)  (10,139,385)   (4,348,815)   (4,475,170)
Net loss per share:
  Basic.................         (0.34)        (0.34)        (0.14)        (0.15)
  Diluted...............         (0.34)        (0.34)        (0.14)        (0.15)

   The composition of the amortization of deferred stock compensation is as follows:
Research and
 development............  $  2,745,188  $  2,824,406  $  1,286,340  $  1,381,342
Sales and marketing.....       524,163       536,526       398,422       422,302
General and
 administrative.........     2,680,548     2,715,200       710,556       777,334
                          ------------  ------------  ------------  ------------
  Total.................  $  5,949,899  $  6,076,132  $  2,395,318  $  2,580,978
                          ============  ============  ============  ============


                                     ******

                    [MULTILINK TECHNOLOGY CORPORATION LOGO]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution.

   The following table sets forth the costs and expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All amounts are estimates except the Securities and Exchange Commission registration fee, the NASD filing fee and The Nasdaq National Market listing fee.

   Securities and Exchange Commission registration fee.............. $   39,600
   NASD filing fee..................................................     15,500
   Nasdaq National Market filing fee................................     95,000
   Printing costs...................................................    650,000
   Legal fees and expenses..........................................    750,000
   Accounting fees and expenses.....................................    550,000
   Transfer Agent and Registrar Fees................................     10,000
   Miscellaneous ...................................................     89,900
                                                                     ----------
     Total.......................................................... $2,200,000
                                                                     ==========

---------------------
* To be filed by amendment

Item 14. Indemnification of Directors and Officers.

   Our articles of incorporation limit the personal liability of our directors for monetary damages to the fullest extent permitted by the California General Corporation Law. Under the California General Corporation Law, a director's liability to a company or its shareholders may not be limited with respect to the following items: (1) acts or omissions that involve intentional misconduct or a knowing and culpable violation of law, (2) acts or omissions that a director believes to be contrary to the best interests of the company or its shareholders or that involve the absence of good faith on the part of the director, (3) any transaction from which a director derived an improper personal benefit, (4) acts or omissions that show a reckless disregard for the director's duty to the company or its shareholders in circumstances in which the director was aware, or should have been aware, in the ordinary course of performing a director's duties, of a risk of a serious injury to the company or its shareholders, (5) acts or omissions that constitute an unexcused pattern of inattention that amounts to an abdication of the director's duty to the company or its shareholders, (6) contracts or transactions between the company and a director within the scope of Section 310 of the California General Corporation Law or (7) improper dividends, loans and guarantees under Section 316 of the California General Corporation Law. The limitation of liability does not affect the availability of injunctions and other equitable remedies available to our shareholders for any violation by a director of the director's fiduciary duty to us or our shareholders.

   Our articles of incorporation also include an authorization for Multilink to indemnify its "agents," as defined in Section 317 of the California General Corporation Law, through bylaw provisions, by agreement or otherwise, to the fullest extent permitted by law. Pursuant to this provision, our bylaws provide for indemnification of our directors, officers and employees. In addition, we may, at our discretion, provide indemnification to persons whom we are not obligated to indemnify.

   Our bylaws also allow us to enter into indemnity agreements with individual directors, officers, employees and other agents. We have entered into these indemnity agreements with all of our directors and executive officers. These agreements provide the maximum indemnification permitted by law. These agreements, together with our bylaws and articles of incorporation, may require us, among other things, to (1) indemnify our directors or executive officers, other than for liability resulting from willful misconduct of a culpable nature,

(2) advance expenses to them as they are incurred, provided that they undertake to repay the amount advanced if it is ultimately determined by a court that they are not entitled to indemnification, and (3) obtain directors' and officers' insurance if available on reasonable terms. Section 317 of the California General Corporation Law and our bylaws make provision for the indemnification of officers, directors and other corporate agents in terms sufficiently broad to indemnify such persons, under certain circumstances, for liabilities, including reimbursement of expenses incurred, arising under the Securities Act of 1933, as amended.

   With the approval of our board of directors, we intend to obtain directors' and officers' liability insurance prior to the effectiveness of this offering.

   There is no pending litigation or proceeding involving any of our directors, officers, employees or agents in which indemnification will be required or permitted. Moreover, we are not aware of any threatened litigation or proceeding that might result in a claim for such indemnification. We believe that the foregoing indemnification provisions and agreements are necessary to attract and retain qualified persons as directors and executive officers.

   The Underwriting Agreement (the form of which is filed as Exhibit 1.1 hereto) provides for indemnification by our underwriters and by for certain liabilities arising under the Securities Act or otherwise.

Item 15. Recent Sales of Unregistered Securities.

   Each share of our Class B common stock is convertible into one share of Class A common stock at any time at the option of the holder, and will automatically convert upon transfer, except to certain permitted transferees as described in our articles of incorporation.

   Following is a description of all securities that the registrant has issued within the past three years without registering the securities under the Securities Act (adjusted for a 200-for-1 stock split in March 1999 and a 10-for-1 stock split in June 2000):

  . In June 1999, we sold an aggregate of 1,670,000 shares of Series A convertible preferred stock (which convert into 16,700,000 shares of Class A common stock) to Brentwood Venture Capital, and certain of its affiliates, for aggregate cash consideration of $15,030,000 (or $.90 per share of Class A common stock).

  . In June 1999, we issued a warrant to purchase 166,670 shares of Class A common stock at an exercise price of $.30 per share to a private investor as a fee in connection with the Series A preferred stock sale.

  . In June 1999, we issued a warrant to purchase 350,000 shares of Class A common stock at an exercise price of $.30 to our law firm.

  . In September 1999, we sold an aggregate of 41,640 shares of Series A convertible preferred stock (which convert into 416,400 shares of Class A common stock) to certain private investors for aggregate cash consideration of $374,760 (or $.90 per share of Class A common stock).

  . In October 1999, we issued a warrant to Imperial Bank to purchase 163,640 shares of Class A common stock at an exercise price of $.55 per share.

  . In February 2000, we issued a warrant to a partner in our law firm to purchase 100,000 shares of Class A common stock at an exercise price of $1.35 per share.

  . Between March 2000 and May 2000, we sold an aggregate of 1,000,000 shares of Series B convertible preferred stock (which convert into 10,000,000 shares of Class A common stock) to certain private investors for aggregate cash consideration of $40,000,000 (or $4.00 per share of Class A common stock).

  . In May 2000, we issued a warrant to purchase 250,000 shares of Series B convertible preferred stock (which convert into 2,500,000 shares of Class A common stock) to a strategic partner at an exercise price of $40 per share (or $4.00 per share of Class A common stock) in connection with a technology development arrangement.

  . In May 2000, we issued warrants to purchase an aggregate of 250,000 shares of Series B convertible preferred stock (which convert into 2,500,000 shares of Class A common stock) to our Series A preferred shareholders at an exercise price of $40 per share (or $4.00 per share of Class A common stock) pursuant to the terms of an investors' rights agreement.

  . In August 2000, we issued warrants to purchase an aggregate of 33,406 shares of Class A common stock to 3 vendors at an exercise price of $4.00 per share.

  . From July 1998 through June 12, 2001, we granted stock options to purchase an aggregate of 44,352,450 shares of Class A common stock to employees and consultants with aggregate exercise prices ranging from $0.008 to $5.75 per share pursuant to our stock option plans. As of June 12, 2001, 108,583 shares of Class A common stock have been issued upon exercise of options.

   No underwriters were used in connection with these sales and issuances above. We relied upon Section 4(2) of the Securities Act in each of the private placement transactions listed above. We determined, based on information received from the investors, including questionnaires and representations contained in the purchase agreements, that each investor was either an accredited investor or had such knowledge and experience in financial matters such that he or she was capable of evaluating the merits and risks of the investments. All recipients either received adequate information about us or had access, through employment or other relationships, to such information. The recipients of securities in each transaction represented their intention to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates and other instruments issued in such transactions.

Item 16. Exhibits and Financial Statement Schedules.

(a) Exhibits.

 Number                              Description
 ------                              -----------
  1.1*  Form of Underwriting Agreement

  3.1* Amended and Restated Articles of Incorporation of the Registrant, as amended

  3.2*  Amended and Restated Bylaws of the Registrant

  4.1*  Specimen Class A Common Stock certificate

  5.1* Opinion of Allen Matkins Leck Gamble & Mallory LLP as to the legality of the shares being registered

  9.1*  Amended and Restated Voting Trust Agreement dated March 8, 1999

 10.1* Form of Indemnification Agreement entered into by the Registrant and each of its directors and officers

 10.2*  1998 Stock Option Plan, as amended

 10.3*  1999 Stock Option Plan, as amended

 Number                                Description
 ------                                -----------
 10.4*   2000 Stock Incentive Plan, as amended

 10.5*   2000 Employee Stock Purchase Plan, as amended

 10.6* Amended and Restated Investors Rights Agreement, dated March 31, 2000, among the Registrant and the shareholders named therein, as amended

 10.7*   Lease dated March 10, 1999, between the Registrant and Spieker
         Properties, L.P., as amended

 10.8* Facilities Use Agreement dated April 5, 1999, between the Registrant and TRW, Inc.

 10.9*   Sublease Agreement dated August 1999, between the Registrant and IMS
         Health Incorporated

 10.10*  Lease Agreement dated November 18, 1999, between the Registrant and
         First Industrial, L.P.

 10.11*  Master Lease Agreement dated September 14, 1999, between the
         Registrant and Imperial Bank Equipment Leasing, a Division of Imperial
         Bank

 10.12+* Supply Agreement dated June 29, 1997, between the Registrant and TRW,
         Inc., as amended

 10.13+* Semiconductor Development Agreement dated May 18, 2000, between the
         Registrant and International Business Machines Corporation

 10.14+* Joint Development Agreement effective as of May 18, 2000, between the
         Registrant and International Business Machines

 10.15+* Development Agreement dated September 1, 1999, by and between the
         Registrant and Tyco Submarine Systems Ltd.

 10.16*  Second Amendment to Lease dated October 12, 2000 between the
         Registrant and Spieker Properties, L.P.

 10.17+* Development and License Agreement dated as of May 25, 2001, by and between the Registrant and ASIP, Inc.

 21.1*   Subsidiaries of the Registrant

 23.1    Consent of Deloitte & Touche LLP, Independent Accountants

 23.2* Consent of Allen Matkins Leck Gamble & Mallory LLP (contained in the opinion filed as Exhibit 5.1 hereto)

 24.1*   Power of Attorney (See Page II-6)

---------------------
* Previously filed
+ Confidential treatment requested for portions of these exhibits

(b) Financial Statement Schedules.

   All schedules are omitted because they are inapplicable or the requested information is shown in the consolidated financial statements of the registrant or related notes thereto.

Item 17. Undertakings.

   The undersigned registrant hereby undertakes to provide to the underwriters at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as required by the underwriters to permit prompt delivery to each purchaser.

   Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

   The undersigned registrant hereby undertakes that:

   (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be a part of this registration statement as of the time it was declared effective.

   (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Somerset, State of New Jersey, on the 15th day of June 2001.


                                          MULTILINK TECHNOLOGY CORPORATION

                                               /s/ Richard N. Nottenburg
                                          By: _________________________________
                                                   Richard N. Nottenburg
                                               President and Chief Executive
                                                          Officer

   Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities indicated below on the 15th day of June 2001.


               Signature                                 Title
               ---------                                 -----

     /s/ Richard N. Nottenburg          President, Chief Executive Officer and
 ______________________________________  Director (Principal Executive
         Richard N. Nottenburg           Officer)

                   *                    Chief Financial Officer (Principal
 ______________________________________  Financial and Accounting Officer),
            Eric M. Pillmore             Senior Vice President and Secretary

                   *                    Executive Vice President and Director
 ______________________________________
              Jens Albers

                   *                    Director
 ______________________________________
           G. Bradford Jones

                   *                    Director
 ______________________________________
              John Walecka

                   *                    Director
 ______________________________________
            Stephen Forrest

                   *                    Director
 ______________________________________
            Edward J. Zander

     /s/ Richard N. Nottenburg
 * ____________________________________
            Attorney-in-fact

                                 EXHIBIT INDEX

 Number                                Description
 ------                                -----------
  1.1*   Form of Underwriting Agreement

  3.1* Amended and Restated Articles of Incorporation of the Registrant, as amended

  3.2*   Amended and Restated Bylaws of the Registrant

  4.1*   Specimen Class A Common Stock certificate

  5.1* Opinion of Allen Matkins Leck Gamble & Mallory LLP as to the legality of the shares being registered

  9.1*   Amended and Restated Voting Trust Agreement dated March 8, 1999

 10.1* Form of Indemnification Agreement entered into by the Registrant and each of its directors and officers

 10.2*   1998 Stock Option Plan, as amended

 10.3*   1999 Stock Option Plan, as amended

 10.4*   2000 Stock Incentive Plan, as amended

 10.5*   2000 Employee Stock Purchase Plan, as amended

 10.6* Amended and Restated Investors Rights Agreement, dated March 31, 2000, among the Registrant and the shareholders named therein, as amended

 10.7*   Lease dated March 10, 1999, between the Registrant and Spieker
         Properties, L.P., as amended

 10.8* Facilities Use Agreement dated April 5, 1999, between the Registrant and TRW, Inc.

 10.9*   Sublease Agreement dated August 1999, between the Registrant and IMS
         Health Incorporated

 10.10*  Lease Agreement dated November 18, 1999, between the Registrant and
         First Industrial, L.P.

 10.11*  Master Lease Agreement dated September 14, 1999, between the
         Registrant and Imperial Bank Equipment Leasing, a Division of Imperial
         Bank

 10.12+* Supply Agreement dated June 29, 1997, between the Registrant and TRW,
         Inc., as amended

 10.13+* Semiconductor Development Agreement dated May 18, 2000, between the
         Registrant and International Business Machines Corporation

 10.14+* Joint Development Agreement effective as of May 18, 2000, between the
         Registrant and International Business Machines

 10.15+* Development Agreement dated September 1, 1999, by and between the
         Registrant and Tyco Submarine Systems Ltd.

 10.16*  Second Amendment to Lease dated October 12, 2000 by and between the
         Registrant and Spieker Properties L.P

 10.17+* Development and License Agreement dated as of May 25, 2001, by and between the Registrant and ASIP, Inc.

 21.1*   Subsidiaries of the Registrant

 23.1    Consent of Deloitte & Touche LLP, Independent Accountants

 23.2* Consent of Allen Matkins Leck Gamble & Mallory LLP (contained in the opinion filed as Exhibit 5.1 hereto)

 24.1*   Power of Attorney (See Page II-6)

---------------------
 * Previously filed
+  Confidential treatment requested for portions of these exhibits